As filed with the U.S. Securities and Exchange Commission on July 3, 2018
Registration No.333-226042

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-1/A
(Amendment No. 1)
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

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American Resources Corporation
(Exact name of registrant as specified in its charter)
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Florida	1200	46-3914127
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
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9002 Technology Drive
Fishers, IN 46038
Tel.: (606) 637-3740
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
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I. Andrew Weeraratne
7135 Collins Ave., No. 624
Miami Beach, FL 33141
Tel.: (606) 637-3740
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies to:
Clifford J. Hunt Law Office of Clifford J. Hunt, P.A. 8200 Seminole Boulevard Seminole, Florida 33772 (727) 471-0444
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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE
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Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, par value $0.0001 per share	40,000,000	$1.20	$48,000,000	$5,976.00

(1)
Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2)
Estimated solely for the purpose of calculating the registration fee.
(3)
The registrant previously paid $3,706.80 of the total registration fee in connection with a previous filing of a registration statement, resulting in $2,269.20 due by the registrant.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DRAFT DATED JULY 3, 2018
PRELIMINARY PROSPECTUS

40,000,000 Shares

American Resources Corporation

Class A Common Stock
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This is a public offering of the Class A Common stock (or also referred to as “Common Stock”) of American Resources Corporation, a Florida corporation. Prior to this offering, there has been limited public market for our Common Stock on the OTC Markets under the ticker AREC. We are selling up to 40,000,000 shares of Common Stock. There are no selling shareholders in this offering.

The public offering price of the Common Stock is expected to be $1.20 per share, although subject to change. Our common stock is currently quoted on the OTC Market Group, Inc.’s OTCQB tier under the symbol “AREC”. On June 29, 2018, the last reported sale price of our common stock was $1.15 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Risk Factors” and “Prospectus Summary—Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
______________________

The date of this prospectus is July 3, 2018

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	4
OTHER INFORMATION	4
SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES	4
PROSPECTUS SUMMARY	5
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	37
USE OF PROCEEDS	40
DETERMINATION OF OFFERING PRICE	40
PLAN OF DISTRIBUTION	41
DESCRIPTION OF SECURITIES TO BE REGISTERED	42
INTERESTS OF NAMED EXPERTS AND COUNSEL	45
INFORMATION WITH RESPECT TO THE REGISTRANT	46
DESCRIPTION OF PROPERTY	62
LEGAL PROCEEDINGS	62
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	62
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	63
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	81
DIRECTORS AND EXECUTIVE OFFICERS	81
EXECUTIVE COMPENSATION	84
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	86
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND COPORATE GOVERNANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE	87
WHERE YOU CAN FIND MORE INFORMATION	88
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	88
INDEX TO FINANCIAL STATEMENTS	F-1
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
EXHIBITS	II-4
UNDERTAKINGS	II-5

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You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on behalf of us or the information to which we have referred you. Neither we, nor the underwriters (if any underwriters are engaged) have authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters (if any underwriters are engaged) are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Terms Used in this Prospectus

All references in this prospectus to:

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“American Resources Corporation,” the “Company,” “ARC”, “AREC”, “us,” “we,” “our,” or “ours” or like terms when used in the present tense or prospectively refer to American Resources Corporation and its subsidiaries, including its wholly-owned subsidiary, Quest Energy Inc. American Resources Corporation is the issuer in this offering.

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“Common shares” or “Common stock” refers to Class A Common shares of the Company, par value $0.0001, as defined in the Company’s Articles of Incorporation, as amended. There is no other class of common shares of the Company authorized or issued other than the Class A Common shares. The term “stock” and “shares” are used interchangeably.

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“Coal mining permits” refers to permits from Kentucky Department of Natural Resources or Indiana Department of Natural Resources (as the case may be) and includes permits for coal extraction, processing, rail loading, and storage of refuse and/or slurry.

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Tons refer to short tons, unless otherwise indicated.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information otherwise. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

OTHER INFORMATION

Our website address is www.americanresourcescorp.com. We expect to make our periodic reports and other information filed with or furnished to the Securities Exchange Commission (“SEC”), available free of charge through a link on our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

Total common stock offered by the Company	Up to 40,000,000 shares of Class A Common Stock.
Use of proceeds
We expect to receive approximately $48 million of net proceeds, based upon the assumed offering price of $1.20 per share.
The Company will use the proceeds of this offering to fund organic and acquisitive growth and other uses as described in the “Use of Proceeds” section. The Company will use the proceeds, among other things, to initiate coal production on certain permits the Company owns and act upon certain acquisition opportunities, both those that are in close proximity to our current operations and those that would create another “hub” from which we can enhance business expansion. We have not yet made final investment decisions with respect to any of these potential projects and we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes described above.

Please read “Use of Proceeds.”

Dividend policy
While we have not paid any dividends on our common stock since our inception, our longer-term objective is to pay dividends in order to enhance stockholder returns when the Board of Directors deems such action as in the best interest of its shareholders. Please read “Dividend Policy.”

Listing and trading symbol	Currently our stock is listed on the OTC Markets OTCQB tier under the ticker “AREC”.
Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

The information above does not include 4,000,000 shares of Class A Common Stock reserved for issuance pursuant to the Employee Incentive Stock Option Plan, none of which is issued as of the date of this document.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the information under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The information presented in this prospectus assumes a public offering price of $1.20 per common share.

About Us

We are a low-cost producer of primarily high-quality, metallurgical coal in eastern Kentucky. We began our Company on October 2, 2013 and changed our name from Natural Gas Fueling and Conversion Inc. to NGFC Equities, Inc. on February 25, 2015, and then changed our name from NGFC Equities, Inc. to American Resources Corporation on February 17, 2017. On January 5, 2017, ARC executed a Share Exchange Agreement between the Company and Quest Energy Inc., a private company incorporated in the State of Indiana with offices at 9002 Technology Lane, Fishers IN 46038, and due to the fulfillment of various conditions precedent to closing of the transaction, the control of the Company was transferred to the Quest Energy shareholders on February 7, 2017 resulting in Quest Energy becoming a wholly-owned subsidiary of ARC. Through its wholly-owned subsidiary Quest Energy, which is an Indiana corporation founded in June 2015, ARC was able to acquire coal mining and coal processing operations, substantially all located in eastern Kentucky. The Company is currently in the process of expanding its coal production at three of its producing mines, starting production at five other mines, and acquiring additional mines and reserves, all located in eastern Kentucky; which, with our current cash and investments, expected net proceeds from this offering, and projected cash flow from operations, will help enable or accelerate such expansion. We believe each of these projects possesses geologic and logistical advantages that will make our coal producing among the lowest-cost coal production in the United States. A majority of our domestic and international target customer base includes blast furnace steel mills and coke plants, as well as international metallurgical coal consumers, domestic electricity generation utilities, and other industrial customers.

We achieved initial commercial production of metallurgical coal in September 2016 from our McCoy Elkhorn Mine #15 and from our McCoy Elkhorn Carnegie 1 Mine in March 2017. In October 2017 we achieved commercial production of thermal coal from our Deane Mining Access Energy Mine and from our Deane Mining Razorblade Surface Mine in May 2018. We believe that we will be able to take advantage of recent increases in U.S. and global benchmark metallurgical and thermal coal prices and intend to opportunistically increase the amount of our projected production that is directed to the export market to capture favorable differentials between domestic and global benchmark prices. The Company is also able to increase its operating margin by washing and/or loading to rail third party coal for a profit at its owned preparation plants or rail loadouts while also covering the cost of washing and loading the company’s internal production. The Company commenced operations of two out of four of its internally owned preparation plants in July of 2016 (Bevins #1 and Bevins #2 Prep Plants at McCoy Elkhorn), with a third preparation plant commencing operation in October 2017 (Mill Creek Prep Plant at Deane Mining).

Current Projects

Quest Energy has five coal mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company, “McCoy Elkhorn”), Knott County Coal LLC (“Knott County Coal”), Deane Mining LLC (“Deane Mining”), ERC Mining Indiana Corporation (“ERC”), and Quest Processing LLC (“Quest Processing”), all of which are located in eastern Kentucky within the Central Appalachian coal basin, with the exception of ERC Mining Indiana Corporation, which is located in southwestern Indiana in the Illinois coal basin. Below is an organizational and ownership chart of our Company.

The coal reserves under control by the Company generally comprise of metallurgical coal (used for steel making), pulverized coal injections (“PCI”, used in the steel making process) and high-BTU, low sulfur, low moisture bituminous coal used for a variety of uses within several industries, including industrial customers, specialty products and thermal coal used for electricity generation.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an emerging growth company, unlike public companies that are not emerging growth companies under the JOBS Act, we will not be required to:

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provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

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provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

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comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

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provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on the executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); or

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obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

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the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

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the date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of our most recently completed second fiscal quarter);

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the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

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the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards, but we intend to irrevocably opt out of the extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates in which adoption of such standards is required for other public companies.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” and the following risks before making an investment decision. The trading price of our common stock could decline and our ability to pay dividends may be reduced due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Small Company Size and Liquidity Risks

As a start-up or development stage company, our business and prospects are difficult to evaluate because we have a very limited operating history and our business model is evolving, an investment in us is considered a high-risk investment whereby you could lose your entire investment.

We have recently commenced operations and, therefore, we are considered a “start-up” or “development stage” company. We have had limited income from the sale of the coal from our mining operations. We will incur significant expenses in order to implement our business plan. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated developmental expenses, and advertising and marketing expenses. We cannot assure you that our proposed business plan will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

We have limited assets, have incurred operating losses and have limited current sources of revenue.

We have limited assets and limited revenues since our inception in 2015.  Since our inception, we have incurred annual operating losses.  As of the end of the 3 months ending on March 31, 2018, our unaudited net loss from operations was $2,463,543.  We have only recently started generating revenue and such revenue is concentrated among a small number of customers and a small number of operations. We can provide no assurance that any of our current or future assets will produce any material revenues for our stockholders, or that any such business will operate on a profitable basis.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We have had net losses in each quarter since our inception. We expect that we will continue to incur net losses for the foreseeable future. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our business is early development stage, consisting of the development, marketing, and sale of our coal. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses.  Further, as we are a development stage enterprise, we expect that net losses and the working capital deficiency will continue. If we incur additional significant operating losses, our stock price may decline, perhaps significantly.

We have yet to achieve positive cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We have had unaudited negative cash flow from operating activities of $1,059,285 for the 3 months ending on March 31, 2018. We anticipate that we will continue to have negative cash flow from operating and investing activities for the foreseeable future as we expect to incur increased coal mining development expenses and make significant capital expenditures in our efforts to commence mining operations at our various permit sites. Our business also will at times require significant amounts of working capital to support our growth, particularly as we acquire infrastructure and equipment to support our new mining operations. An inability to generate positive cash flow for the foreseeable future may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability. There can be no assurance we will achieve positive cash flow in the foreseeable future.

We may need access to additional financing, which may not be available to us on acceptable terms or at all, and there is a substantial doubt about our ability to continue as a going concern. If we cannot access additional financing when we need it and on acceptable terms, our business, prospects, financial condition, operating results and ability to continue as a going concern could be adversely affected.

Our growth-oriented business plan to mine and sell coal from our various permits and facilities will require significant continued capital investment. Our independent registered public accounting firm for the fiscal year ended December 31, 2016 and December 31, 2017, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for those years indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all, particularly given that we do not now have a committed credit facility with any government or financial institution. If we cannot obtain additional financing when we need it and on terms acceptable to us, our business, prospects, financial condition, operating results and ability to continue as a going concern could be adversely affected.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited and if we are unable to secure such financing, our profitability may be adversely affected.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited as banks and other financial institutions may be reluctant to extend credit to businesses they perceive as lacking prolonged operating histories, an industry that may be politically undesirable, and limited information relating to revenues and costs upon which they can evaluate the merits and risks of any such credit extension. Our inability to secure bank credit facilities (or some other form of cash/liquid injection) may have an adverse effect on our results of operations. Due to our limited operating history and limited assets, and the lag often existing between commencing business operations and profitability, in the absence of such bank financing, we may be forced to rely solely on revenues generated from our business operations in order to support our company, which revenues may not be sufficient to meet our operating and administrative expenses. If we do not have sufficient cash to meet our expenses, whether from revenues or bank credit, we may have to curtail or cease business operations.

Holders of the Series A Preferred Stock will control the operations of the Company for the foreseeable future.

The holders of the Series A Preferred Stock can convert their shares to common stock of the Company on a basis of one share of Series A Preferred Stock to 3 and 1/3 shares of common stock and are the beneficiary of certain enhanced anti-dilution protection. Furthermore, holders of the Series A Preferred Stock will vote on Company matters on an “as-converted” basis of one vote of Series A Preferred Stock to 33 and 1/3 votes of common stock. As a result of this Series A Preferred stock ownership, the holders of the Series A Preferred Stock will continue to influence the vote on all matters submitted to a vote of our shareholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and the approval of significant corporate transactions.

We have never declared or paid a cash dividend on our shares nor will we in the foreseeable future.

You will not receive dividend income from an investment in the shares and as a result, the purchase of the shares should only be made by an investor who does not expect a dividend return on the investment.

We currently intend to retain future earnings, if any, to finance the operation and expansion of our business. Accordingly, investors who anticipate the need for immediate income from their investments by way of cash dividends should refrain from purchasing any of our securities. As we do not intend to declare dividends in the future, you may never see a return on your investment and you indeed may lose your entire investment.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

Our common stock is subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We will incur professional fees in connection with being a reporting company under the Securities Exchange Act of 1934, as amended.

Our Company is subject to the reporting requirements of the 1934 Act and as such, we are required to file 10-Ks, 10-Qs and 8-Ks and other reports with the Securities and Exchange Commission. We will incur professional fees (i.e., attorney, auditors and filing agents) in connection with the preparation and filing of such reports and we currently anticipate such costs to range from $25,000 to $50,000 per year. If we are unable to file such reports, we will be delinquent in our filings which could adversely affect the marketability of the Shares.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

As a reporting company under the 1934 Act, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the 1934 Act.

Future sales of restricted shares could decrease the price a willing buyer would pay for shares of our common stock, could cause our price to decline and could impair our ability to raise capital.

Future sales of common stock by existing shareholders or a new issuance by the Company under exemptions from registration or through a subsequent registered offering could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. We are unable to predict the effect, if any, that market sales of these shares, or the availability of these shares for future sale, will have on the prevailing market price of our common stock at any given time.

You may not be able to resell any shares you purchased.

There is an extremely limited trading market for our common stock at present. There is no assurance that any trading market will be present. This means that it may be hard or impossible for you to find a willing buyer for your shares should you decide to sell them in the future.

Risks Related to Our Business

The majority of our properties have not yet been developed into producing coal mines and, if we experience any development delays or cost increases, our business, financial condition, and results of operations could be adversely affected.

We have not yet completed our development plan and do not expect to have full annual production from all of our properties until sometime in the future. We expect to incur significant capital expenditures until we have completed the development of our properties. In addition, the development of our properties involves numerous regulatory, environmental, political and legal uncertainties that are beyond our control and that may cause delays in, or increase the costs associated with, their completion. Accordingly, we may not be able to complete the development of the properties on schedule, at the budgeted cost or at all, and any delays beyond the expected development periods or increased costs above those expected to be incurred could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

In connection with the development of our properties, we may encounter unexpected difficulties, including the following:

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shortages of materials or delays in delivery of materials;

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unexpected operational events;

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facility or equipment malfunctions or breakdowns;

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unusual or unexpected adverse geological conditions;

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cost overruns;

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failure to obtain, or delays in obtaining, all necessary governmental and third-party rights-of-way, easements, permits, licenses and approvals for the development, construction and operation of one or more of our properties;

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weather conditions and other catastrophes, such as explosions, fires, floods and accidents;

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difficulties in attracting a sufficient skilled and unskilled workforce, increases in the level of labor costs and the existence of any labor disputes; and

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local and general economic and infrastructure conditions.

If we are unable to complete or are substantially delayed in completing the development of any of our properties, our business, financial condition, results of operations cash flows and ability to pay dividends to our stockholders could be adversely affected.

Because we have limited operating history and have not yet generated significant revenues or operating cash flows, you may have difficulty evaluating our ability to successfully implement our business strategy.

Because of our limited operating history, the operating performance of our properties and our business strategy have not yet been proven. As a result, our historical financial statements do not provide a meaningful basis to evaluate our operations or our ability to achieve our business strategy. Therefore, it may be difficult for you to evaluate our business and results of operations to date and assess our future prospects.

In addition, we may encounter risks and difficulties experienced by companies whose performance is dependent upon newly-constructed or newly-acquired assets, such as any one of our properties failing to perform as expected, having higher than expected operating costs, having lower than expected customer revenues, or suffering equipment breakdown, failures or operational errors. We may be less successful in achieving a consistent operating level capable of generating cash flows from our operations as compared to a company whose major assets have had longer operating histories. In addition, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major assets have had longer operating histories.

We have limited operating history and our future performance is uncertain.

We are an early stage enterprise and will continue to be so until commencement of substantial production from our coal properties. We have only recently commenced limited production at one of our properties. We have generated substantial net losses and negative cash flows from operating activities since our inception and expect to continue to incur substantial net losses as we continue our mine development program. We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. New companies must develop successful business relationships, establish operating procedures, hire staff, install management information and other systems, establish facilities and obtain licenses, as well as take other measures necessary to conduct their intended business activities. We may not be successful in implementing our business strategies or in completing the development of the infrastructure necessary to conduct our business as planned. In the event that one or more of our mine development programs are not completed or are delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. As a result of industry factors or factors relating specifically to us, we may have to change our methods of conducting business, which may cause a material adverse effect on our results of operations, financial condition and ability to pay dividends to our stockholders.

We will likely depend on a limited number of customers for a significant portion of our revenues.

We will likely depend on a limited number of customers for a significant portion of our revenues. The failure to obtain additional customers or the loss of all or a portion of the revenues attributable to any customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise, could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

We expect that our customer base will be highly dependent on a small number of customers.

The majority of all of the coal that we produce, or plan to produce, is sold to steel producers. Therefore, demand for our coal will be highly correlated to the steel industry. The steel industry’s demand for metallurgical coal is affected by a number of factors including the cyclical nature of that industry’s business, technological developments in the steel-making process and the availability of substitutes for steel such as aluminum, composites and plastics. A significant reduction in the demand for steel products would reduce the demand for metallurgical coal, which would have a material adverse effect upon our business, cash flows and results of operations. Similarly, if less expensive ingredients could be used in substitution for metallurgical coal in the integrated steel mill process, the demand for metallurgical coal would materially decrease, which would also materially adversely affect demand for our metallurgical coal.

We do not expect to enter into long-term sales contracts for our coal and as a result we will be exposed to fluctuations in market pricing.

Sales commitments for our coal typically are not long-term in nature and are generally no longer than one year in duration. Many coal transactions in the U.S. are done on a calendar year basis, where both prices and volumes are fixed in the third and fourth quarter for the following calendar year. Globally the market is evolving to shorter term pricing. Some annual contracts have shifted to quarterly contracts and growing volumes are being sold on an indexed basis, where prices are determined by averaging the leading spot indexes reported in the market. As a result, once we commence operations and enter into agreements with customers, we will be subject to fluctuations in market pricing. We will not be protected from oversupply or market conditions where we cannot sell our coal at economic prices. Metallurgical coal has been an extremely volatile commodity over the past ten years and prices may become volatile again in the future given the recent rapid increase. There can be no assurances we will be able to mitigate such conditions as they arise. Any sustained failure to be able to market our coal during such periods would have a material adverse effect on our business, results of operations, cash flows and ability to pay dividends to our stockholders.

Product alternatives may reduce demand for our products.

The majority of our coal production in the near term will be comprised of metallurgical coal or pulverized coal injection (PCI), both which typically command a price premium over the majority of other forms of coal because of its use in blast furnaces for steel production. Metallurgical coal has specific physical and chemical properties, which are necessary for efficient blast furnace operation. Steel producers are continually investigating alternative steel production technologies with a view to reducing production costs. The steel industry has increased utilization of electric arc furnaces or pulverized coal injection processes, which reduce or eliminate the use of furnace coke, an intermediate product produced from metallurgical coal and, in turn, generally decreases the demand for metallurgical coal. Many alternative technologies are designed to use lower quality coals or other sources of carbon instead of higher cost high-quality metallurgical coal. While conventional blast furnace technology has been the most economic large-scale steel production technology for a number of years, and emergent technologies typically take many years to commercialize, there can be no assurance that over the longer term competitive technologies not reliant on metallurgical coal could emerge which could reduce the demand and price premiums for metallurgical coal.

Moreover, we may produce and market other coal products, such as thermal coal, which are also subject to alternative competition. Alternative technologies are continually being investigated and developed in order to reduce production costs or minimize environmental or social impact. If competitive technologies emerge that use other materials in place of our products, demand and price for our products might fall.

We face uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs and decreased profitability.

Coal is economically recoverable when the price at which coal can be sold exceeds the costs and expenses of mining and selling the coal. Forecasts of our future performance are based on, among other things, estimates of our recoverable coal reserves. We base our reserve information on geologic data, coal ownership information and current and proposed mine plans. We have not independently verified any of the reserves information, including coal qualities within the reserve areas, coal heights, and reserve boundaries, and our information comes primarily from previously prepared reports by prior management and other third parties. Reserve estimates are periodically updated to reflect past coal production, if any, new drilling information, other geologic or mining data, and changes to coal price expectations or the cost of production and sale. There are numerous uncertainties inherent in estimating quantities and qualities of coal and costs to mine recoverable reserves, including many factors beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Some of the factors and assumptions that can impact economically recoverable coal reserve estimates include:

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geologic and mining conditions;

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historical production from the area compared with production from other producing areas;

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the assumed effects of environmental and other regulations and taxes by governmental agencies;

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our ability to obtain, maintain and renew all required permits;

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future improvements in mining technology;

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assumptions related to future prices; and

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future operating costs, including the cost of materials, and capital expenditures.

Each of the factors that impacts reserve estimation may vary considerably from the assumptions used in estimating the reserves. For these reasons, estimates of coal reserves may vary substantially. Actual production, revenues and expenditures with respect to our future coal reserves will vary from estimates, and these variances may be material. As a result, our estimates may not accurately reflect our actual future coal reserves.

Our inability to acquire additional coal reserves that are economically recoverable may have a material adverse effect on our future profitability.

Our profitability depends substantially on our ability to mine, in a cost-effective manner, coal reserves that possess the quality characteristics that prospective customers desire. Because our reserves will decline as we mine our coal, our future profitability depends upon our ability to acquire additional coal reserves that are economically recoverable to replace the reserves we will produce. If we fail to acquire or develop sufficient additional reserves over the long term to replace the reserves depleted by our production, our existing reserves could eventually be exhausted.

The status of our idled mines, our lack of operating history and multiple coal quality levels and inability to send test shipments to our prospective customers may negatively impact our ability to develop our initial customer base.

As a company with limited operating history and several idled, non-producing mines, our potential customer base is also uncertain. Our ability to commence operations and begin shipments to customers will be impacted by any potential mine rehabilitation work or start-up timing and costs.

Deterioration in the global economic conditions in any of the industries in which prospective customers operate, a worldwide financial downturn, such as the 2008-2009 financial crisis, or negative credit market conditions could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Economic conditions in the industries in which most of our prospective customers operate, such as steelmaking and electric power generation, substantially deteriorated in recent years and reduced the demand for coal. According to the US Energy Information Agency (“EIA”), total thermal and metallurgical coal production in the Central Appalachian Basin is expected to gradually decline. A deterioration of economic conditions in our prospective customers’ industries could cause a decline in demand for and production of metallurgical coal. Renewed or continued weakness in the economic conditions of any of the industries served by prospective customers could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders. For example:

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demand for metallurgical coal depends on domestic and foreign steel demand, which if weakened would negatively impact our revenues, margins and profitability;

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the tightening of credit or lack of credit availability to prospective customers could adversely affect our ability to collect our trade receivables; and

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our ability to access the capital markets may be restricted at a time when we intend to raise capital for our business, including for capital improvements and exploration and/or development of coal reserves.

 Prices for coal are volatile and can fluctuate widely based upon a number of factors beyond our control, including oversupply relative to the demand available for our coal and weather. A substantial or extended decline in the prices we receive for our coal could adversely affect our business, results of operations, financial condition, cash flows and ability to pay dividends to our stockholders.

Our financial results will be significantly affected by the prices we receive for our coal and depend, in part, on the margins that we will receive on sales of our coal. Our margins will reflect the price we receive for our coal over our cost of producing and transporting our coal. Prices and quantities under U.S. domestic metallurgical coal sales contracts are generally based on expectations of the next year’s coal prices at the time the contract is entered into, renewed, extended or re-opened, Pricing in the global seaborne market is typically negotiated quarterly, however, increasingly the market is moving towards shorter term pricing models. The expectation of future prices for coal depends upon many factors beyond our control, including the following:

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the market price for coal;

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overall domestic and global economic conditions, including the supply of and demand for domestic and foreign coal, coke and steel;

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the consumption pattern of industrial consumers, electricity generators and residential users;

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weather conditions in our markets that affect the demand for thermal coal or that affect the ability to produce metallurgical coal;

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competition from other coal suppliers;

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technological advances affecting energy consumption;

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the costs, availability and capacity of transportation infrastructure;

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the impact of domestic and foreign governmental laws and regulations, including environmental and climate change regulations and regulations affecting the coal mining industry, and delays in the receipt of, failure to receive, failure to maintain or revocation of necessary governmental permits; and

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increased utilization by the steel industry of electric arc furnaces or pulverized coal injection processes, which reduce or eliminate the use of furnace coke, an intermediate product produced from metallurgical coal, and generally decrease the demand for metallurgical coal.

Metallurgical coal has been an extremely volatile commodity over the past 10 years, as steel production growth in Asia underpinned demand growth, while the market experienced two supply shocks from flooding events in Australia’s Queensland and a third in 2016 caused by a reduction in Chinese domestic production. The first severe flooding sent global metallurgical coal prices from $98 per MT in 2007 to $305 per MT in 2008. A second round of flooding disrupted the Australian supply chain in 2011, and prices jumped from $129 per MT to $330 per MT. The temporary supply disruptions caused major price spikes, which, while short-lived, resulted in a period of elevated prices, before declining once supply normalized, and production growth that high prices incentivized eventually came online. The slow decline in global prices since 2011 forced high-cost U.S. suppliers who could not compete in the export market to reduce output. Any decline in the prices of and demand for coal could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Increased competition or a loss of our competitive position could adversely affect sales of, or prices for, our coal, which could impair our profitability. In addition, foreign currency fluctuations could adversely affect the competitiveness of our coal abroad.

We will compete with other producers primarily on the basis of coal quality, delivered costs to the customer and reliability of supply. We expect to compete primarily with U.S. coal producers and with some Canadian coal producers for sales of metallurgical coal to domestic steel producers and, to a lesser extent, thermal coal to electric power generators. We also expect to compete with both domestic and foreign coal producers for sales of metallurgical coal in international markets. Certain of these coal producers may have greater financial resources and larger reserve bases than we do. We expect to sell coal to the seaborne metallurgical coal market, which is significantly affected by international demand and competition.

We cannot assure you that competition from other producers will not adversely affect us in the future. The coal industry has experienced consolidation over the past 10 years, including consolidation among some of our major competitors. We cannot assure you that the result of current or further consolidation in the coal industry, or the reorganization through bankruptcy of competitors with large legacy liabilities, will not adversely affect us. A number of our competitors have idled production over the last year in light of lower metallurgical coal prices in 2015 and the first half of 2016. The recent increase in coal prices in 2017 and 2018 could encourage existing producers to expand capacity or could encourage new producers to enter the market.

In addition, we face competition from foreign producers that sell their coal in the export market. Potential changes to international trade agreements, trade concessions, foreign currency fluctuations or other political and economic arrangements may benefit coal producers operating in countries other than the United States. Additionally, North American steel producers face competition from foreign steel producers, which could adversely impact the financial condition and business of our prospective customers. We cannot assure you that we will be able to compete on the basis of price or other factors with companies that in the future may benefit from favorable foreign trade policies or other arrangements. Coal is sold internationally in U.S. dollars and, as a result, general economic conditions in foreign markets and changes in foreign currency exchange rates may provide our foreign competitors with a competitive advantage. If our competitors’ currencies decline against the U.S. dollar or against our prospective foreign customers’ local currencies, those competitors may be able to offer lower prices for coal to prospective customers. Furthermore, if the currencies of our prospective overseas customers were to significantly decline in value in comparison to the U.S. dollar, those prospective customers may seek decreased prices for the coal we sell to them. Consequently, currency fluctuations could adversely affect the competitiveness of our coal in international markets, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business involves many hazards and operating risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business, results of operations, financial condition, cash flows and ability to pay dividends to our stockholders.

Our mining operations, including our preparation and transportation infrastructure, are subject to many hazards and operating risks. In particular, underground mining and related processing activities present inherent risks of injury to persons and damage to property and equipment. Our mines are subject to a number of operating risks that could disrupt operations, decrease production and increase the cost of mining for varying lengths of time, thereby adversely affecting our operating results. In addition, if coal production declines, we may not be able to produce sufficient amounts of coal to deliver under future sales contracts. Our inability to satisfy contractual obligations could result in prospective customers initiating claims against us. The operating risks that may have a significant impact on our future coal operations include:

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variations in thickness of the layer, or seam, of coal;

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adverse geologic conditions, including amounts of rock and other natural materials intruding into the coal seam, that could affect the stability of the roof and the side walls of the mine;

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environmental hazards;

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mining and processing equipment failures and unexpected maintenance problems;

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fires or explosions, including as a result of methane, coal, coal dust or other explosive materials, or other accidents;

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inclement or hazardous weather conditions and natural disasters or other force majeure events;

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seismic activities, ground failures, rock bursts or structural cave-ins or slides;

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delays in moving our mining equipment;

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railroad delays or derailments;

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security breaches or terroristic acts; and

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other hazards or occurrences that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

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personal injury or loss of life;

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damage to and destruction of property, natural resources and equipment, including our coal properties and our coal production or transportation facilities;

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pollution, contamination and other environmental damage to our properties or the properties of others;

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potential legal liability and monetary losses;

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regulatory investigations, actions and penalties;

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suspension of our operations; and

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repair and remediation costs.

In addition, the total cost of coal sold, and overall coal production may be adversely affected by various factors.

Although we maintain insurance for a number of risks and hazards, we may not be insured or fully insured against the losses or liabilities that could arise from a significant accident in our future coal operations. We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution, contamination and environmental risks generally are not fully insurable. Moreover, a significant mine accident or regulatory infraction could potentially cause a mine shutdown. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

In addition, if any of the foregoing changes, conditions or events occurs and is not determined to be a force majeure event, any resulting failure on our part to deliver coal to the purchaser under contract could result in economic penalties, suspension or cancellation of shipments or ultimately termination of the agreement, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Depending on future acquisitions, our operations could be exclusively located in a single geographic region, making us vulnerable to risks associated with operating in a single geographic area.

Initially, substantially all of our operations will be conducted in a single geographic region in the eastern United States in the Commonwealth of Kentucky. The geographic concentration of our operations may disproportionately expose us to disruptions in our operations if the region experiences severe weather, transportation capacity constraints, constraints on the availability of required equipment, facilities, personnel or services, significant governmental regulation or natural disasters. If any of these factors were to impact the region in which we operate more than other coal producing regions, our business, financial condition, results of operations and cash flows will be adversely affected relative to other mining companies that have a more geographically diversified asset portfolio.

In addition, some scientists have warned that increasing concentrations of greenhouse gases (“GHGs”) in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. If these warnings are correct, and if any such effects were to occur in areas where we or our customers operate, they could have an adverse effect on our assets and operations.

The availability and reliability of transportation facilities and fluctuations in transportation costs could affect the demand for our coal or impair our ability to supply coal to prospective customers.

Transportation logistics will play an important role in allowing us to supply coal to prospective customers. Any significant delays, interruptions or other limitations on the ability to transport our coal could negatively affect our operations. Delays and interruptions of rail services because of accidents, failure to complete construction of rail infrastructure, infrastructure damage, lack of rail or port capacity, weather-related problems, governmental regulation, terrorism, strikes, lock-outs, third-party actions or other events could impair our ability to supply coal to customers and adversely affect our profitability. In addition, transportation costs represent a significant portion of the delivered cost of coal and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs, including increases resulting from emission control requirements and fluctuations in the price of locomotive diesel fuel and demurrage, could make our coal less competitive, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Any significant downtime of our major pieces of mining equipment, including any preparation plant, could impair our ability to supply coal to prospective customers and materially and adversely affect our results of operations.

We currently and in the future, will depend on several major pieces of mining equipment to produce and transport our coal, including, but not limited to, underground continuous mining units and coal conveying systems, surface mining equipment such as augers, highwall miners, front-end loaders and coal over burden haul trucks, preparation plant and related facilities, conveyors and transloading facilities. If any of these pieces of equipment or facilities suffered major damage or were destroyed by fire, abnormal wear, flooding, incorrect operation or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost, which would impact our ability to produce and transport coal and materially and adversely affect our business, results of operations, financial condition and cash flows. Moreover, the Mine Safety and Health Administration (“MSHA”) and other regulatory agencies sometimes make changes with regards to requirements for pieces of equipment. For example, in 2015, MSHA promulgated a new regulation requiring the implementation of proximity detection devices on all continuous mining machines. Such changes could cause delays if manufacturers and suppliers are unable to make the required changes in compliance with mandated deadlines.

If either our preparation plants, or train loadout facilities, or those of a third-party processing or loading our coal, suffer extended downtime, including major damage, or is destroyed, our ability to process and deliver coal to prospective customers would be materially impacted, which would materially adversely affect our business, results of operations, financial condition and cash flows and our ability to pay dividends to our stockholders.

If customers do not enter into, extend or honor contracts with us, our profitability could be adversely affected.

We have entered into a limited number of contracts for the sale of our coal. Coal mined from our operations is subject to testing by our prospective customers for the ability to meet various specifications and to work successfully test our coals or enter into contracts for the sale of our coal, our ability to achieve profitability would be materially adversely affected. Once we enter into contracts, if a substantial portion of our sales contracts are modified or terminated and we are unable to replace the contracts (or if new contracts are priced at lower levels), our results of operations would be adversely affected, perhaps materially. In addition, if customers refuse to accept shipments of our coal for which they have a contractual obligation, our revenues could be substantially affected and we may have to reduce production at our mines until our customer’s contractual obligations are honored.

Certain provisions in typical long-term sales contracts provide limited protection during adverse economic conditions, which may eventually result in economic penalties to us or permit the customer to terminate the contract. Furthermore, our ability to collect payments from prospective customers could be impaired if their creditworthiness declines or if they fail to honor their contracts with us.

Price adjustment, “price reopener” and other similar provisions in typical long-term sales contracts may reduce protection from short-term coal price volatility traditionally provided by such contracts. Price reopener provisions may be included in our future sales contracts. These price reopener provisions may automatically set a new price based on prevailing market price or, in some instances, require the parties to agree on a new price, sometimes within a specified range of prices. Any adjustment or renegotiations leading to a significantly lower contract price could adversely affect our profitability. Some annual metallurgical coal contracts have shifted to quarterly contracts and growing volumes are being sold on an indexed basis, where prices are determined by averaging the leading spot indexes reported in the market, exposing us further to risks related to pricing volatility.

Our ability to receive payment for coal sold and delivered depends on the continued solvency and creditworthiness of prospective customers. The number of domestic steel producers is small, and they compete globally for steel production. If their business or creditworthiness suffers, we may bear an increased risk with respect to payment default. In addition, some prospective customers have been adversely affected by the recent economic downturn, which may impact their ability to fulfill their contractual obligations. Competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear with respect to payment default. We could also enter into agreements to supply coal to energy trading and brokering customers under which a customer sells coal to end-users. If the creditworthiness of any prospective energy trading and brokering customer declines, we may not be able to collect payment for all coal sold and delivered to or on behalf of this customer. In addition, if customers refuse to accept shipments of our coal that they have a contractual obligation to purchase, our revenues will decrease, and we may have to reduce production at our mines until prospective customers’ contractual obligations are honored. Our inability to collect payment from counterparties to our sales contracts may materially adversely affect our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Decreases in demand for electricity and changes in coal consumption patterns of U.S. electric power generators could adversely affect our business.

While our initial coal production consists primarily of metallurgical and PCI coal, which is not closely linked to domestic demand for electricity, we anticipate initiating production and sales of thermal coal in the future. In such case, any changes in coal consumption by electric power generators in the United States would likely impact our business over the long term. According to the EIA, in 2015, the domestic electric power sector accounts for more than 90% of total U.S. coal consumption. The amount of coal consumed by the electric power generation industry is affected by, among other things:

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general economic conditions, particularly those affecting industrial electric power demand, such as a downturn in the U.S. economy and financial markets;

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overall demand for electricity;

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competition from alternative fuel sources for power generation, including natural gas, fuel oil, nuclear, and renewable sources such as hydroelectric, wind and solar power, and the location, availability, quality and price of those alternative fuel sources;

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environmental and other governmental regulations, including those impacting coal-fired power plants; and

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energy conservation efforts and related governmental policies.

For example, the low price of natural gas in recent years has resulted, in some instances, in domestic electric generators increasing natural gas consumption while decreasing coal consumption. Federal and state mandates for increased use of electricity derived from renewable energy sources, such as the Clean Power Plan (“CPP”), could also affect demand for our coal. Such mandates, combined with other incentives to use renewable energy sources, such as tax credits, could make renewable fuel sources more competitive with coal. A decrease in coal consumption by the electric power generation industry could adversely affect the price of coal, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

According to the EIA, although electricity demand fell in only three years between 1950 and 2007, it declined in six of the eight years between 2008 and 2015. The decline in electricity demand is due to several primary factors, including the steep economic downturn from late 2007 through 2009, the shift from an energy-intensive manufacturing economy to a service economy and an overall improvement in energy efficiency. Other factors, such as efficiency improvements associated with new appliance standards in the buildings sectors, overall improvement in the efficiency of technologies powered by electricity, and future conservation efforts based on implementation of the new CPP, have slowed or may slow electricity demand growth and may contribute to slower growth in the future, even if the U.S. economy continues its recovery. Further decreases in the demand for electricity, such as decreases that could be caused by a worsening of current economic conditions, a prolonged economic recession or other similar events, could have a material adverse effect on the demand for coal and on our business over the long term.

Changes in the coal industry that affect our prospective customers, such as those caused by decreased electricity demand and increased competition, could also adversely affect our business. Indirect competition from natural gas-fired plants that are relatively less expensive to construct and less difficult to permit has the most potential to displace a significant amount of coal-fired electric power generation in the near term, particularly older, less efficient coal-fired powered generators. In addition, uncertainty caused by federal and state regulations could cause thermal coal customers to be uncertain of their coal requirements in future years, which could adversely affect our ability to sell coal to such prospective customers under multi-year sales contracts.

We may be unsuccessful in integrating the operations of any future acquisitions, including acquisitions involving new lines of business, with our existing operations, and in realizing all or any part of the anticipated benefits of any such acquisitions.

From time to time, we may evaluate and acquire assets and businesses that we believe complement our existing assets and business, and we may use a portion of the proceeds from this offering for acquisitions. The assets and businesses we acquire may be dissimilar from our initial lines of business. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. Our capitalization and results of operations may change significantly as a result of future acquisitions. We may also add new lines of business to our existing operations. Acquisitions and business expansions involve numerous risks, including the following:

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difficulties in the integration of the assets and operations of the acquired businesses or lines of business;

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inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas;

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the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; and

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the diversion of management’s attention from other operations.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar and may lead to increased litigation and regulatory risk. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business or assets for which we have no recourse under applicable indemnification provisions. If an acquired business or new line of business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be materially adversely affected. Additionally, we can offer no assurance that the planned marketing, brokerage and trading company will be able to attract third-party coal producers as customers or make any significant contribution to our financial results.

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, we may have to curtail our operations and delay our construction and growth plans, which may materially adversely affect our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

In order to maintain and grow our business, we will need to make substantial capital expenditures associated with our mines and the construction of coal preparation facilities, which have not yet been constructed. Constructing, maintaining and expanding mines and infrastructure, including coal preparation and loading facilities, is capital intensive. Specifically, the exploration, permitting and development of coal reserves, and the maintenance of machinery, equipment and facilities, and compliance with applicable laws and regulations require substantial capital expenditures. We must continue to invest capital to maintain or to increase our production and to develop any future acquired properties. Decisions to increase our production levels could also affect our capital needs. We cannot assure you that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, exploration, permitting and development activities, and we may be required to defer all or a portion of our capital expenditures.

If we do not make sufficient or effective capital expenditures, we will be unable to develop and grow our business. To fund our projected capital expenditures, we will be required to use cash from our operations, incur debt or issue additional common stock or other equity securities. Using cash from our operations will reduce cash available for maintaining or increasing our operating activities and paying dividends to our stockholders. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our future debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control.

In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant stockholder dilution.

We may not be able to obtain equipment, parts and supplies in a timely manner, in sufficient quantities or at reasonable costs to support our coal mining and transportation operations.

Coal mining consumes large quantities of commodities including steel, copper, rubber products and liquid fuels and requires the use of capital equipment. Some commodities, such as steel, are needed to comply with roof control plans required by regulation. The prices we pay for commodities and capital equipment are strongly impacted by the global market. A rapid or significant increase in the costs of commodities or capital equipment we use in our operations could impact our mining operations costs because we may have a limited ability to negotiate lower prices and, in some cases, may not have a ready substitute.

We will use equipment in our coal mining and transportation operations such as continuous mining units, conveyors, shuttle cars, rail cars, locomotives, and roof bolters. We procure this equipment from a concentrated group of suppliers, and obtaining this equipment often involves long lead times. Occasionally, but not currently, demand for such equipment by mining companies can be high and some types of equipment may be in short supply. Delays in receiving or shortages of this equipment, as well as the raw materials used in the manufacturing of supplies and mining equipment, which, in some cases, do not have ready substitutes, or the cancellation of any future supply contracts under which we obtain equipment and other consumables, could limit our ability to obtain these supplies or equipment. In addition, if any of our suppliers experiences an adverse event, or decides to no longer do business with us, we may be unable to obtain sufficient equipment and raw materials in a timely manner or at a reasonable price to allow us to meet our production goals and our revenues may be adversely impacted. We use considerable quantities of steel in the mining process. If the price of steel or other materials increases substantially or if the value of the U.S. dollar declines relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses could increase. Any of the foregoing events could materially and adversely impact our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

The decline in coal prices since 2011 has incentivized producers to retain their used, idle equipment. The availability of used equipment is a key assumption in our business plan, and we may find it difficult to procure mining equipment at a suitable cost, in particular deep mining equipment. To the extent we are unable to procure suitable mining equipment in line with our projected cost profile, our projected results may not be realized, and our results of operations may be negatively affected.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to pay our obligations and to make dividend payments depends entirely on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by the law of their respective jurisdictions of formation which regulates the payment of dividends. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities. Our future level of debt could have important consequences to us, including the following:

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our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

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our funds available for operations and future business opportunities will be reduced by that portion of our cash flow required to make interest payments on our debt;

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our ability to pay dividends if an event of default occurs and is continuing or would occur as a result of paying such dividend;

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we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

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our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

Our operations could be adversely affected if we are unable to obtain required financial assurance, or if the costs of financial assurance increase too much.

Federal and state laws require financial assurance to secure our permit obligations including to reclaim lands used for mining, to pay federal and state workers’ compensation and black lung benefits, and to satisfy other miscellaneous obligations. The changes in the market for coal used to generate electricity in recent years have led to bankruptcies involving prominent coal producers. Several of these companies relied on self-bonding to guarantee their responsibilities under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”) permits including for reclamation. In response to these bankruptcies, the Office of Surface Mining Reclamation and Enforcement (“OSMRE”) issued a Policy Advisory in August 2016 to state agencies that are authorized under the SMCRA to implement the act in their states. Certain states, including Virginia, had previously announced that it would no longer accept self-bonding to secure reclamation obligations under the state mining laws. This Policy Advisory is intended to discourage authorized states from approving self-bonding arrangements and may lead to increased demand for other forms of financial assurance, which may strain capacity for those instruments and increase our costs of obtaining and maintaining the amounts of financial assurance needed for our operations.

In addition, OSMRE announced in August 2016 that it would initiate a rulemaking under SMCRA to revise the requirements for self-bonding in light of changes in the coal-mining industry and the market. Individually and collectively, revised various financial assurance requirements may increase the amounts of needed financial assurance and limit the types of acceptable instruments and strain the capacity of the surety markets to meet demand, which may delay the timing for and increase the costs of obtaining this financial assurance. We use surety bonds, trusts and letters of credit to provide financial assurance for certain transactions and business activities. Our reclamation surety bonding program does not currently require us to post collateral, however, insurance companies may elect not to provide surety bonds without collateral. Indeed, sureties typically require coal producers to post collateral, often having a value equal to 40% or more of the face amount of the bond. As a result, we may be required to provide collateral, letters of credit or other assurances of payment in order to obtain the necessary types and amounts of financial assurance. We currently have outstanding surety bonds at all of our mining operations totaling approximately $25.4 million. Using letters of credit in lieu of surety bonds can be significantly costlier to us than surety bonds. Moreover, the need to obtain letters of credit may also reduce amounts that we can borrow under any senior secured credit facility for other purposes. If, in the future, we are unable to secure surety bonds for these obligations and are forced to secure letters of credit indefinitely or obtain some other form of financial assurance at too high of a cost, our profitability may be negatively affected.

Our mines could be located in areas containing oil and natural gas operations, which may require us to coordinate our operations with those of oil and natural gas drillers.

Our coal reserves may be in areas containing developed or undeveloped oil and natural gas deposits and reservoirs, such as the Marcellus Shale in eastern Kentucky, which are currently the subject of substantial oil and natural gas exploration and production activities, including by horizontal drilling. If we have received a permit for our mining activities, then, while we will have to coordinate our mining with such oil and natural gas drillers, our mining activities are expected to have priority over any oil and natural gas drillers with respect to the land covered by our permit. For reserves outside of our permits, we expect to engage in discussions with drilling companies on potential areas on which they can drill that may have a minimal effect on our mine plan. Depending on priority of interests, our operations may have to avoid existing oil and gas wells or expend sums to plug oil and gas wells.

If a well is in the path of our mining for coal on land that has not yet been permitted for our mining activities, we may not be able to mine through the well unless we purchase it. The cost of purchasing a producing horizontal or vertical well could be substantial. Horizontal wells with multiple laterals extending from the well pad may access larger oil and natural gas reserves than a vertical well, which would typically result in a higher cost to acquire. The cost associated with purchasing oil and natural gas wells that are in the path of our coal mining activities may make mining through those wells uneconomical, thereby effectively causing a loss of significant portions of our coal reserves, which could materially and adversely affect our business, financial condition, results of operations, cash flows and ability to pay dividends to our stockholders.

Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs.

We expect to conduct all of our mining operations on properties that we lease. A title defect or the loss of any lease upon expiration of its term, upon a default or otherwise, could adversely affect our ability to mine the associated reserves and/or process the coal we mine. Title to most of our leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In many cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title or leasehold interests could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property and, accordingly, require us to reduce our estimated coal reserves. Mining operations from time to time may rely on an expired lease that we are unable to renew. If we were to be in default with respect to leases for properties on which we have mining operations, we may have to close down or significantly alter the sequence of such mining operations, which may adversely affect our future coal production and future revenues. If we mine on property that we do not own or lease, we could incur liability for such mining.

Also, in any such case, the investigation and resolution of title issues would divert management’s time from our business and our results of operations could be adversely affected. Additionally, if we lose any leasehold interests relating to any preparation plants, we may need to find an alternative location to process our coal and load it for delivery to customers, which could result in significant unanticipated costs.

In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease. Some leases have minimum production requirements. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

Some of our mining properties are leased from Land Resources & Royalties LLC, a company owned and controlled by certain members of our management, and conflicts of interest may arise in the future as a result.

Some of our properties are leased or subleased to our subsidiaries from Land Resources & Royalties, which is a related party and an entity that is owned and controlled by some of our management team, with financial and economic benefit of such leases going directly to those members of the management team. Given some of the common ownership and control between Land Resources & Royalties LLC and us and the complex contractual obligations under these arrangements, conflicts could arise between us and Land Resources & Royalties LLC that could adversely affect the interests of our stockholders, including, without limitation, conflicts involving compliance with payment and performance obligations under existing leases, and negotiation of the terms of and performance under additional leases we may enter into with Land Resources & Royalties LLC in the future.

While none of our employees who conduct mining operations are currently members of unions, our business could be adversely affected by union activities.

We are not subject to any collective bargaining or union agreement with respect to other properties we currently control. However, it is possible that future employees, or those of our contract miners, who conduct mining operations may join or seek recognition to form a labor union or may be required to become a labor agreement signatory. If some or all of the employees who conduct mining operations were to become unionized, it could adversely affect productivity, increase labor costs and increase the risk of work stoppages at our mines. If a work stoppage were to occur, it could interfere with operations and have a material adverse effect on our business, financial condition, results of operations, cash flows and our ability to pay dividends to our stockholders.

A shortage of skilled labor in the mining industry could pose a risk to achieving improved labor productivity and competitive costs, which could adversely affect our profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In the event there is a shortage of experienced labor, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal.

Our ability to operate effectively could be impaired if we fail to attract and retain key personnel.

The loss of our senior executives could have a material adverse effect on our business. There may be a limited number of persons with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, as our business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled personnel with coal industry experience. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business. There is nothing at this time on which to base an assumption that our business will prove successful, and there is no assurance that we will be able to operate profitably if or when operations commence. You may lose your entire investment do to our lack of experience.

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, analyze mine and mining information, estimate quantities of coal reserves, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

We may face restricted access to international markets in the future.

Access to international markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import or export of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future. An inability for U.S. metallurgical thermal, and other specialty coal suppliers to access international markets would likely result in an oversupply of such respective coals in the domestic market, resulting in a decrease in prices.

Risks Related to Environmental, Health, Safety and Other Regulations

Laws and regulations restricting greenhouse gas emissions as well as uncertainty concerning such regulations could adversely impact the market for coal, increase our operating costs, and reduce the value of our coal assets.

Climate change continues to attract considerable public and scientific attention. There is widespread concern about the contributions of human activity to such changes, especially through the emission of GHGs. There are three primary sources of GHGs associated with the coal industry. First, the end use of our coal by our customers in electricity generation, coke plants, and steelmaking is a source of GHGs. Second, combustion of fuel by equipment used in coal production and to transport our coal to our customers is a source of GHGs. Third, coal mining itself can release methane, which is considered to be a more potent GHG than CO2, directly into the atmosphere. These emissions from coal consumption, transportation and production are subject to pending and proposed regulation as part of initiatives to address global climate change.

As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. Collectively, these initiatives could result in higher electric costs to our customers or lower the demand for coal used in electric generation, which could in turn adversely impact our business. They could also result in direct regulation of the GHGs produced by our operations.

At present, we are principally focused on metallurgical coal production and other industrial uses, which is not used in connection with the production of power generation. However, we may seek to sell greater amounts of our coal into the power-generation market in the future. The market for our coal may be adversely impacted if comprehensive legislation or regulations focusing on GHG emission reductions are adopted, or if our customers are unable to obtain financing for their operations. The uncertainty over the outcome of litigation challenging the CPP and the extent of future regulation of GHG emissions may inhibit utilities from investing in the building of new coal-fired plants to replace older plants or investing in the upgrading of existing coal-fired plants. Any reduction in the amount of coal consumed by electric power generators as a result of actual or potential regulation of GHG emissions could decrease demand for our coal, thereby reducing our revenues and materially and adversely affecting our business and results of operations. We or prospective customers may also have to invest in CO2 capture and storage technologies in order to burn coal and comply with future GHG emission standards.

Finally, there have been attempts to encourage greater regulation of coalbed methane because methane has a greater GHG effect than CO2. Methane from coal mines can give rise to safety concerns and can require various measures be taken to mitigate those risks. If new laws or regulations were introduced to reduce coalbed methane emissions, those rules could adversely affect our costs of operations by requiring installation of air pollution controls, higher taxes, or additional costs incurred to purchase credits that permit us to continue operations. New laws or regulations could also potentially require that we curtail coal production.

Current and future government laws, regulations and other legal requirements relating to protection of the environment and natural resources may increase our costs of doing business and may restrict our coal operations.

We and our potential customers are subject to stringent and complex laws, regulations and other legal requirements enacted by federal, state and local authorities relating to protection of the environment and natural resources. These include those legal requirements that govern discharges or emissions of materials into the environment, the management and disposal of substances and wastes, including hazardous wastes, the cleanup of contaminated sites, threatened and endangered plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, mitigation and restoration of streams or other waters, the protection of drinking water, assessment of the environmental impacts of mining, monitoring and reporting requirements, the installation of various safety equipment in our mines, remediation of impacts of surface subsidence from underground mining, and work practices related to employee health and safety. Examples include laws and regulations relating to:

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employee health and safety;

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emissions to air and discharges to water;

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plant and wildlife protection, including endangered species protections;

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the reclamation and restoration of properties after mining or other activity has been completed;

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limitations on land use;

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mine permitting and licensing requirements;

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the storage, treatment and disposal of wastes;

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air quality standards;

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water pollution;

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protection of human health, plant-life and wildlife, including endangered and threatened species;

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protection of wetlands;

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the discharge of materials into the environment;

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remediation of contaminated soil, surface and groundwater; and

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the effects of operations on surface water and groundwater quality and availability.

Complying with these environmental and employee health and safety requirements, including the terms of our permits, has had, and will continue to have, a significant effect on our costs of operations. In addition, there is the possibility that we could incur substantial costs as a result of violations of environmental laws, judicial interpretations of or rulings on environmental laws or permits, or in connection with the investigation and remediation of environmental contamination. For example, the EPA and several of the states where we operate have, or intend to, propose revised recommended criteria for discharges of selenium regulated under the Clean Water Act (“CWA”), which may be more stringent than current criteria. Any additional laws, regulations and other legal requirements enacted or adopted by federal, state and local authorities, or new interpretations of existing legal requirements by regulatory bodies relating to the protection of the environment, including those related to discharges of selenium, could further affect our costs or limit our operations.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could expose us to significant costs and liabilities.

Our operations currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as “acid mine drainage,” or may include other pollutants requiring treatment. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that we currently own or operate, as well as at sites that we previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or for the entire share.

We will maintain coal refuse areas and slurry impoundments as necessary. Such areas and impoundments are subject to extensive regulation. Structural failure of a slurry impoundment or coal refuse area could result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. If an impoundment were to fail, we could be subject to claims for the resulting environmental contamination and associated liability, as well as for fines and penalties. Our coal refuse areas and slurry impoundments will be designed, constructed, and inspected by our company and by regulatory authorities according to stringent environmental and safety standards.

We must obtain, maintain, and renew governmental permits and approvals for mining operations, which can be a costly and time-consuming process and result in restrictions on our operations.

Numerous governmental permits and approvals are required for mining operations. Our operations are principally regulated under permits issued pursuant to SMCRA and the federal CWA. State and federal regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations. In addition, we may be required to prepare and present to permitting or other regulatory authorities data pertaining to the effect or impact that proposed exploration for or production of coal might have on the environment.

Our coal production will be dependent upon our ability to obtain various federal and state permits and approvals to mine our coal reserves. The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and which may possibly preclude the continuance of ongoing mine development or operations or the development of future mining operations. The EPA also has the authority to veto permits issued by the U.S. Army Corps of Engineers (the “Corps”) under the CWA’s Section 404 program that prohibits the discharge of dredged or fill material into regulated waters without a permit. The pace with which the government issues permits needed for new operations and for ongoing operations to continue mining, particularly CWA permits, can be time-consuming and subject to delays and denials. These delays or denials of environmental permits needed for mining could reduce our production and materially adversely impact our cash flow and results of operations.

For example, prior to placing fill material in waters of the United States, such as with the construction of a valley fill, coal mining companies are required to obtain a permit from the Corps under Section 404 of the CWA. The permit can be either a Nation-Wide Permit (“NWP”), normally NWP 21, 49 or 50 for coal mining activities, or a more complicated individual permit. NWPs are designed to allow for an expedited permitting process, while individual permits involve a longer and more detailed review process. The EPA also has the authority to veto permits issued by the Corps under the CWA’s Section 404 program that prohibits the discharge of dredged or fill material into regulated waters without a permit.

Prior to discharging any pollutants to waters of the United States, coal mining companies must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit from the appropriate state or federal permitting authority. NPDES permits include effluent limitations for discharged pollutants and other terms and conditions, including required monitoring of discharges. Changes and proposed changes in state and federally recommended water quality standards may result in the issuance or modification of permits with new or more stringent effluent limits or terms and conditions. Further, on June 29, 2015, the EPA and the Corps published a new, more expansive, definition of “waters of the United States” that became effective on August 28, 2015. This rule was recently stayed nationwide by the U.S. Court of Appeals for the Sixth Circuit pending the outcome of litigation concerning the rule. We anticipate that these new EPA and Corps rules, if retained after litigation, will expand areas requiring NPDES or Corps Section 404 permits. If so, the CWA permits we need may not be issued, may not be issued in a timely fashion, or may be issued with new requirements which restrict our ability to conduct our mining operations or to do so profitably.

Further, the public has certain statutory rights to comment on and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulatory processes, and otherwise engage in the permitting process, including bringing citizens’ claims to challenge the issuance or renewal of permits, the validity of environmental impact statements or performance of mining activities. As a result of such potential challenges, the permits we need may not be issued or renewed in a timely fashion or issued or renewed at all, or permits issued or renewed may not be maintained, may be challenged or may be conditioned in a manner that may restrict our ability to efficiently and economically conduct our mining activities, any of which would materially reduce our production, cash flow, and profitability.

Permitting rules may also require, under certain circumstances, that we obtain surface owner consent if the surface estate has been severed from the mineral estate. This could require us to negotiate with third parties for surface access that overlies coal we acquired or intend to acquire. These negotiations can be costly and time-consuming, lasting years in some instances, which can create additional delays in the permitting process. If we cannot successfully negotiate for land access, we could be denied a permit to mine coal we already own.

We and our owners and controllers are subject to the Applicant Violator System.

Under SMCRA and its state law counterparts, all coal mining applications must include mandatory “ownership and control” information, which generally includes listing the names of our officers and directors, and our principal stockholders owning 10 percent or more of our voting shares, among others. Ownership and control reporting requirements are designed to allow regulatory review of any entities or persons deemed to have ownership or control of a coal mine and bars the granting of a coal mining permit to any such entity or person (including any “owner and controller”) who has had a mining permit revoked or suspended, or a bond or similar security forfeited within the five-year period preceding a permit application or application for a permit revision. Regulatory agencies also block the issuance of permits to an applicant who, or whose owner and controller, has permit violations outstanding that have not been timely abated.

A federal database, known as the Applicant Violator System (“AVS”), is maintained for this purpose. Certain relationships are presumed to constitute ownership or control, including the following: being an officer or director of an entity; being the operator of the coal mining operation; having the ability to commit the financial or real property assets or working resources of the permittee or operator; based on the instruments of ownership or the voting securities of a corporate entity, owning of record 10% or more of the mining operator, among others. This presumption, in most cases, can be rebutted where the person or entity can demonstrate that it in fact does not or did not have authority directly or indirectly to determine the manner in which the relevant coal mining operation is conducted. An ownership and control notice must be filed by us each time an entity obtains a 10% or greater interest in us. If we have unabated violations of SMCRA or its state law counterparts, have a coal mining permit suspended or revoked, or forfeit a reclamation bond, we and our “owners and controllers,” as discussed above, may be prohibited from obtaining new coal mining permits, or amendments to existing permits, until such violations of law are corrected. This is known as being “permit-blocked.” Additionally, Thomas M. Sauve and Mark C. Jensen are currently, or may be in the future, deemed an “owner or controller” of a number of other mining companies, as such, we could be permit-blocked based upon the violations of or permit-blocked status of an “owner or controller” of us.

We may be subject to additional limitations on our ability to conduct mining operations due to federal jurisdiction.

We may conduct some underground mining activities on properties that are within the designated boundary of federally protected lands or national forests where the above-mentioned restrictions within the meaning of SMCRA could apply. Federal court decisions could pose a potential restriction on underground mining within 100 feet of a public road as well as other restrictions. If these SMCRA restrictions ultimately apply to underground mining, considerable uncertainty would exist about the nature and extent of this restriction. While it could remain possible to obtain permits for underground mining operations in these areas even where this 100-foot restriction was applied, the time and expense of that permitting process would be likely to increase significantly, and the restrictions placed on the mining of those properties could adversely affect our costs.

Our prospective customers are subject to extensive existing and future government laws, regulations and other legal requirements relating to protection of the environment, which could negatively impact our business and the market for our products.

Coal contains impurities, including sulfur, mercury, chlorine and other elements or compounds, many of which are released into the air when coal is burned. Complying with regulations to address these emissions can be costly for our customers. For example, in order to meet the CAA limits for sulfur dioxide emissions from electric power plants, coal users must install costly pollution control devices, use sulfur dioxide emission allowances (some of which they may purchase), or switch to other fuels. Recent EPA rulemakings requiring additional reductions in permissible emission levels for coal-fired plants will likely make it costlier to operate coal-fired electric power plants and may make coal a less attractive fuel for electric power generation in the future. For example, the EPA’s Cross-State Air Pollution Rule (“CSAPR”) is one of a number of significant regulations that the EPA has issued or expects to issue that will impose more stringent requirements relating to air, water and waste controls on electric generating units. These rules also include the EPA’s new requirements for coal combustion residues management, which were finalized in December 2014 and further regulate the handling of wastes from the combustion of coal. In addition, the EPA has formally adopted a revised final rule to reduce emissions of toxic air pollutants from power plants. More costly and stringent environmental regulations could adversely impact the operations of our customers, which could in turn adversely impact our business. A number of coal-fired power plants, particularly smaller and older plants, already have retired or announced that they will retire rather than retrofit to meet the obligations of these rules. Additional retirements of coal-fired power plants by prospective customers could further decrease demand for thermal coal and reduce our revenues and adversely affect our business and results of operations.

In addition, considerable uncertainty is associated with air emissions initiatives. New regulations are in the process of being developed, and many existing and potential regulatory initiatives are subject to review by federal or state agencies or the courts. More stringent air emissions limitations are either in place or are likely to be imposed in the short to medium term, and these limitations will likely require significant emissions control expenditures for many coal-fired power plants. As a result, some of our prospective customers may switch to other fuels that generate fewer of these emissions or may install more effective pollution control equipment that reduces the need for low-sulfur coal. Any further switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for, and prices received for, our coal. In addition, our coke plant and steelmaking customers may face increased operational costs as a result of higher electric costs.

Apart from actual and potential regulation of air emissions and solid wastes from coal-fired plants, state and federal mandates for increased use of electricity from renewable energy sources could have an impact on the market for our coal. Several states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. Possible advances in technologies and incentives, such as tax credits, to enhance the economics of renewable energy sources could make these sources more competitive with coal. Any reductions in the amount of coal consumed by electric power generators as a result of current or new standards for the emission of impurities, or current or new incentives to switch to renewable fuels or renewable energy sources, such as the CPP and various state programs, could reduce the demand for our coal, thereby reducing our revenues and adversely affecting our business, cash flows, results of operations and our ability to pay dividends to our stockholders.

Environmental activism and initiatives aimed at limiting climate change and a reduction of air pollutants could interfere with our business activities, operations and ability to access capital sources.

Participants in the coal mining industry are frequently targeted by environmental activist groups that openly attempt to disrupt the industry. It is possible that we may be the target of such activism in the future, including when we attempt to grow our business through acquisitions, commence new mining operations or register our securities with the SEC. If that were to happen, our ability to operate our business or raise capital could be materially and adversely impacted.

In addition, there have also been efforts in recent years to influence the investment community, including investment advisors, sovereign wealth funds, public pension funds, universities and other groups, promoting the divestment of fossil fuel equities and also pressuring lenders to limit funding to companies engaged in the extraction of fossil fuel reserves. In California, for example, legislation was signed into law in October 2015 that requires California’s state pension funds to divest investments in companies that generate 50% or more of their revenue from coal mining by July 2017. Several large investment banks also announced that they had adopted climate change guidelines for lenders. The guidelines require the evaluation of carbon risks in the financing of electric power generation plants, which may make it more difficult for utilities to obtain financing for coal-fired plants. Other activist campaigns have urged banks to cease financing coal-driven businesses. As a result, at least ten major banks enacted such policies in 2015. The impact of such efforts may adversely affect the demand for and price of securities issued by us and impact our access to the capital and financial markets. In addition, several well-funded non-governmental organizations have explicitly undertaken campaigns to minimize or eliminate mining and the use of coal as a source of electricity generation. The net effect of these developments is to make it more costly and difficult to maintain our business and to continue to depress the market for coal.

Our mines are subject to stringent federal and state safety regulations that increase our cost of doing business at active operations and may place restrictions on our methods of operation. In addition, government inspectors in certain circumstances may have the ability to order our operations to be shut down based on safety considerations.

The Federal Mine Safety and Health Act of 1977 (the “Mine Act”) and Mine Improvement and New Emergency Response Act (the “MINER Act”), and regulations issued under these federal statutes, impose stringent health and safety standards on mining operations. The regulations that have been adopted under the Mine Act and the MINER Act are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, roof control, ventilation, blasting, use and maintenance of mining equipment, dust and noise control, communications, emergency response procedures, and other matters. MSHA regularly inspects mines to ensure compliance with regulations promulgated under the Mine Act and MINER Act. In addition, Kentucky has similar programs for mine safety and health regulation and enforcement. The various requirements mandated by federal and state statutes, rules, and regulations may place restrictions on our methods of operation and potentially result in fees and civil penalties for violations of such requirements or criminal liability for the knowing violation of such standards, significantly impacting operating costs and productivity. In addition, government inspectors have the authority to issue orders to shut down our operations based on safety considerations under certain circumstances, such as imminent dangers, accidents, failures to abate violations, and unwarrantable failures to comply with mandatory safety standards.

The regulations enacted under the Mine Act and MINER Act as well as under similar state acts are routinely expanded, raising compliance costs and increasing potential liability. For example, in 2014, MSHA finalized a new rule limiting miners’ exposure to respirable coal dust. The first phase of the rule went into effect as of August 1, 2014, and requires, among other things, single shift sampling to determine noncompliance and corrective action to remedy any excessive levels of dust. The next phase of the rule went into effect as of February 1, 2016 and requires increased sampling frequency and the use of continuous personal dust monitors. This and other future mine safety rules could potentially result in or require significant expenditures, as well as additional safety training and planning, enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements. At this time, it is not possible to predict the full effect that new or proposed statutes, regulations and policies will have on our operating costs, but any expansion of existing regulations, or making such regulations more stringent may have a negative impact on the profitability of our operations. If we were to be found in violation of mine safety and health regulations, we could face penalties or restrictions that may materially and adversely impact our operations, financial results and liquidity.

We must also compensate employees for work-related injuries. State workers’ compensation acts typically provide for an exception to an employer’s immunity from civil lawsuits for workplace injuries in the case of intentional torts. In such situations, an injured worker would be able to bring suit against his or her employer for damages in excess of workers’ compensation benefits. In addition, Kentucky’s workers’ compensation act provides a much broader exception to workers’ compensation immunity, allowing an injured employee to recover against his or her employer if he or she can show damages caused by an unsafe working condition of which the employer was aware and that was a violation of a statute, regulation, rule or consensus industry standard. These types of lawsuits are not uncommon and could have a significant effect on our operating costs.

In addition, we have obtained from a third-party insurer a workers’ compensation insurance policy, which includes coverage for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969 and the Mine Act, as amended. We perform periodic evaluations of our black lung liability, using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others. Of note, the Affordable Care Act of 2010 significantly amended the black lung provisions of the Mine Act by reenacting two provisions, which had been eliminated in 1981. Under the amendments, a miner with at least fifteen years of underground coal mine employment (or surface mine employment with similar dust exposure) who can prove that he suffers from a totally disabling respiratory condition is entitled to a rebuttable presumption that his disability is caused by black lung. The other amendment provides that the surviving spouse of a miner who was collecting federal black lung benefits at the time of his death is entitled to a continuation of those benefits. These changes could have a material impact on our costs expended in association with the federal black lung program.

We have reclamation, mine closing, and related environmental obligations under the Surface Mining Control and Reclamation Act. If the assumptions underlying our accruals are inaccurate, we could be required to expend greater amounts than anticipated.

SMCRA establishes operational, reclamation and closure standards for our mining operations. SMCRA requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of mining activities. Permits for all mining operations must be obtained from the U.S. Office of Surface Mining (“OSM”) or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. Our operations are located in states which have achieved primary jurisdiction for enforcement of SMCRA through approved state programs. See “Business—Environmental and Other Regulatory Matters.”

In December 2016 OSM published the final version of the Stream Protection Rule, which will become effective in January 2017. The rule will impact both surface and underground mining operations, as it will impose stricter guidelines on conducting coal mining operations within buffer zones and will increase testing and monitoring requirements related to the quality or quantity of surface water and groundwater or the biological condition of streams. The Stream Protection Rule will also require the collection of increased pre-mining data about the site of the proposed mining operation and adjacent areas to establish a baseline for evaluation of the impacts of mining and the effectiveness of reclamation associated with returning streams to pre-mining conditions. If the final rule survives judicial review or further legislative action and takes effect, our mining operations could face significant operating restrictions, as well as increased monitoring and restoration costs.

In addition, SMCRA imposes a reclamation fee on all current mining operations, the proceeds of which are deposited in the Abandoned Mine Reclamation Fund (“AML Fund”), which is used to restore unreclaimed and abandoned mine lands mined before 1977. The current per ton fee is $0.28 per ton for surface mined coal and $0.12 per ton for underground mined coal. These fees are currently scheduled to be in effect until September 30, 2021. We accrue for the costs of current mine disturbance and of final mine closure, including the cost of treating mine water discharge where necessary.

The amounts recorded are dependent upon a number of variables, including the estimated future closure costs, estimated proven reserves, assumptions involving profit margins, inflation rates, and the assumed credit-adjusted risk-free interest rates. If these accruals are insufficient or our liability in a particular year is greater than currently anticipated, our future operating results could be adversely affected. We are also required to post bonds for the cost of a coal mine as a condition of our mining activities.

Volatility in the Products We Sell.

Our business plan involves selling coal to various customers, and the price of coal has historically been volatile and unpredictable. Any significant change in the price of coal could cause detriment to our ability to execute our business plan or our ability to be profitable.

Limited Operating History.

We have a limited operating history and have incurred significant losses to date, and our current profitability is not guaranteed, and we may incur significant losses in the future.

We have generated limited revenues from the sale of our products, and our business may fail if we are not able to mine the coal, not successfully sell the coal we produce, or if we produce the coal at a loss.

The successful development of our business depends on our ability to efficiently and cost-effectively mine, transport, and process coal that will be purchased at a price above our costs.

Our business currently requires substantial capital expenditures and any expansion of our operations requires substantial capital investment and we may not have access to the capital required to reach profitability.

Maintaining and expanding our existing business is capital intensive. Specifically, the ongoing expenses of coal mining and processing, the required capital investment for any new mines going into production, and compliance with the applicable laws and regulations all require substantial capital expenditures. In order to maintain compliance of existing or future regulations, we invest significant capital and continue to invest significant capital to maintain our production and operations. We cannot assure you that we will be able to maintain our existing or future levels of business or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, development or marketing at or above our present levels and on our current or projected timelines and we may be required to defer all or a portion of our capital expenditures. Our results of operations, business and financial condition, as well as our ability to satisfy our obligations may be materially adversely affected if we cannot make such capital expenditures.

Our business is highly contractual in nature and failure to adhere to the terms of agreements, such as mineral lease agreements, may result in significant business impairment.

All of our coal reserves and surface rights are leased from mineral and surface owners, such as Elk Horn Coal Company, LLC, Alma Land Company, Big Sandy Company, LP, Kentucky Berwind Land Company, and various individuals and companies (including potentially Land Resources & Royalties LLC in the future). Our ability to retain these coal leases is dependent on our ability to meet the contractual obligations of the leases, such as payments of royalties and other performance metrics. Failure to adhere to the lease agreements may result in significantly impairment of our business, including the loss of coal reserves under management, loss of revenue, loss of certain operational divisions, and/or additional costs incurred by our business.

A defect in title or the loss of a leasehold interest in certain property could limit our ability to mine our coal reserves or result in significant unanticipated costs.

We conduct our coal mining operations on properties that we lease. A title defect or the loss of a lease could adversely affect our ability to mine the associated coal reserves. We may not verify title to our leased properties or associated coal reserves until we have committed to developing those properties or coal reserves. We may not commit to develop property or coal reserves until we have obtained necessary permits and completed exploration. As such, the title to property that we intend to lease or coal reserves that we intend to mine may contain defects prohibiting our ability to conduct mining operations. Similarly, our leasehold interests may be subject to superior property rights of other third parties or to royalties owed to those third parties. In order to conduct our mining operations on properties where these defects exist, we may incur unanticipated costs. In addition, some leases require us to produce a minimum quantity of coal and require us to pay minimum production royalties. Our inability to satisfy those requirements may cause the leasehold interest to terminate.

We outsource certain aspects of our business to third party contractors, which subjects us to risks, including disruptions in our business.

A significant portion of our business is operated via contractor model, in which we contract with third parties to provide coal extraction, coal mining, blasting services, and other operational functions at all of our mines. In addition, we contract with third parties to provide truck transportation services between our mines and our preparation plants. Accordingly, we are subject to the risks associated with the contractors’ ability to successfully provide the necessary services to meet our needs. If the contractors are unable to adequately provide the contracted services, and we are unable to find alternative service providers in a timely manner, our ability to conduct our coal mining operations and deliver coal to our customers may be disrupted.

Our coal sale agreements are subject to quality specifications that we may not be able to meet, resulting in lower sales price of our coal or non-acceptance of delivery of our coal by the customer.

The coal we sell is subject to stated specifications or a range of specifications, such as heat value (BTU/lb value), percent sulfur, percent volatile matter, and percent ash, among other characteristics. Failure to meet these characteristics on a particular order, or in general, could result in rejection of coal delivery, non-payment of coal sales, and/or refusal to continue the sales relationship. Any of these factors could have a detrimental effect on our business and our ability to sell our coal and pay our expenses.

Our coal is sold primarily through various regional coal brokers and our ability to sell our coal to these brokers and receive payment for such sales is dependent on their ability to properly operate and manage their business.

For the coal we sell to brokers and intermediaries, which is all of our sales currently and anticipated to be a significant portion of our sales going forward, the ability to utilize such brokers is dependent on their ability to successfully operate their business. Inability to operate their business or impairment of their business will result in our ability to sell coal to such brokers and intermediaries.

Furthermore, there is the risk that any broker or intermediary fails to pay for any coal delivered, either in whole or in part, due to a potential combination of factors, such as:

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improper coal qualities and characteristics that don’t meet delivery specifications;

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delay in the broker and/or intermediaries’ receipt of payment(s);

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fraudulent activity of the broker and/or intermediary; and

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bankruptcy of the broker and/or intermediary.

Any failure to receive payment from our brokers and/or intermediaries could result in severe impairment or bankruptcy of our business.

Furthermore, for the coal we may sell directly to the end-customer, our ability to receive payment for the coal we sell depends on the continued creditworthiness of our customers. The current economic volatility and tightening credit markets increase the risk that we may not be able to collect payments from our customers. A continuation or worsening of current economic conditions or other prolonged global or U.S. recessions could also impact the creditworthiness of our customers. If the creditworthiness of a customer declines, this would increase the risk that we may not be able to collect payment for all of the coal we sell to that customer. If we determine that a customer is not creditworthy, we may not be required to deliver coal under the customer’s coal sales contract. If we are able to withhold shipments, we may decide to sell the customer’s coal on the spot market, which may be at prices lower than the contract price, or we may be unable to sell the coal at all. Furthermore, the bankruptcy of any of our customers could have a material adverse effect on our financial position. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk of payment default.

Our assets and operations are concentrated in eastern Kentucky, and a disruption within that geographic region could adversely affect the Company’s performance.

We currently rely exclusively on sales generated our coal extraction within eastern Kentucky’s Central Appalachian coal region. Due to our lack of diversification in geographic location, an adverse development in these areas, including adverse developments due to catastrophic events or weather and decreases in demand for coal or electricity, could have a significantly greater adverse impact on our ability to operate our business and our results of operations than if we held more diverse assets and locations.

Some officers and management of the Company may spend a substantial amount of time managing the business and affairs of other businesses and of other interests.

The officers and management of the Company have other business interests that may require substantial time apart from management of the Company. Furthermore, these other business interests may or may not compete directly with the business of the Company. These officers may face a conflict regarding the allocation of their time between our business and the other business interests of the Company, and as a result our business may be adversely affected if the officers spend less time on our business and affairs than would otherwise be available as a result of such officers’ time being split between the management of the Company. These officers may also be conflicted when negotiating the terms of contracts between the Company and other company interests, although the officers will act in the best faith of the Company, or recuse themselves from the negotiations, should a potential conflict arise

Our business model may result in various legal proceedings, which may have an adverse effect on our business.

Due to the nature of our business, at times we may be involved in legal proceedings incidental to our normal business activities. We will not be able to predict the outcome, and there is always the potential that the costs of litigation in an individual matter or the aggregation of many matters could have an adverse effect on our cash flows, results of operations or financial position.

Risk Related to Environmental Reclamation and Remediation.

We have a large amount of reclamation liability and large number of regulatory requirements as part of our operations. Our inability to perform our reclamation or regulatory requirements under local, state, or federal laws may result in fines or governmental orders that limit, impair, or stop our ability to operate. Regulatory fines may be substantial in nature and may significantly impact our operational results. Furthermore, we have several permit sites that require constant water monitoring and treatment for the foreseeable future due to the poor quality of water present within the permit.

Risks Related to this Offering and Our Common Stock

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Although we intend to use a portion of the net proceeds we receive to repay certain indebtedness as described under “Use of Proceeds,” we cannot specify with certainty the particular other uses of the net proceeds that we will receive from such purchase. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management’s specific intentions. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Our ability to pay dividends may be limited by the amount of cash we generate from operations following the payment of fees and expenses, by restrictions in any future debt instruments and by additional factors unrelated to our profitability.

We intend to pay special and regular quarterly dividends. The declaration and payment of dividends, if any, is subject to the discretion of our board of directors and the requirements of applicable law. The timing and amount of any dividends declared will depend on, among other things: (a) our earnings, earnings outlook financial condition, cash flow, cash requirements and outlook on current and future market conditions, (b) our liquidity, including our ability to obtain debt and equity financing on acceptable terms, (c) restrictive covenants in any future debt instruments and (d) provisions of applicable law governing the payment of dividends.

The metallurgical coal industry, and the coal industry in general, is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends. The amount of cash we generate from operations and the actual amount of cash we will have available for dividends will vary based upon, among other things:

●	the development of our properties into producing coal mines;

●	the ability to begin generating significant revenues and operating cash flows;

●	the market price for coal;

●	overall domestic and global economic conditions, including the supply of and demand for domestic and foreign coal, coke and steel;

●	unexpected operational events or geological conditions;

●	cost overruns;

●	our ability to enter into agreements governing the sale of coal, which are generally short-term in nature and subject to fluctuations in market pricing;

●	the level of our operating costs;

●	prevailing global and regional economic and political conditions;

●	changes in interest rates;

●	the impact of domestic and foreign governmental laws and regulations, including environmental and climate change regulations and regulations affecting the coal mining industry;

●	delays in the receipt of, failure to receive, failure to maintain or revocation of necessary governmental permits;

●	modification or revocation of our dividend policy by our board of directors; and

●	the amount of any cash reserves established by our board of directors.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends.

In addition, any future financing agreements may prohibit the payment of dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends.

We may not have sufficient surplus or net profits in the future to pay dividends, and our subsidiaries may not have sufficient funds, surplus or net profits to make distributions to us. As a result of these and the other factors mentioned above, we can give no assurance that dividends will be paid in the future.

The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC. Complying with these statutes, regulations and requirements will occupy a significant amount of time for our board of directors and management and will significantly increase our costs and expenses. We will need to:

●	institute a more comprehensive compliance function;

●	comply with rules promulgated by the OTCQB or any other exchange that lists our shares;

●	continue to prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	establish new internal policies, such as those relating to insider trading; and

●	involve and retain to a greater degree outside counsel and accountants in the above activities.

Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal years, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the fiscal year ending December 31, 2018. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.

We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

The offering price of our common stock may not be indicative of the market price of our common stock after this offering or throughout the course of our sale of shares under this offering. In addition, an active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile and/or decrease substantially as a result of the sale of the shares under this offering.

Prior to this offering, our common stock was very thinly traded on the OTCQB markets. An active, liquid and orderly trading market for our common stock may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The offering price will be negotiated between us and the buyer(s) of the common stock and may be more or less than the expected offering price or the market price of our stock at the time of the sale, and may not be indicative of the market price of our common stock after this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering and the common stock offered under this prospectus may be sold significantly less than the market price of the stock or the anticipated offering price.

The following factors could affect our stock price:

●	our operating and financial performance, including reserve estimates;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our common stock;

●	sales of our common stock by us or underwriters, should we decide to engage underwriters, or the perception that such sales may occur;

●	our payment of dividends;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our stockholders;

●	general market conditions, including fluctuations in commodity prices;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

The Series A Preferred shareholders will have the ability to direct the voting of a majority of the voting power of our common stock, and their interests may conflict with those of our other stockholders.

Upon completion of this offering, the Series A Preferred shareholders will hold a voting control equivalent to 79.6% of our common stock.

As a result, the Series A Preferred shareholders will be able to control matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The interests of the Series A Preferred shareholders with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. Given this concentrated voting control, the Series A Preferred shareholders would have to approve any potential acquisition of us. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement”. The Series A Preferred shareholders’ concentration of voting control may also adversely affect the trading price of our common stock to the extent investors perceive a disadvantage in owning stock of a company with significant stockholders.

Certain of our directors, members of our management team, and officers have significant duties with, and spend significant time serving, other entities, including those entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our directors, members of our management team and/or officers (such as Mark C. Jensen and Thomas M. Sauve, among others), who are responsible for managing the direction of our operations and acquisition activities, hold positions of responsibility with other entities (including T Squared Partners LP and other entities) that have other business interests and may find itself in the business of identifying and acquiring coal reserves. The existing positions held by these directors, members of our management team, and/or officers may give rise to fiduciary or other duties (such as devotion of time to the company) that are in conflict with the duties they owe to us. These directors, members of our management team, and/or officers, may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor. For additional discussion of our management’s business affiliations and the potential conflicts of interest of which our stockholders should be aware, see “Certain Relationships and Related Party Transactions.”

Our amended and restated certificate of incorporation and amended and restated bylaws, as well as Florida law, will contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our amended and restated certificate of incorporation will authorize our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

●	limitations on the removal of directors;

●	limitations on the ability of our stockholders to call special meetings;

●	establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders;

●	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

●
establishing advance notice and certain information requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Investors in this offering will experience immediate and substantial dilution.

This offering is being done on a delayed or continual basis pursuant to Rule 415 under the Securities Act of 1933, and as a result, the sale of up to 40 million shares under this prospectus could result in significant shareholder dilution and significantly negatively impact the share price of our stock. Furthermore, some investors in our stock may pay substantially different prices than other investors. There also exists the possibility that a large purchaser of our stock offered under this prospectus may negotiate a stock price that is more favorable than another purchaser of our stock offered under this prospectus, include the possibility of stock price that is priced at a variable rate to the market price of our stock. This would result in further significant and substantial dilution to all other holders of our common stock.

Future sales of our common stock in the public market, or the perception that such sales may occur, could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We may issue additional shares of common stock or convertible securities in subsequent public offerings. After the completion of this offering, we will have 40,892,044 outstanding shares of common stock. There may be no market for buyers of our common stock offered under this prospectus, or any sale of common stock under this prospectus may be sold at a substantial discount to the market price.

At some point after this offering, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of up to 4,000,000 shares of our common stock issued or reserved for issuance under our equity incentive plan. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction, subject to Rule 144 limitations with respect to affiliates. In addition, the issuance of shares of common stock upon the exercise of outstanding options will result in dilution to the interests of other stockholders. Please read “Description of Capital Stock— Outstanding Options or Warrants.”

We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock or the dividend amount payable per share on our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock or the dividend amount payable per share on our common stock.

Certain U.S. federal income tax preferences currently available with respect to coal exploration and development may be eliminated by future legislation.

From time to time, legislation is proposed that could result in the reduction or elimination of certain U.S. federal income tax preferences currently available to companies engaged in the exploration and development of coal. These proposals have included, but are not limited to, (1) the elimination of current deductions, the 60-month amortization period and the 10-year amortization period for exploration and development costs relating to coal and other hard mineral fossil fuels, (2) the repeal of the percentage depletion allowance with respect to coal properties, (3) the repeal of capital gains treatment of coal and lignite royalties and (4) the elimination of the domestic manufacturing deduction for coal and other hard mineral fossil fuels. The passage of these or other similar proposals could increase our taxable income and negatively impact the value of an investment in our common stock.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosure regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

If we decide to engage underwriters and/or broker-dealer as part of our offering of the securities under this prospectus, there may be additional fees incurred by the Company.

While we initial intend to offer the shares under this prospectus on a delay or continual basis pursuant to Rule 415 under the Securities Act of 1933 on a self-underwritten basis, we may decide to engage an underwriter/broker-dealer to assist with the sale of the shares, which may result in underwriting fees incurred by the Company that will reduce the net proceeds available to us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements.” All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus.

Forward-looking statements may include statements about:

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our status as a recently organized corporation with limited operating history, limited current revenue and properties that have limited production history;

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deterioration of economic conditions in the steel industry or other markets for our coal, generally;

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deterioration of economic conditions in the metallurgical and/or thermal coal industry and other markets for our coal, generally;

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higher than expected costs to develop our planned mining operations, including, but not limited to, the costs to rehabilitate our mines;

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decreases in the estimated quantities or quality of our coal reserves;

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changes in the estimated geological conditions in our mines;

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our expectations relating to dividend payments and our ability to make such payments;

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our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of additional metallurgical coal reserves as currently contemplated or to fund the operations and growth of our business;

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increased maintenance, operating or other expenses or changes in the timing thereof;

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impaired financial condition and liquidity of our customers;

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increased competition in coal markets;

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decreases in the price of metallurgical coal and/or thermal coal;

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the impact of and costs of compliance with stringent domestic and foreign laws and regulations, including environmental, climate change and health and safety regulations, and permitting requirements, as well as changes in the regulatory environment, the adoption of new or revised laws, regulations and permitting requirements;

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the impact of potential legal proceedings and regulatory inquiries against us;

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our inability to effectively deploy the net proceeds of this offering;

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impact of weather and natural disasters on demand, production and transportation;

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reductions and/or deferrals of purchases by major customers and our ability to renew sales contracts;

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credit and performance risks associated with customers, suppliers, contract miners, co-shippers and trading, banks and other financial counterparties;

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geologic, equipment, permitting, site access, operational risks and new technologies related to mining;

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our ability to attract and retain employees;

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transportation availability, performance and costs;

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availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires;

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the existence of registration rights with respect to the securities being offered and the costs of compliance or penalties for noncompliance with such rights;

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the amount of expenses and other liabilities incurred or accrued after the completion of this offering;

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the lack of a public market for our securities; and

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the other risks identified in this prospectus including, without limitation, those under the headings “Risk Factors,” “Business” and “Certain Relationships and Related Party Transactions.”

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of coal. These risks include, but are not limited to, commodity price volatility, demand for domestic and foreign steel, inflation, lack of availability of mining equipment and services, environmental risks, operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described under “Risk Factors” in this prospectus.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $48 million of net proceeds from the sale of the common stock offered by us.

We intend to use approximately $5 million for the purchase of additional surface and underground equipment and parts and supplies for such equipment, or the rehabilitation of our current equipment. The equipment will be used to increase production at existing operating mines and bring other mines into production at our various operating subsidiaries.

We intend to use approximately $18 million for future acquisitions of regional coal mines to complement our current regional operations, larger coal mining complexes, and/or other businesses related to the coal mining industry.

We intend to use approximately $10 million for mine rehabilitation of our existing idled mines to bring these mines in production. The mine rehabilitation costs are primarily comprised of labor and mining supplies and are dependent on the amount of rehabilitation and the existing conditions at the idled mine.

We intend to use approximately $3 million for partial repayment of certain debt and payables including amounts owed to management and related parties.

We intend to use approximately $12 million for working capital, including the public company costs, closing costs, and general expenses of the company.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We believe the net proceeds from this offering, together with our current cash and investments, and projected cash flow from future operations will be sufficient to fund our initial phase of projected capital expenditures. However, the amounts and timing of our actual expenditures depend on numerous factors, including the progress of development of our properties, which involves numerous uncertainties described under “Risk Factors” included elsewhere in this prospectus. Accordingly, we may choose to reallocate or otherwise use the proceeds from this offering and will have broad discretion in the use of the net proceeds from this offering.

DETERMINATION OF OFFERING PRICE

Before this offering, there has been a very limited public trading market for our shares of Class A Common Stock, and we cannot give any assurance to you that an active secondary market might develop or will be sustained after this offering. The price of the shares of Common Stock we are offering, and the price at which those shares can be sold in the future to potential buyers, has been determined solely by us, after consultation with our advisors, and, as such, may be arbitrary in that the price does not necessarily bear any relationship to our assets, earnings, book value or other criteria of value, and may not be indicative of the price that may prevail in the public market, or such share price may be the result of a private negotiation between us and the buyer of the shares and may differ substantially from any prior share price or the market price of our shares. No third-party valuation or appraisal has ever been prepared for our business. Among the factors we considered in setting a price were, without one factor being materially more important than the others):

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our limited operating history, as well as the other numerous obstacles we face in operating and expanding our business, as described in the “Risk Factors” section of this prospectus;

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our current company capitalization and our internal future expectations of our operations and financial performance; and

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our cash requirements to run our business over the next 12 to 60 months.

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the information included in this prospectus and otherwise available to the representative;

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the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

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our financial information;

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our ability to negotiate the sale price of our shares with potential buyers of our shares;

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our prospects and our history, and the prospects of the industry in which we compete;

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an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues; and

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the above factors in relation to market values and various evolution measures of other companies engaged in activities similar to ours.

PLAN OF DISTRIBUTION

We are offering up to a total of 40,000,000 shares of Common Stock through a self-directed offering and/or through the use of an underwriter/broker-dealer at an initial offering price of $1.20 per share on a best-efforts basis. There is no minimum offering and no minimum number of shares must be sold before we use the proceeds. Proceeds will not be returned to investors if we sell less than all of the shares of our Common Stock being offered in this prospectus. The proceeds from the sales of the shares will be paid directly to us by a subscriber for our Common Stock and will not be placed in an escrow account.

There is currently a very limited public trading market for shares of our Common Stock, and we cannot give any assurance to you that the shares offered by this prospectus can be resold for at least the offered price if and when an active secondary market might develop, or that a public market for our Common Stock will be sustained even if one is ultimately developed. We are offering the shares of our Common Stock directly through a broker/dealer, who is acting on our behalf with respect to the sales of the Common Stock.

Section 15(g) of the Securities Exchange Act of 1934 – “Penny Stock” Disclosure

Our shares of Common Stock are “penny stock” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated under the Exchange Act. They impose additional sales practice requirements on broker/dealers who sell securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rules may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny stock. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealer’s duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and the Financial Industry Regulatory Authority’s toll-free telephone number and the central number of the North American Securities Administrators Association (NASAA), for information on the disciplinary history of broker/dealers and their associated persons. Rules 15g-1 through 15g-6 which apply to broker/dealers but not our company are summarized as follows:

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Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules;

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Rule 15g-2 declares unlawful broker/dealer transactions in penny stock unless the broker/dealer has first provided to the customer a standardized disclosure document;

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Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question;

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Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction;

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Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation; and

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Rule 15g-6 requires broker/dealers selling penny stock to provide their customers with monthly account statements.

The application of the penny stock rules may affect your ability to resell your shares of Common Stock because many brokers are unwilling to buy, sell or trade penny stock as a result of the additional sales practices imposed upon them which are described in this section.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Upon completion of this offering, the authorized capital stock of American Resources Corporation will consist of 230,000,000 shares of Class A Common Stock, $0.0001 par value per share, of which 40,892,044 Class A Common Shares will be issued and outstanding, 5,000,000 shares of Series A Preferred shares, $0.001 par value per share, of which 4,817,792 Series A Preferred shares will be issued and outstanding, 20,000,000 shares of Series B Preferred shares, $0.001 par value per share, of which 850,000 Series B Preferred shares will be issued and outstanding (excluding the Series B Preferred accrued 8.0% annual dividend – see “Series B Preferred Stock” below), and 70,000,000 “blank check” preferred, of which none will be issued and outstanding.

The following summary of the capital stock and certificate of incorporation and bylaws of American Resources Corporation does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock. Please read “Dividend Policy.”

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Series A Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time our Series A Preferred stock, par value $0.0001 per share, covering up to an aggregate of 5,000,000 shares of Series A Preferred stock. The Series A Preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. As of the date of this offering, 4,817,792 shares of Series A Preferred stock are outstanding. See “Security Ownership of Certain Beneficial Owners and Management” for more detail on the Series A Preferred stock holders.

Voting Rights. Holders of Series A Preferred shares are entitled to thirty three and one-third votes, on an “as-converted” basis, per each Series A Preferred share held of record on all matters to be voted upon by the stockholders.

Dividend Rights. The holders of the Series A Preferred stock are not entitled to receive dividends.

Conversion Rights. The holders of the Series A Preferred stock are entitled to convert into common shares, at the holder’s discretion, at a rate of one Series A Preferred share for three and one-third Common shares. Any fractional common shares created by the conversion is rounded to the nearest whole common share.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of the Series A Preferred shares shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to $1.65 per share.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Series B Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time our Series B Preferred stock, par value $0.001 per share, covering up to an aggregate of 20,000,000 shares of Series B Preferred stock. The Series B Preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. As of March 31, 2018, 850,000 shares of Series B Preferred stock are outstanding and accrued dividend in the amount of $70,157 as part of the 8.0% annual dividend on the Series B Preferred, as described below. See “Security Ownership of Certain Beneficial Owners and Management” for more detail on the Series B Preferred stock holders.

Voting Rights. The holders of Series B Preferred shares are entitled to no voting rights until the holder converts any or all of their Series B Preferred shares to common shares.

Dividend Rights. The holders of the Series B Preferred shall accrue a dividend based on an 8.0% annual percentage rate, compounded quarterly in arrears, for any Series B Preferred stock that is outstanding at the end of such prior quarter.

Conversion Rights. The holders of the Series B Preferred stock are entitled to convert into common shares, at the holder’s discretion, at a conversion price of Three Dollars Sixty Cents ($3.60) per share of Common stock, subject to certain price adjustments found in the Series B Preferred stock purchase agreements.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Series B Preferred shares shall have a liquidation preference to the Common shares and Series A Preferred shares outstanding in the amount equal to the amount initially invested by the Series B Preferred holder in the Series B Preferred stock at the time of such investment minus the pro rata amount that has been converted into common stock or redeemed.

“Blank Check” Preferred Stock

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time up to an aggregate of 70,000,000 shares of preferred stock that is considered “blank check”. The blank check preferred stock shall be designed by the board of directors at the time of classification

Outstanding Options or Warrants

Pursuant to our Series B Preferred stock offering, investors in the Series B Preferred stock received options (also referred to as “warrants”) to purchase additional common shares at exercise prices stated within such option. The options have an expiration date of two or three years post the date of the investment in the Series B Preferred stock by the investor.

Should all Series B Preferred stock option holders fully exercise their right to purchase shares, for cash, the Company will receive $1,702,090 proceeds from such exercises and will increase the common shares outstanding by 305,557 shares.

On June 27, 2017 we entered into a settlement agreement with Oscaleta Partners LLC, a company we engaged on February 20, 2017 to perform consulting services to AREC, and as part of that settlement, we issued to Oscaleta Partners LLC the amount of 13,333 restricted shares of the company’s common stock, and a three-year warrant to purchase up to 33,333 common shares of stock of the company at an exercise price of $3.60 per share. Should Oscaleta Partners LLC exercise all of its shares under the warrant, the company will receive $119,999 cash proceeds.

As compensation to Bill Bishop for his service on the Board of Directors of the company, we issued Mr. Bishop a three-year option to purchase up to 8,334 common shares of our company at an exercise price of $3.60 per share, subject to certain price adjustments and other provisions found within the option issued to Mr. Bishop. Should Mr. Bishop be elected as a board member of the company for additional term(s), the option contains a cashless exercise provision that will allow Mr. Bishop to exercise his option without any cash consideration to the company, as described within the option. Should Mr. Bishop exercise the option through a cash payment to the company, the Company will receive up to $30,002 from Mr. Bishop and he will receive up to 8,334 restricted common shares of the Company. There are no registration rights associated with this warrant that require the Company to register the shares.

On October 4, 2017, we entered into a financing transaction with Golden Properties Ltd., a British Columbia company based in Vancouver, Canada (“Golden Properties”) that involved a series of loans made by Golden Properties to the Company. As part of that financing, we issued to Golden Properties the following warrants:

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Warrant B-4, for the purchase of 3,417,006 shares of common stock at $0.01 per share, as adjusted from time to time, expiring on October 2, 2020, and providing the Company with up to $34,170 in cash proceeds should all the warrants be exercised;

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Warrant C-1, for the purchase of 400,000 shares of common stock at $3.55 per share, as adjusted from time to time, expiring on October 2, 2019, and providing the Company with up to $1,420,000 in cash proceeds should all the warrants be exercised;

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Warrant C-2, for the purchase of 400,000 shares of common stock at $7.09 per share, as adjusted from time to time, expiring on October 2, 2019, and providing the Company with up to $2,836,000 in cash proceeds should all the warrants be exercised;

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Warrant C-3, for the purchase of 400,000 shares of common stock at $8.58 per share, as adjusted from time to time, expiring October 2, 2020, and providing the Company with up to $3,432,000 in cash proceeds should all the warrants be exercised; and

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Warrant C-4, for the purchase of 400,000 shares of common stock at $11.44 per share, as adjusted from time to time, expiring October 2, 2020, and providing the Company with up to $4,576,000 in cash proceeds should all the warrants be exercised.

None of the warrants resulting from the agreement with Golden Properties have been exercised as of the date of this prospectus.

During the period the options are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the options upon the exercise of the options. No fractional shares will be issued upon the exercise of the options. The options are not listed on any securities exchange. Except as otherwise provided within the option, the option holders have no rights or privileges as members of the Company until they exercise their options.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Vstock Transfer, LLC located at 18 Lafayette Place Woodmere, NY 11598, phone number 212-828-8436.

Listing

Currently we are trading on the OTCQB markets under the symbol “AREC”.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our financial statements as of December 31, 2017 and 2016, included in this prospectus have been audited by MaloneBailey, LLP of Houston, Texas, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing. Our audited financial statements as of December 31, 2017 and 2016, included in this prospectus have been prepared by the management of the Company.

The validity of the securities offered by this prospectus will be passed upon for us by Law Office of Clifford J. Hunt, P.A. The law firm’s principal, Clifford J. Hunt, Esquire, is the beneficial owner of 1,721 shares of our common stock.

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of Business, Principal Products, Services

We are a low-cost producer of primarily high-quality, metallurgical coal in eastern Kentucky. We began our Company on October 2, 2013 and changed our name from Natural Gas Fueling and Conversion Inc. to NGFC Equities, Inc. on February 25, 2015, and then changed our name from NGFC Equities, Inc. to American Resources Corporation on February 17, 2017. On January 5, 2017, ARC executed a Share Exchange Agreement between the Company and Quest Energy Inc., a private company incorporated in the State of Indiana with offices at 9002 Technology Lane, Fishers IN 46038, and due to the fulfillment of various conditions precedent to closing of the transaction, the control of the Company was transferred to the Quest Energy shareholders on February 7, 2017 resulting in Quest Energy becoming a wholly-owned subsidiary of ARC. Through its wholly-owned subsidiary Quest Energy, which is an Indiana corporation founded in June 2015, ARC was able to acquire coal mining and coal processing operations, substantially all located in eastern Kentucky. The Company is currently in the process of expanding its coal production at three of its producing mines, starting production at five other mines, and acquiring additional mines and reserves, all located in eastern Kentucky; which, with our current cash and investments, expected net proceeds from this offering, and projected cash flow from operations, will help enable or accelerate such expansion. We believe each of these projects possesses geologic and logistical advantages that will make our coal producing among the lowest-cost coal production in the United States. A majority of our domestic and international target customer base includes blast furnace steel mills and coke plants, as well as international metallurgical coal consumers, domestic electricity generation utilities, and other industrial customers.

We achieved initial commercial production of metallurgical coal in September 2016 from our McCoy Elkhorn Mine #15 and from our McCoy Elkhorn Carnegie 1 Mine in March 2017. In October 2017 we achieved commercial production of thermal coal from our Deane Mining Access Energy Mine and from our Deane Mining Razorblade Surface Mine in May 2018. We believe that we will be able to take advantage of recent increases in U.S. and global benchmark metallurgical and thermal coal prices and intend to opportunistically increase the amount of our projected production that is directed to the export market to capture favorable differentials between domestic and global benchmark prices. The Company is also able to increase its operating margin by washing and/or loading to rail third party coal for a profit at its owned preparation plants or rail loadouts while also covering the cost of washing and loading the company’s internal production. The Company commenced operations of two out of four of its internally owned preparation plants in July of 2016 (Bevins #1 and Bevins #2 Prep Plants at McCoy Elkhorn), with a third preparation plant commencing operation in October 2017 (Mill Creek Prep Plant at Deane Mining).

Distribution Methods Of The Products and Services

Quest Energy has five coal mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company, “McCoy Elkhorn”), Knott County Coal LLC (“Knott County Coal”), Deane Mining LLC (“Deane Mining”), ERC Mining Indiana Corporation (“ERC”), and Quest Processing LLC (“Quest Processing”), all of which are located in eastern Kentucky within the Central Appalachian coal basin, with the exception of ERC Mining Indiana Corporation, which is located in southwestern Indiana in the Illinois coal basin. Below is an organizational and ownership chart of our Company.

The coal reserves under control by the Company generally comprise of metallurgical coal (used for steel making), pulverized coal injections (“PCI”, used in the steel making process) and high-BTU, low sulfur, low moisture bituminous coal used for a variety of uses within several industries, including industrial customers, specialty products and thermal coal used for electricity generation.

McCoy Elkhorn Coal LLC

General:

Located primarily within Pike County, Kentucky, McCoy Elkhorn is currently comprised of two active mines (Mine #15 and the Carnegie 1 Mine), one mine in “hot idle” status (the PointRock Mine), two coal preparation facilities (Bevins #1 and Bevins #2), and other mines in various stages of development or reclamation. McCoy Elkhorn sells its coal to a variety of customers, both domestically and internationally, primarily to the steel making industry as a high-vol “B” coal or blended coal.

Mines:

Mine #15 is an underground mine in the Millard (also known as Glamorgan) coal seam and located near Meta, Kentucky. Mine #15 is mined via room-and-pillar mining methods using continuous miners, and the coal is belted directly from the stockpile to McCoy Elkhorn’s coal preparation facility. Mine #15 is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. The coal from Mine #15 is stockpiled at the mine site and belted directly to the Company’s nearby coal preparation facilities. Production at Mine #15 re-commenced under Quest Energy’s ownership in September 2016.

The Carnegie 1 Mine is an underground mine in the Alma and Upper Alma coal seams and located near Kimper, Kentucky. In 2011, coal production from the Carnegie 1 Mine in the Alma coal seam commenced and then subsequently the mine was idled. Production at the Carnegie 1 Mine was reinitiated in early 2017 under Quest Energy’s ownership and is currently being mined via room-and-pillar mining methods utilizing a continuous miner. The coal is stockpiled on-site and trucked approximately 7 miles to McCoy Elkhorn’s preparation facilities. The Carnegie 1 Mine is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine.

The PointRock Mine is surface mine in a variety of coal seams, primarily in the Pond Creek, the Lower Alma, the Upper Alma, and Cedar Grove coal seams and located near Phelps, Kentucky. Coal has been produced from the PointRock Mine in the past under different operators. Quest Energy acquired the PointRock Mine in April 2018 and is currently performing reclamation work in advance of re-starting production, which is expected in later 2018. PointRock is anticipated to be mined via contour, auger, and highwall mining techniques. The coal will be stockpiled on-site and trucked approximately 23 miles to McCoy Elkhorn’s preparation facilities. The PointRock Mine is anticipated to be operated as a modified contractor mine, whereby McCoy Elkhorn provides certain mining infrastructure and equipment for the operations and pays a contractor a fixed per-ton fee for managing the workforce, procuring other equipment and supplies, and maintaining the equipment and infrastructure in proper working order.

Processing & Transportation:

The Bevins #1 Preparation Plant is an 800 ton-per hour coal preparation facility located near Meta, Kentucky, across the road from Mine #15. Bevins #1 has raw coal stockpile storage of approximately 25,000 tons and clean coal stockpile storage of 100,000 tons of coal. The Bevins #1 facility has a fine coal circuit and a stoker circuit that allows for enhance coal recovery and various coal sizing options depending on the needs of the customer.

The Bevins #2 Preparation Plant is on the same permit site as Bevins #1 and is a 500 ton-per-hour processing facility with fine coal recovery and a stoker circuit for coal sizing options. Bevins #2 has raw coal stockpile storage of 25,000 tons of coal and a clean coal stockpile storage of 45,000 tons of coal.

Both Bevins #1 and Bevins #2 have a batch-weight loadout and rail spur for loading coal into trains for rail shipments. The spur has storage for 110 rail cars and is serviced by CSX Transportation and is located on CSX’s Big Sandy, Coal Run Subdivision. Both Bevins #1 and Bevins #2 have coarse refuse and slurry impoundments called Big Groundhog and Lick Branch. While the Big Groundhog impoundment is nearing the end of its useful life, the Lick Branch impoundment has significant operating life and will be able to provide for coarse refuse and slurry storage for the foreseeable future at Bevins #1 and Bevins #2. Coarse refuse from Bevins #1 and Bevins #2 is belted to the impoundments. Both Bevins #1 and Bevins #2 are facilities owned by McCoy Elkhorn, subject to certain restrictions present in the agreement between McCoy Elkhorn and the surface land owner.

Due to additional coal processing storage capacity at Bevins #1 and Bevins #2 Preparation Plants, McCoy Elkhorn processes, stores, and loads coal for other regional coal producers for an agreed-to fee.

Additional Permits:

In addition to the above mines, McCoy Elkhorn holds 11 additional coal mining permits that are idled operations or in various stages of reclamation. For the idled coal mining operations, McCoy Elkhorn will determine which coal mines to bring back into production, if any, as the coal market changes, and there are currently no other idled mines within McCoy Elkhorn that are slated to go into production in the foreseeable future. Any idled mines that are brought into production would require significant upfront capital investment.

Knott County Coal LLC

General:

Located primarily within Knott County, Kentucky (but with additional idled permits in Leslie County, Perry County, and Breathitt County, Kentucky), Knott County Coal is comprised of one active mine (the Wayland Surface Mine) and 22 idled mining permits (or permits in reclamation), including the permits associated with the idled Supreme Energy Preparation Plant. The idled mining permits are either in various stages of planning, idle status or reclamation. The idled mines at Knott County Coal are primarily underground mines that utilize room-and-pillar mining.

Mines:

The Wayland Surface Mine is a surface waste-rock reprocessing mine in a variety of coal seams (primarily the Upper Elkhorn 1 coal seam) located near Wayland, Kentucky. The Wayland Surface Mine is mined via area mining through the reprocessing of previously processed coal, and the coal is trucked approximately 22 miles to the Mill Creek Preparation Plant at Deane Mining, where it is processed and sold. The Wayland Surface Mine is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. During June 2018, production at the Wayland Surface Mine commenced under Quest Energy’s ownership. The associated permit was purchased during May 2018.

Other potential customers of Knott County Coal include industrial customers, specialty customers and utilities for electricity generation, although no definitive sales have been identified yet.

Processing & Transportation:

The idled Supreme Energy Preparation Plant is a 400 ton-per-hour coal preparation facility with a fine coal circuit located in Kite, Kentucky. The Bates Branch rail loadout associated with the Supreme Energy Preparation Plant is a batch-weigh rail loadout with 220 rail car storage capacity and serviced by CSX Transportation in their Big Sandy rate district. The coarse refuse is trucked to the Kings Branch impoundment, which is approximately one mile from the Supreme Energy facility. The slurry from coal processing is piped from the Supreme Energy facility to the Kings Branch impoundment.

The Supreme Energy Preparation Plant is owned by Knott County Coal, subject to certain restrictions present in the agreement between Knott County Coal and the surface land owner, Land Resources & Royalties LLC.

Additional Permits:

In addition to the above mines, Knott County Coal holds 20 additional coal mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment.

Deane Mining LLC

General:

Located within Letcher County and Knott County, Kentucky, Deane Mining LLC is comprised of one active underground coal mine (the Access Energy Mine), one active surface mine (Razorblade Surface) and one active coal preparation facility called Mill Creek Preparation Plant, along with 12 additional idled mining permits (or permits in reclamation). The idled mining permits are either in various stages of development, reclamation or being maintained as idled, pending any changes to the coal market that may warrant re-starting production.

Mines:

Access Energy is a deep mine in the Elkhorn 3 coal seam and located in Deane, Kentucky. Access Energy is mined via room-and-pillar mining methods using continuous miners, and the coal is belted directly from the mine to the raw coal stockpile at the Mill Creek Preparation Plant across the road from Access Energy. Similar to McCoy Elkhorn’s Carnegie 1 Mine, Access Energy is currently run as a modified contractor mine, whereby Deane Mining provides the mining infrastructure and equipment for the operations and pays the contractor a fixed per-ton fee for managing the workforce, procuring the supplies, and maintaining the equipment and infrastructure in proper working order.

Razorblade Surface is a surface mine currently mining the Hazard 4 and Hazard 4 Rider coal seams and located in Deane, Kentucky. Razorblade Surface is mined via contour, auger, and highwall mining methods, and the coal is stockpiled on site where it trucked to the Mill Creek Preparation Plant approximately one mile away for processing. Razorblade Surface is run as both a contractor mine and as a “company run” mine for coal extraction and began extracting coal in spring of 2018. Coal produced from Razorblade Surface will be trucked approximately one mile to the Mill Creek Preparation Plant.

The coal production from Deane Mining LLC is currently sold a utility located in southeast United States under a contract that expires December 2018, along with coal sold in the spot market. Deane Mining is in discussions with various customers to sell additional production from Access Energy, Razorblade, and Wayland Surface mines, combined with other potential regional coal production, as pulverized coal injection (PCI) to steel mills, industrial coal, and thermal coal to other utilities for electricity generation.

Processing & Transportation:

The Mill Creek Preparation Plant is an 800 ton-per-hour coal preparation facility located in Deane, Kentucky. The associated RapidLoader rail loadout is a batch-weight rail loadout with 110 car storage capacity and services by CSX Transportation in their Big Sandy and Elkhorn rate districts. The Mill Creek Preparation Plant is owned by Deane Mining, subject to certain restrictions present in the agreement between Deane Mining and the surface land owner, Land Resources & Royalties LLC.

Additional Permits:

In addition to the above mines and preparation facility, Deane Mining holds 12 additional coal mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment.

Quest Processing LLC

Quest Energy’s wholly-owned subsidiary, Quest Processing LLC, manages the assets, operations, and personnel of the certain coal processing and transportation facilities of Quest Energy’s various other subsidiaries, namely the Supreme Energy Preparation Facility (of Knott County Coal LLC), the Raven Preparation Facility (of Knott County Coal LLC), and the Mill Creek Preparation Facility (of Deane Mining LLC). Quest Processing LLC was the recipient of a New Markets Tax Credit loan that allowed for the payment of certain expenses of these preparation facilities. As part of that financing transaction, Quest Energy loaned Quest MGMT LLC, an entity owned by members of Quest Energy, Inc.’s management, $4,120,000 to facilitate the New Markets Tax Credit loan, of which is all outstanding as of December 31, 2017.

ERC Mining Indiana Corporation (the Gold Star Mine)

General:

Quest Energy, through its wholly-owned subsidiary, ERC Mining Indiana Corporation (“ERC”), has a management agreement with an unrelated entity, LC Energy Operations LLC, to manage an underground coal mine, clean coal processing facility and rail loadout located in Greene County, Indiana (referred to as the “Gold Star Mine”) for a monthly cash and per-ton fee. As part of that management agreement, ERC manages the operations of the Gold Star Mine, is the holder of the mining permit, provides the reclamation bonding, is the owner of some of the equipment located at the Gold Star Mine, and provides the employment for the personnel located at the Gold Star Mine. LC Energy Operations LLC owns the remaining equipment and infrastructure, is the lessee of the mineral (and the owner of some of the mineral and surface), and provides funding for the operations. Currently the coal mining operations at the Gold Star Mine are idled. Any cash flow from the operations of the Gold Star Mine for the foreseeable future will go to LC Energy Operations LLC to satisfy prior debt advanced to the Gold Star Mine.

Mine:

The Gold Star Mine, which is currently the only coal mining operation within ERC Mining Indiana Corporation (a wholly-owned subsidiary of Quest Energy Inc.). The Gold Star Mine is an underground mine located in the Indiana IV (aka Survant) coal seam, which is a low sulfur coal relative to other coal mining operations in the region. With a sulfur ranging from 1.0% to 1.5%, the coal has historically been sold to local power generating facilities that lack more advanced sulfur capture technologies, as well as to other regional coal producers to blend their sulfur lower to sell their coal at a premium.

Processing & Transportation:

Coal extracted from the Gold Star Mine is belted directly to the preparation facility on site. The coal can either be loaded to rail or transported via truck. The rail spur at Gold Star is serviced by the Indiana Rail Road Company and holds up to 116 rail cars.

The Gold Star Mine is currently idled and ARC management is pursuing potential sales orders for the coal. Any re-initiation of coal mining operations at the Gold Star Mine would require capital investment.

In addition to the current owned permits and reserves described within the above operating subsidiaries, ARC may, from time to time, and frequently, acquire additional coal mining permits or reserves, or dispose of coal mining permits or reserves currently held by ARC, as management of the Company deems appropriate.

Status of any publicly announced new products or services

McCoy Elkhorn Coal LLC:

We are currently producing at Mine #15 and Carnegie 1 Mine at McCoy Elkhorn Coal and both of our preparation plants (Bevins 1 and Bevins 2) are operational, as is the rail loadout facility. Our PointRock surface mine is currently idled as we interview contractors for future production. We continue to develop our Carnegie 2 deep mine in the Alma coal seam and are working on other permit acquisition and/or development activities in the area of McCoy Elkhorn.

Knott County Coal LLC:

We are currently producing at our Wayland Surface mine. The coal from this mine processed and loaded to rail at the Mill Creek Preparation Plant and RapidLoader loadout of Deane Mining LLC. We continue permitting and development work on several other permits, including the Topper mine.

While Knott County Coal owns the Supreme Energy Preparation Plant and Bates Branch rail loadout, those facilities are currently idled and would require capital to rehabilitate to operational condition.

Deane Mining LLC:

We are currently producing at the Access Energy Mine, underground room and pillar operations, the Razorblade Surface mine, and our Mill Creek Preparation Plant is operational, as is the rail loadout facility. We continue to analyze additional coal mines that could be brought into production, assuming we achieve coal sales for such operations.

ERC Mining Indiana Corporation:

We have completed the rehabilitation of the Gold Star underground mine at ERC Mining Indiana Corp. and are working to obtain sales for this mine, although no time frame for production is currently anticipated. The coal will be belted directly to the on-site processing facility for coal processing and then anticipated to be loaded to rail or truck, depending on the customer’s requirements. ERC Mining Indiana Corp. has a management agreement with an unrelated entity, LC Energy Operations LLC to manage an underground coal mine, clean coal processing facility and rail loadout for a monthly cash and per-ton fee. As part of that management agreement, LC Energy Operations LLC is required to provide funding for the operations at the Gold Star mine, and any cash flow from the operations of the Gold Star Mine for the foreseeable future will go to LC Energy Operations LLC to satisfy prior debt advanced to the Gold Star Mine.

Competitive Business Conditions And The Smaller Reporting Company’s Competitive Position In The Industry And Methods Of Competition

The coal industry is intensely competitive. The most important factors on which the Company competes are coal quality, delivered costs to the customer and reliability of supply. Our principal domestic competitors will include Alpha Natural Resources, Ramaco Resources, Blackhawk Mining, Coronado Coal, Arch Coal, Contura Energy, Warrior Met Coal, Alliance Resource Partners, and ERP Compliance Fuels. Many of these coal producers may have greater financial resources and larger reserve bases than we do. We also compete in international markets directly with domestic companies and with companies that produce coal from one or more foreign countries, such as Australia, Colombia, Indonesia and South Africa.

Coal prices differ substantially by region and are impacted by many factors including the overall economy, demand for steel, demand for electricity, location, market, quality and type of coal, mine operation costs and the cost of customer alternatives. The major factors influencing our business are the global economy, the demand for steel, and the amount of coal being consumed for electricity generation.

Our initial marketing strategy is to focus on U.S.- and internationally-based blast furnace still mills and coke plants, and other customers where our coal is in demand. Our current sales are primarily conducted through the use of intermediaries and brokers who have established relationships with our potential end-customers, although we may develop and employ an in-house marketing team in the future.

The Company sells its coal to domestic and international customers, some which blend the Company’s coal at east coast ports with other qualities of coal for export. Coal sales currently come from the Company’s McCoy Elkhorn’s Mine #15, McCoy Elkhorn’s Carnegie Mine, and Deane Mining’s Access Energy Mine. The Company may, at times, purchase coal from other regional producers to sell on its contracts.

Coal sales at the Company is primarily outsource to third party intermediaries who act on the Company’s behalf to source potential coal sales and contracts. The third-party intermediaries have no ability to bind the Company to any contracts, and all coal sales are approved by management of the Company.

Sources And Availability Of Raw Materials And The Names Of Principal Suppliers

Supplies used in our business include petroleum-based fuels, explosives, tires, conveyance structure, roof support supplies, ventilation supplies, lubricants and other raw materials as well as spare parts and other consumables used in the mining process. We use third-party suppliers for a significant portion of our equipment rebuilds and repairs, drilling services and construction. We also may utilize contract miners at our various operations. We believe adequate substitute suppliers and contractors are available and we are not dependent on any one supplier or contractor. We continually seek to develop relationships with suppliers and contractors that focus on reducing our costs while improving quality and service. Principal suppliers for our business include Drill Steel, Banks Miller, Mineral Labs, Jones Oil, and Maggard Sales & Service, among other regional and national suppliers of the Company.

Dependence On One Or A Few Customers

As of December 31, 2017 and 2016 63% and 78% of revenue and 99% and 97% of outstanding accounts receivable came from three and two customers, respectively. As of March 31, 2018 and 2017 100% and 97% of outstanding accounts receivable came from one and two customers, respectively. As of March 31, 2018, and 2017 72% and 78% of revenue came from two and one customer, respectively.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements Or Labor Contracts, Including Duration

We do not have any registered trademarks or trade names for our products, services or subsidiaries, and we do not believe that any trademark or trade name is material to our business. However, the names of the seams in which we have coal reserves, and attributes thereof, are widely recognized in the coal markets. We are not a party to any union or collective bargaining agreements.

Coal mining and processing involves the extraction of coal (mineral) and the use of surface property incidental to such extraction and processing. All of the mineral and surface related to the Company’s coal mining operations is leased from various mineral and surface owners (the “Leases”). The Company’s operating subsidiaries, collectively, are parties to approximately 200 various Leases and other agreements required for the Company’s coal mining and processing operations. The Leases are with a variety of Lessors, from individuals to professional land management firms such as the Elk Horn Coal Company LLC and Alma Land Company. In some instances, the Company has leases with Land Resources & Royalties LLC (LRR), a professional leasing firm that is an entity wholly owned by Quest MGMT LLC, an entity owned by members of Quest Energy Inc.’s management. LRR is considered a variable interest entity and is consolidated into Quest Energy’s financial statements.

Need For Any Government Approval Of Principal Products Or Services

Prior to conducting any mining activities, we first need approval from various local and federal agencies. From our various acquisitions in 2015 and 2016, we are the holder of 56 coal mining permits issued by Kentucky Department of Natural Resources and one coal mining permit issued by Indiana Department of Natural Resources. The coal mining permits we hold are primarily located in eastern Kentucky, in the counties of Pike, Knott, Letcher, Perry, Floyd, Breathitt, and Leslie.

Effect Of Existing Or Probable Governmental Regulations On The Business

Our operations are subject to federal, state, and local laws and regulations, such as those relating to matters such as permitting and licensing, employee health and safety, reclamation and restoration of mining properties, water discharges, air emissions, plant and wildlife protection, the storage, treatment and disposal of wastes, remediation of contaminants, surface subsidence from underground mining and the effects of mining on surface water and groundwater conditions. In addition, we may become subject to additional costs for benefits for current and retired coal miners. These environmental laws and regulations include, but are not limited to, SMCRA with respect to coal mining activities and ancillary activities; the CAA with respect to air emissions; the CWA with respect to water discharges and the permitting of key operational infrastructure such as impoundments; RCRA with respect to solid and hazardous waste management and disposal, as well as the regulation of underground storage tanks; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) with respect to releases, threatened releases and remediation of hazardous substances; the Endangered Species Act of 1973 (“ESA”) with respect to threatened and endangered species; and the National Environmental Policy Act of 1969 (“NEPA”) with respect to the evaluation of environmental impacts related to any federally issued permit or license. Many of these federal laws have state and local counterparts which also impose requirements and potential liability on our operations.

Compliance with these laws and regulations may be costly and time-consuming and may delay commencement, continuation or expansion of exploration or production at our facilities. They may also depress demand for our products by imposing more stringent requirements and limits on our customers’ operations. Moreover, these laws are constantly evolving and are becoming increasingly complex and stringent over time. These laws and regulations, particularly new legislative or administrative proposals, or judicial interpretations of existing laws and regulations related to the protection of the environment could result in substantially increased capital, operating and compliance costs. Individually and collectively, these developments could have a material adverse effect on our operations directly and/or indirectly, through our customers’ inability to use our products.

Certain implementing regulations for these environmental laws are undergoing revision or have not yet been promulgated. As a result, we cannot always determine the ultimate impact of complying with existing laws and regulations.

Due in part to these extensive and comprehensive regulatory requirements and ever- changing interpretations of these requirements, violations of these laws can occur from time to time in our industry and also in our operations. Expenditures relating to environmental compliance are a major cost consideration for our operations and safety and compliance is a significant factor in mine design, both to meet regulatory requirements and to minimize long-term environmental liabilities. To the extent that these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, operating results will be reduced.

In addition, our customers are subject to extensive regulation regarding the environmental impacts associated with the combustion or other use of coal, which may affect demand for our coal. Changes in applicable laws or the adoption of new laws relating to energy production, GHG emissions and other emissions from use of coal products may cause coal to become a less attractive source of energy, which may adversely affect our mining operations, the cost structure and, the demand for coal. For example, if the emissions rates or caps adopted under the CPP on GHGs are upheld or a tax on carbon is imposed, the market share of coal as fuel used to generate electricity would be expected to decrease.

We believe that our competitors with operations in the United States are confronted by substantially similar conditions. However, foreign producers and operators may not be subject to similar requirements and may not be required to undertake equivalent costs in or be subject to similar limitations on their operations. As a result, the costs and operating restrictions necessary for compliance with United States environmental laws and regulations may have an adverse effect on our competitive position with regard to those foreign competitors. The specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, applicable legislation and its production methods.

Surface Mining Control and Reclamation Act

SMCRA establishes operational, reclamation and closure standards for our mining operations and requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of mining activities. SMCRA also stipulates compliance with many other major environmental statutes, including the CAA, the CWA, the ESA, RCRA and CERCLA. Permits for all mining operations must be obtained from the United States Office of Surface Mining (“OSM”) or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. Our operations are located in states which have achieved primary jurisdiction for enforcement of SMCRA through approved state programs.

SMCRA imposes a complex set of requirements covering all facets of coal mining. SMCRA regulations govern, among other things, coal prospecting, mine plan development, topsoil or growth medium removal and replacement, disposal of excess spoil and coal refuse, protection of the hydrologic balance, and suitable post mining land uses.

From time to time, OSM will also update its mining regulations under SMCRA. For example, in December 2016, OSM finalized a new version of the Stream Protection Rule which will become effective in January 2017. The rule will impact both surface and underground mining operations, as it will impose stricter guidelines on conducting coal mining operations, and will require more extensive baseline data on hydrology, geology and aquatic biology in permit applications. The rule will also require the collection of increased pre-mining data about the site of the proposed mining operation and adjacent areas to establish a baseline for evaluation of the impacts of mining and the effectiveness of reclamation associated with returning streams to pre-mining conditions. If the final rule survives judicial review or further legislative action and takes effect, our mining operations could face significant operating restrictions, as well as increased monitoring and restoration costs. Other potential restrictions apply to mining activities on properties that are within the designated boundary of federally protected lands or national forests, or in the vicinity of public roads. These existing and proposed rules, or other new SMCRA regulations, could result in additional material costs, obligations and restrictions upon our operations.

Abandoned Mine Lands Fund

SMCRA also imposes a reclamation fee on all current mining operations, the proceeds of which are deposited in the AML Fund, which is used to restore unreclaimed and abandoned mine lands mined before 1977. The current per ton fee is $0.280 per ton for surface mined coal and $0.120 per ton for underground mined coal. These fees are currently scheduled to be in effect until September 30, 2021.

Mining Permits and Approvals

Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state, and local authorities data detailing the effect or impact that any proposed exploration project for production of coal may have upon the environment, the public and our employees. The permitting rules, and the interpretations of these rules, are complex, change frequently, and may be subject to discretionary interpretations by regulators. The requirements imposed by these permits and associated regulations can be costly and time-consuming and may delay commencement or continuation of exploration, production or expansion at our operations. The governing laws, rules, and regulations authorize substantial fines and penalties, including revocation or suspension of mining permits under some circumstances. Monetary sanctions and, in certain circumstances, even criminal sanctions may be imposed for failure to comply with these laws.

Applications for permits and permit renewals at our mining operations are also subject to public comment and potential legal challenges from third parties seeking to prevent a permit from being issued, or to overturn the applicable agency’s grant of the permit. Should our permitting efforts become subject to such challenges, they could delay commencement, continuation or expansion of our mining operations. If such comments lead to a formal challenge to the issuance of these permits, the permits may not be issued in a timely fashion, may involve requirements which restrict our ability to conduct our mining operations or to do so profitably, or may not be issued at all. Any delays, denials, or revocation of these or other similar permits we need to operate could reduce our production and materially adversely impact our cash flow and results of our operations.

In order to obtain mining permits and approvals from state regulatory authorities, mine operators must also submit a reclamation plan for restoring the mined property to its prior condition, productive use or other permitted condition. The conditions of certain permits also require that we obtain surface owner consent if the surface estate has been split from the mineral estate. This requires us to negotiate with third parties for surface access that overlies coal we acquired or intend to acquire. These negotiations can be costly and time-consuming, lasting years in some instances, which can create additional delays in the permitting process. If we cannot successfully negotiate for land access, we could be denied a permit to mine coal we already own.

Finally, we typically submit necessary mining permit applications several months, or even years, before we anticipate mining a new area. However, we cannot control the pace at which the government issues permits needed for new or ongoing operations. For example, the process of obtaining CWA permits can be particularly time-consuming and subject to delays and denials. The EPA also has the authority to veto permits issued by the Corps under the CWA’s Section 404 program that prohibits the discharge of dredged or fill material into regulated waters without a permit. Even after we obtain the permits that we need to operate, many of the permits must be periodically renewed, or may require modification. There is some risk that not all existing permits will be approved for renewal, or that existing permits will be approved for renewal only upon terms that restrict or limit our operations in ways that may be material.

Financial Assurance

Federal and state laws require a mine operator to secure the performance of its reclamation and lease obligations under SMCRA through the use of surety bonds or other approved forms of financial security for payment of certain long-term obligations, including mine closure or reclamation costs. The changes in the market for coal used to generate electricity in recent years have led to bankruptcies involving prominent coal producers. Several of these companies relied on self-bonding to guarantee their responsibilities under the SMCRA permits including for reclamation. In response to these bankruptcies, OSMRE issued a Policy Advisory in August 2016 to state agencies that are authorized under the SMCRA to implement the act in their states. Certain states, including Virginia, had previously announced that it would no longer accept self-bonding to secure reclamation obligations under the state mining laws. This Policy Advisory is intended to discourage authorized states from approving self-bonding arrangements and may lead to increased demand for other forms of financial assurance, which may strain capacity for those instruments and increase our costs of obtaining and maintaining the amounts of financial assurance needed for our operations. In addition, OSMRE announced in August 2016 that it would initiate a rulemaking under SMCRA to revise the requirements for self-bonding. Individually and collectively, these revised various financial assurance requirements may increase the amount of financial assurance needed and limit the types of acceptable instruments, straining the capacity of the surety markets to meet demand. This may delay the timing for and increase the costs of obtaining the required financial assurance.

We may use surety bonds, trusts and letters of credit to provide financial assurance for certain transactions and business activities. Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs and other miscellaneous obligations. The bonds are renewable on a yearly basis. Surety bond rates have increased in recent years and the market terms of such bonds have generally become less favorable. Sureties typically require coal producers to post collateral, often having a value equal to 40% or more of the face amount of the bond. As a result, we may be required to provide collateral, letters of credit or other assurances of payment in order to obtain the necessary types and amounts of financial assurance. Under our surety bonding program, we are not currently required to post any letters of credit or other collateral to secure the surety bonds; obtaining letters of credit in lieu of surety bonds could result in a significant cost increase. Moreover, the need to obtain letters of credit may also reduce amounts that we can borrow under any senior secured credit facility for other purposes. If, in the future, we are unable to secure surety bonds for these obligations, and are forced to secure letters of credit indefinitely or obtain some other form of financial assurance at too high of a cost, our profitability may be negatively affected.

Although our current bonding capacity approved by our surety, Lexon Insurance Company, is substantial and enough to cover our current and anticipated future bonding needs, this amount may increase or decrease over time. As of December 31, 2017 and March 31, 2018, we had outstanding surety bonds at all of our mining operations totaling approximately $25.38 million. While we anticipate reducing the outstanding surety bonds through continued reclamation of many of our permits, that number may increase should we acquire additional mining permits, acquire additional mining operations, expand our mining operations that result in additional reclamation bonds, or if any of our sites encounters additional environmental liability that may require additional reclamation bonding. While we intend to maintain a credit profile that eliminates the need to post collateral for our surety bonds, our surety has the right to demand additional collateral at its discretion.

Mine Safety and Health

The Mine Act and the MINER Act, and regulations issued under these federal statutes, impose stringent health and safety standards on mining operations. The regulations that have been adopted under the Mine Act and the MINER Act are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, roof control, ventilation, blasting, use and maintenance of mining equipment, dust and noise control, communications, emergency response procedures, and other matters. MSHA regularly inspects mines to ensure compliance with regulations promulgated under the Mine Act and MINER Act.

From time to time MSHA will also publish new regulations imposing additional requirements and costs on our operations. For example, MSHA implemented a rule in August 2014 to lower miners’ exposure to respirable coal mine dust. The rule requires shift dust to be monitored and reduces the respirable dust standard for designated occupants and miners. MSHA also finalized a new rule in January 2015 on proximity detection systems for continuous mining machines, which requires underground coal mine operators to equip continuous mining machines, except full-face continuous mining machines, with proximity detection systems.

Kentucky, West Virginia, and Virginia all have similar programs for mine safety and health regulation and enforcement. The various requirements mandated by federal and state statutes, rules, and regulations place restrictions on our methods of operation and result in fees and civil penalties for violations of such requirements or criminal liability for the knowing violation of such standards, significantly impacting operating costs and productivity. The regulations enacted under the Mine Act and MINER Act as well as under similar state acts are routinely expanded or made more stringent, raising compliance costs and increasing potential liability. Our compliance with current or future mine health and safety regulations could increase our mining costs. At this time, it is not possible to predict the full effect that new or proposed statutes, regulations and policies will have on our operating costs, but any expansion of existing regulations, or making such regulations more stringent may have a negative impact on the profitability of our operations. If we were to be found in violation of mine safety and health regulations, we could face penalties or restrictions that may materially and adversely impact our operations, financial results and liquidity.

In addition, government inspectors have the authority to issue orders to shut down our operations based on safety considerations under certain circumstances, such as imminent dangers, accidents, failures to abate violations, and unwarrantable failures to comply with mandatory safety standards. If an incident were to occur at one of our operations, it could be shut down for an extended period of time, and our reputation with prospective customers could be materially damaged. Moreover, if one of our operations is issued a notice of pattern of violations, then MSHA can issue an order withdrawing the miners from the area affected by any enforcement action during each subsequent significant and substantial (“S&S”) citation until the S&S citation or order is abated. In 2013 MSHA modified the pattern of violations regulation, allowing, among other things, the use of non-final citations and orders in determining whether a pattern of violations exists at a mine.

Workers’ Compensation and Black Lung

We are insured for workers’ compensation benefits for work related injuries that occur within our United States operations. We retain exposure for the first $10,000 per accident for all of our subsidiaries and are insured above the deductible for statutory limits. Workers’ compensation liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments using historical data of the operating subsidiary or combined insurance industry data when historical data is limited. State workers’ compensation acts typically provide for an exception to an employer’s immunity from civil lawsuits for workplace injuries in the case of intentional torts. However, Kentucky’s workers’ compensation act provides a much broader exception to workers’ compensation immunity. The exception allows an injured employee to recover against his or her employer where he or she can show damages caused by an unsafe working condition of which the employer was aware that was a violation of a statute, regulation, rule or consensus industry standard. These types of lawsuits are not uncommon and could have a significant impact on our operating costs.

The Patient Protection and Affordable Care Act includes significant changes to the federal black lung program including an automatic survivor benefit paid upon the death of a miner with an awarded black lung claim and the establishment of a rebuttable presumption with regard to pneumoconiosis among miners with 15 or more years of coal mine employment that are totally disabled by a respiratory condition. These changes could have a material impact on our costs expended in association with the federal black lung program. In addition to possibly incurring liability under federal statutes, we may also be liable under state laws for black lung claims.

Clean Air Act

The CAA and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations include CAA permitting requirements and emission control requirements relating to air pollutants, including particulate matter such as fugitive dust. The CAA indirectly affects coal mining operations by extensively regulating the emissions of particulate matter, sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired power plants. In addition to the GHG issues discussed below, the air emissions programs that may materially and adversely affect our operations, financial results, liquidity, and demand for our coal, directly or indirectly, include, but are not limited to, the following:

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Clean Air Interstate Rule and Cross-State Air Pollution Rule. the Clean Air Interstate Rule (“CAIR”) calls for power plants in 28 states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrogen oxide pursuant to a cap-and-trade program similar to the system now in effect for acid rain. In June 2011, the EPA finalized the Cross-State Air Pollution Rule (“CSAPR”), a replacement rule to CAIR, which requires 28 states in the Midwest and eastern seaboard of the U.S. to reduce power plant emissions that cross state lines and contribute to ozone and/or fine particle pollution in other states. Following litigation over the rule, the EPA issued an interim final rule reconciling the CSAPR rule with a court order, which calls for Phase 1 implementation of CSAPR in 2015 and Phase 2 implementation in 2017. In September 2016, the EPA finalized an update to CSAPR for the 2008 ozone NAAQS by issuing the final CSAPR Update. Beginning in May 2017, this rule will reduce summertime (May—September) nitrogen oxide emissions from power plants in 22 states in the eastern United States. For states to meet their requirements under CSAPR, a number of coal-fired electric generating units will likely need to be retired, rather than retrofitted with the necessary emission control technologies, reducing demand for thermal coal. However, the practical impact of CSAPR may be limited because utilities in the U.S. have continued to take steps to comply with CAIR, which requires similar power plant emissions reductions, and because utilities are preparing to comply with the Mercury and Air Toxics Standards (“MATS”) regulations, which require overlapping power plant emissions reductions.

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Acid Rain. Title IV of the CAA requires reductions of sulfur dioxide emissions by electric utilities and applies to all coal-fired power plants generating greater than 25 Megawatts of power. Affected power plants have sought to reduce sulfur dioxide emissions by switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing or trading sulfur dioxide emission allowances. These reductions could impact our customers in the electric generation industry. These requirements are not supplanted by CSAPR.

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NAAQS for Criterion Pollutants. The CAA requires the EPA to set standards, referred to as NAAQS, for six common air pollutants: carbon monoxide, nitrogen dioxide, lead, ozone, particulate matter and sulfur dioxide. Areas that are not in compliance (referred to as non-attainment areas) with these standards must take steps to reduce emissions levels. The EPA has adopted more stringent NAAQS for nitrogen oxide, sulfur dioxide, particulate matter and ozone. As a result, some states will be required to amend their existing individual state implementation plans (“SIPs”) to achieve compliance with the new air quality standards. Other states will be required to develop new plans for areas that were previously in “attainment,” but do not meet the revised standards. For example, in October 2015, the EPA finalized the NAAQS for ozone pollution and reduced the limit to parts per billion (ppb) from the previous 75 ppb standard. Under the revised ozone NAAQS, significant additional emissions control expenditures may be required at coal-fired power plants. The final rules and new standards may impose additional emissions control requirements on our customers in the electric generation, steelmaking, and coke industries. Because coal mining operations emit particulate matter and sulfur dioxide, our mining operations could be affected when the new standards are implemented by the states.

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Nitrogen Oxide SIP Call. The nitrogen oxide SIP Call program was established by the EPA in October 1998 to reduce the transport of nitrogen oxide and ozone on prevailing winds from the Midwest and South to states in the Northeast, which alleged that they could not meet federal air quality standards because of migrating pollution. The program is designed to reduce nitrogen oxide emissions by one million tons per year in 22 eastern states and the District of Columbia. As a result of the program, many power plants have been or will be required to install additional emission control measures, such as selective catalytic reduction devices. Installation of additional emission control measures will make it costlier to operate coal-fired power plants, potentially making coal a less attractive fuel.

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Mercury and Hazardous Air Pollutants. In February 2012, the EPA formally adopted the MATS rule to regulate emissions of mercury and other metals, fine particulates, and acid gases such as hydrogen chloride from coal- and oil-fired power plants. Following a legal challenge to MATS, the EPA issued a new determination in April 2016 that it is appropriate and necessary to regulate these pollutants from power plants. Like CSAPR, MATS and other similar future regulations could accelerate the retirement of a significant number of coal-fired power plants. Such retirements would likely adversely impact our business.

Global Climate Change

Climate change continues to attract considerable public and scientific attention. There is widespread concern about the contributions of human activity to such changes, especially through the emission of GHGs. There are three primary sources of GHGs associated with the coal industry. First, the end use of our coal by our customers in electricity generation, coke plants, and steelmaking is a source of GHGs. Second, combustion of fuel by equipment used in coal production and to transport our coal to our customers is a source of GHGs. Third, coal mining itself can release methane, which is considered to be a more potent GHG than CO2, directly into the atmosphere. These emissions from coal consumption, transportation and production are subject to pending and proposed regulation as part of initiatives to address global climate change.

As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. Collectively, these initiatives could result in higher electric costs to our customers or lower the demand for coal used in electric generation, which could in turn adversely impact our business.

At present, we are principally focused on metallurgical coal production, which is not used in connection with the production of power generation. However, we may seek to sell greater amounts of our coal into the power-generation market in the future. The market for our coal may be adversely impacted if comprehensive legislation or regulations focusing on GHG emission reductions are adopted, or if our customers are unable to obtain financing for their operations. At the international level, the United Nations Framework Convention on Climate Change released an international climate agreement in December 2015. The agreement has been ratified by more than 70 countries, and entered into force in November 2016. Although this agreement does not create any binding obligations for nations to limit their GHG emissions, it does include pledges to voluntarily limit or reduce future emissions. In addition, in November 2014, President Obama announced that the United States would seek to cut net GHG emissions 26-28 percent below 2005 levels by 2025 in return for China’s commitment to seek to peak emissions around 2030, with concurrent increases in renewable energy.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, has determined that emissions of GHGs present an endangerment to public health and the environment, because emissions of GHGs are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the CAA. For example, in August 2015, EPA finalized the CPP to cut carbon emissions from existing power plants. The CPP creates individualized emission guidelines for states to follow and requires each state to develop an implementation plan to meet the individual state’s specific targets for reducing GHG emissions. The EPA also proposed a federal compliance plan to implement the CPP in the event that a state does not submit an approvable plan to the EPA. In February 2016, the U.S. Supreme Court granted a stay of the implementation of the CPP. This stay suspends the rule and will remain in effect until the completion of the appeals process. The Supreme Court’s stay only applies to EPA’s regulations for CO2 emissions from existing power plants and will not affect EPA’s standards for new power plants. If the CPP is ultimately upheld and depending on how it is implemented by the states, it could have an adverse impact on the demand for coal for electric generation.

At the state level, several states have already adopted measures requiring GHG emissions to be reduced within state boundaries, including cap-and-trade programs and the imposition of renewable energy portfolio standards. Various states and regions have also adopted GHG initiatives and certain governmental bodies, have imposed, or are considering the imposition of, fees or taxes based on the emission of GHGs by certain facilities. A number of states have also enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power.

The uncertainty over the outcome of litigation challenging the CPP and the extent of future regulation of GHG emissions may inhibit utilities from investing in the building of new coal-fired plants to replace older plants or investing in the upgrading of existing coal-fired plants. Any reduction in the amount of coal consumed by electric power generators as a result of actual or potential regulation of GHG emissions could decrease demand for our coal, thereby reducing our revenues and materially and adversely affecting our business and results of operations. We or prospective customers may also have to invest in CO2 capture and storage technologies in order to burn coal and comply with future GHG emission standards.

Finally, there have been attempts to encourage greater regulation of coalbed methane because methane has a greater GHG effect than CO2. Methane from coal mines can give rise to safety concerns and may require that various measures be taken to mitigate those risks. If new laws or regulations were introduced to reduce coalbed methane emissions, those rules could adversely affect our costs of operations by requiring installation of air pollution controls, higher taxes, or costs incurred to purchase credits that permit us to continue operations.

Clean Water Act

The CWA and corresponding state laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. Likewise, permits are required under the CWA to construct impoundments, fills or other structure in areas that are designated as waters of the United States. The CWA provisions and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. Recent court decisions, regulatory actions and proposed legislation have created uncertainty over CWA jurisdiction and permitting requirements.

Prior to discharging any pollutants into waters of the United States, coal mining companies must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit from the appropriate state or federal permitting authority. NPDES permits include effluent limitations for discharged pollutants and other terms and conditions, including required monitoring of discharges. Failure to comply with the CWA or NPDES permits can lead to the imposition of significant penalties, litigation, compliance costs and delays in coal production. Changes and proposed changes in state and federally recommended water quality standards may result in the issuance or modification of permits with new or more stringent effluent limits or terms and conditions. For instance, waters.

For instance, waters that states have designated as impaired (i.e., as not meeting present water quality standards) are subject to Total Maximum Daily Load regulations, which may lead to the adoption of more stringent discharge standards for our coal mines and could require more costly treatment. Likewise, the water quality of certain receiving streams requires an anti-degradation review before approving any discharge permits. TMDL regulations and anti-degradation policies may increase the cost, time and difficulty associated with obtaining and complying with NPDES permits.

In addition, in certain circumstances private citizens may challenge alleged violations of NPDES permit limits in court. While it is difficult to predict the outcome of any potential or future suits, such litigation could result in increased compliance costs following the completion of mining at our operations.

Finally, in June 2015, the EPA and the Corps published a new definition of “waters of the United States” (“WOTUS”) that became effective on August 28, 2015. Many groups have filed suit to challenge the validity of this rule. The U.S. Court of Appeals for the Sixth Circuit stayed the rule nationwide pending the outcome of this litigation. We anticipate that the WOTUS rules, if upheld in litigation, will expand areas requiring NPDES or Corps Section 404 permits. If so, the CWA permits we need may not be issued, may not be issued in a timely fashion, or may be issued with new requirements which restrict our ability to conduct our mining operations or to do so profitably.

Resource Conservation and Recovery Act

RCRA and corresponding state laws establish standards for the management of solid and hazardous wastes generated at our various facilities. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past hazardous waste treatment, storage and disposal practices. In addition, RCRA requires certain of our facilities to evaluate and respond to any past release, or threatened release, of a hazardous substance that may pose a risk to human health or the environment.

RCRA may affect coal mining operations by establishing requirements for the proper management, handling, transportation and disposal of solid and hazardous wastes. Currently, certain coal mine wastes, such as earth and rock covering a mineral deposit (commonly referred to as overburden) and coal cleaning wastes, are exempted from hazardous waste management under RCRA. Any change or reclassification of this exemption could significantly increase our coal mining costs.

EPA began regulating coal ash as a solid waste under Subtitle D of RCRA in 2015. The EPA’s rule requires closure of sites that fail to meet prescribed engineering standards, regular inspections of impoundments, and immediate remediation and closure of unlined ponds that are polluting ground water. The rule also establishes limits for the location of new sites. However, the rule does not regulate closed coal ash impoundments unless they are located at active power plants. These requirements, as well as any future changes in the management of coal combustion residues, could increase our customers’ operating costs and potentially reduce their ability or need to purchase coal. In addition, contamination caused by the past disposal of coal combustion residues, including coal ash, could lead to material liability for our customers under RCRA or other federal or state laws and potentially further reduce the demand for coal.

Comprehensive Environmental Response, Compensation and Liability Act

CERCLA and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances into the environment. Under CERCLA and similar state laws, joint and several liabilities may be imposed on hazardous substance generators, site owners, transporters, lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA excludes most wastes generated by coal mining and processing operations from the primary hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could trigger the liability provisions of CERCLA or similar state laws. Thus, we may be subject to liability under CERCLA and similar state laws for coal mines that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. These liabilities could be significant and materially and adversely impact our financial results and liquidity.

Endangered Species and Bald and Golden Eagle Protection Acts

The ESA and similar state legislation protect species designated as threatened, endangered or other special status. The U.S. Fish and Wildlife Service (the “USFWS”) works closely with the OSM and state regulatory agencies to ensure that species subject to the ESA are protected from mining-related impacts. Several species indigenous to the areas in which we operate area protected under the ESA. Other species in the vicinity of our operations may have their listing status reviewed in the future and could also become protected under the ESA. In addition, the USFWS has identified bald eagle habitat in some of the counties where we operate. The Bald and Golden Eagle Protection Act prohibits taking certain actions that would harm bald or golden eagles without obtaining a permit from the USFWS. Compliance with the requirements of the ESA and the Bald and Golden Eagle Protection Act could have the effect of prohibiting or delaying us from obtaining mining permits. These requirements may also include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats.

Use of Explosives

Our surface mining operations are subject to numerous regulations relating to blasting activities. Due to these regulations, we will incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring, either directly or through the costs of a contractor we may employ. In addition, the storage of explosives is subject to various regulatory requirements. For example, pursuant to a rule issued by the Department of Homeland Security in 2007, facilities in possession of chemicals of interest (including ammonium nitrate at certain threshold levels) are required to complete a screening review. Our mines are low risk, Tier 4 facilities which are not subject to additional security plans. In 2008, the Department of Homeland Security proposed regulation of ammonium nitrate under the ammonium nitrate security rule. Additional requirements may include tracking and verifications for each transaction related to ammonium nitrate, though a final rule has yet to be issued. Finally, in December 2014, the OSM announced its decision to pursue a rulemaking to revise regulations under SMCRA which will address all blast generated fumes and toxic gases. OSM has not yet issued a proposed rule to address these blasts. The outcome of these rulemakings could materially adversely impact our cost or ability to conduct our mining operations.

National Environmental Policy Act

NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment, such as issuing a permit or other approval. In the course of such evaluations, an agency will typically prepare an environmental assessment to determine the potential direct, indirect and cumulative impacts of a proposed project. Where the activities in question have significant impacts to the environment, the agency must prepare an environmental impact statement. Compliance with NEPA can be time-consuming and may result in the imposition of mitigation measures that could affect the amount of coal that we are able to produce from mines on federal lands and may require public comment. Furthermore, whether agencies have complied with NEPA is subject to protest, appeal or litigation, which can delay or halt projects. The NEPA review process, including potential disputes regarding the level of evaluation required for climate change impacts, may extend the time and/or increase the costs and difficulty of obtaining necessary governmental approvals, and may lead to litigation regarding the adequacy of the NEPA analysis, which could delay or potentially preclude the issuance of approvals or grant of leases.

The Council on Environmental Quality recently released guidance discussing how federal agencies should consider the effects of GHG emissions and climate change in their NEPA evaluations. The guidance encourages agencies to provide more detailed discussion of the direct, indirect, and cumulative impacts of a proposed action’s reasonably foreseeable emissions and effects. This guidance could create additional delays and costs in the NEPA review process or in our operations, or even an inability to obtain necessary federal approvals for our operations due to the increased risk of legal challenges from environmental groups seeking additional analysis of climate impacts.

Other Environmental Laws

We are required to comply with numerous other federal, state, and local environmental laws and regulations in addition to those previously discussed. These additional laws include but are not limited to the Safe Drinking Water Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act. Each of these laws can impact permitting or planned operations and can result in additional costs or operational delays.

Estimate Of The Amount Of Money Spent During Each Of The Last Two Fiscal Years On Research And Development

The Company spent a de-minimus amount on research and development during its last two fiscal years.

Costs and Effects Of Compliance With Environmental Laws

As of December 31, 2017 and 2016, the cost of compliance with environmental laws amounted to $190,940 and $9,806, respectively. This amount represents the costs of the company associated with fines incurred from various regulations regarding environmental and safety compliance; please see elsewhere in this prospectus for additional detail regarding other reclamation and remediation costs.

DESCRIPTION OF PROPERTY

Our principal offices are located at 9002 Technology Lane, Fishers, Indiana 46038. We pay $2,500 per month in rent for the office space and the rental lease expires in December 2018. We also rent office space at 11000 Highway 7 South, Kite, Kentucky 41828 and pay $500 per month rent and the rental lease expires October 30, 2021.

The Company also utilizes various office spaces on-site at its active coal mining operations and coal preparation plant locations in eastern Kentucky, with such rental payments covered under any surface lease contracts with any of the surface land owners. At McCoy Elkhorn Coal, located near Kimper, Kentucky, the Company owns two coal preparation facilities, a train loadout, and two active mines (Mine #15 and the Carnegie 1 Mine). At Knott County Coal, located in Kite, Kentucky, the Company owns one coal preparation facility, a train loadout, and one active mine (Wayland Surface). At Deane Mining, located in Deane, Kentucky, the Company owns one coal preparation facility, a train loadout, and two active mines (Access Energy and Razorblade Surface). At ERC, located near Jasonville, Indiana, the Company manages a coal processing facility, train loadout, and one underground mine (the Gold Star Mine). See “Distribution Methods Of The Products and Services” starting on page 46 for additional information and description of each mine.

LEGAL PROCEEDINGS

From time to time, we are subject to ordinary routine litigation incidental to our normal business operations. We are not currently a party to, and our property is not subject to, any material legal proceedings.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Currently we are trading on the OTCQB markets under the symbol “AREC”. There is presently very limited liquidity for our shares of Class A Common Stock and we can provide no assurance that our shares of Class A Common Stock will trade or that a public market will materialize.

(b) Holders

As of June 11, 2018, the Company had 128 shareholders of its Class A Common Stock, 11 shareholders of its Series A Preferred Stock, and three shareholders of its Series B Preferred Stock.

(c) Dividends

While we have not paid any dividends on our common stock since our inception, our longer-term objective is to pay dividends in order to enhance stockholder returns when the Board of Directors deems such action as in the best interest of its shareholders.

Any determination to declare a dividend, as well as the amount of any dividend that may be declared, will be based on the board of director’s consideration of our financial position, earnings, earnings outlook, capital spending plans, outlook on current and future market conditions, alternative stockholder return methods such as share repurchases, and other factors that our board of directors considers relevant at that time. Our dividend policy may change from time to time, and there can be no assurance that we will declare any dividends at all or in any particular amounts. Please see “Risk Factors.”

(d) Securities authorized for issuance under equity compensation plans

We currently have an employee incentive stock option plan (“Employee Incentive Stock Option Plan”) in place that could result in options being issued to management at the discretion of the board of directors. To date there has been no options issued to any party, executive or management team members. Should we issue any stock options in the future pursuant to the Employee Incentive Stock Option Plan, we will likely file a registration statement on Form S-8 under the Securities Act to register any or all shares issuable under that Employee Incentive Stock Option Plan. Accordingly, should a Form S-8 become effective, shares registered under such registration statement may be made available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described above. See “Stock Issued Under Employee Plans”.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences are discussed elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Company Overview

We are a low-cost producer of primarily high-quality, metallurgical coal in eastern Kentucky. We began our Company on October 2, 2013 and changed our name from Natural Gas Fueling and Conversion Inc. to NGFC Equities, Inc. on February 25, 2015, and then changed our name from NGFC Equities, Inc. to American Resources Corporation on February 17, 2017. On January 5, 2017, ARC executed a Share Exchange Agreement between the Company and Quest Energy Inc., a private company incorporated in the State of Indiana with offices at 9002 Technology Lane, Fishers IN 46038, and due to the fulfillment of various conditions precedent to closing of the transaction, the control of the Company was transferred to the Quest Energy shareholders on February 7, 2017 resulting in Quest Energy becoming a wholly-owned subsidiary of ARC. Through its wholly-owned subsidiary Quest Energy, which is an Indiana corporation founded in June 2015, ARC was able to acquire coal mining and coal processing operations, substantially all located in eastern Kentucky. The Company is currently in the process of expanding its coal production at three of its producing mines, starting production at five other mines, and acquiring additional mines and reserves, all located in eastern Kentucky; which, with our current cash and investments, expected net proceeds from this offering, and projected cash flow from operations, will help enable or accelerate such expansion. We believe each of these projects possesses geologic and logistical advantages that will make our coal producing among the lowest-cost coal production in the United States. A majority of our domestic and international target customer base includes blast furnace steel mills and coke plants, as well as international metallurgical coal consumers, domestic electricity generation utilities, and other industrial customers.

We achieved initial commercial production of metallurgical coal in September 2016 from our McCoy Elkhorn Mine #15 and from our McCoy Elkhorn Carnegie 1 Mine in March 2017. In October 2017 we achieved commercial production of thermal coal from our Deane Mining Access Energy Mine and from our Deane Mining Razorblade Surface Mine in May 2018. We believe that we will be able to take advantage of recent increases in U.S. and global benchmark metallurgical and thermal coal prices and intend to opportunistically increase the amount of our projected production that is directed to the export market to capture favorable differentials between domestic and global benchmark prices. The Company is also able to increase its operating margin by washing and/or loading to rail third party coal for a profit at its owned preparation plants or rail loadouts while also covering the cost of washing and loading the company’s internal production. The Company commenced operations of two out of four of its internally owned preparation plants in July of 2016 (Bevins #1 and Bevins #2 Prep Plants at McCoy Elkhorn), with a third preparation plant commencing operation in October 2017 (Mill Creek Prep Plant at Deane Mining).

Current Projects

Quest Energy has five coal mining and processing operating subsidiaries: McCoy Elkhorn Coal LLC (doing business as McCoy Elkhorn Coal Company, “McCoy Elkhorn”), Knott County Coal LLC (“Knott County Coal”), Deane Mining LLC (“Deane Mining”), ERC Mining Indiana Corporation (“ERC”), and Quest Processing LLC (“Quest Processing”), all of which are located in eastern Kentucky within the Central Appalachian coal basin, with the exception of ERC Mining Indiana Corporation, which is located in southwestern Indiana in the Illinois coal basin. Below is an organizational and ownership chart of our Company.

The coal reserves under control by the Company generally comprise of metallurgical coal (used for steel making), pulverized coal injections (“PCI”, used in the steel making process) and high-BTU, low sulfur, low moisture bituminous coal used for a variety of uses within several industries, including industrial customers, specialty products and thermal coal used for electricity generation.

McCoy Elkhorn Coal LLC

General:

Located primarily within Pike County, Kentucky, McCoy Elkhorn is currently comprised of two active mines (Mine #15 and the Carnegie 1 Mine), one mine in “hot idle” status (the PointRock Mine), two coal preparation facilities (Bevins #1 and Bevins #2), and other mines in various stages of development or reclamation. McCoy Elkhorn sells its coal to a variety of customers, both domestically and internationally, primarily to the steel making industry as a high-vol “B” coal or blended coal.

Mines:

Mine #15 is an underground mine in the Millard (also known as Glamorgan) coal seam and located near Meta, Kentucky. Mine #15 is mined via room-and-pillar mining methods using continuous miners, and the coal is belted directly from the stockpile to McCoy Elkhorn’s coal preparation facility. Mine #15 is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine. The coal from Mine #15 is stockpiled at the mine site and belted directly to the Company’s nearby coal preparation facilities. Production at Mine #15 re-commenced under Quest Energy’s ownership in September 2016.

The Carnegie 1 Mine is an underground mine in the Alma and Upper Alma coal seams and located near Kimper, Kentucky. In 2011, coal production from the Carnegie 1 Mine in the Alma coal seam commenced and then subsequently the mine was idled. Production at the Carnegie 1 Mine was reinitiated in early 2017 under Quest Energy’s ownership and is currently being mined via room-and-pillar mining methods utilizing a continuous miner. The coal is stockpiled on-site and trucked approximately 7 miles to McCoy Elkhorn’s preparation facilities. The Carnegie 1 Mine is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine.

The PointRock Mine is surface mine in a variety of coal seams, primarily in the Pond Creek, the Lower Alma, the Upper Alma, and Cedar Grove coal seams and located near Phelps, Kentucky. Coal has been produced from the PointRock Mine in the past under different operators. Quest Energy acquired the PointRock Mine in April 2018 and is currently performing reclamation work in advance of re-starting production, which is expected in later 2018. PointRock is anticipated to be mined via contour, auger, and highwall mining techniques. The coal will be stockpiled on-site and trucked approximately 23 miles to McCoy Elkhorn’s preparation facilities. The PointRock Mine is anticipated to be operated as a modified contractor mine, whereby McCoy Elkhorn provides certain mining infrastructure and equipment for the operations and pays a contractor a fixed per-ton fee for managing the workforce, procuring other equipment and supplies, and maintaining the equipment and infrastructure in proper working order.

Processing & Transportation:

The Bevins #1 Preparation Plant is an 800 ton-per hour coal preparation facility located near Meta, Kentucky, across the road from Mine #15. Bevins #1 has raw coal stockpile storage of approximately 25,000 tons and clean coal stockpile storage of 100,000 tons of coal. The Bevins #1 facility has a fine coal circuit and a stoker circuit that allows for enhance coal recovery and various coal sizing options depending on the needs of the customer.

The Bevins #2 Preparation Plant is on the same permit site as Bevins #1 and is a 500 ton-per-hour processing facility with fine coal recovery and a stoker circuit for coal sizing options. Bevins #2 has raw coal stockpile storage of 25,000 tons of coal and a clean coal stockpile storage of 45,000 tons of coal.

Both Bevins #1 and Bevins #2 have a batch-weight loadout and rail spur for loading coal into trains for rail shipments. The spur has storage for 110 rail cars and is serviced by CSX Transportation and is located on CSX’s Big Sandy, Coal Run Subdivision. Both Bevins #1 and Bevins #2 have coarse refuse and slurry impoundments called Big Groundhog and Lick Branch. While the Big Groundhog impoundment is nearing the end of its useful life, the Lick Branch impoundment has significant operating life and will be able to provide for coarse refuse and slurry storage for the foreseeable future at Bevins #1 and Bevins #2. Coarse refuse from Bevins #1 and Bevins #2 is belted to the impoundments. Both Bevins #1 and Bevins #2 are facilities owned by McCoy Elkhorn, subject to certain restrictions present in the agreement between McCoy Elkhorn and the surface land owner.

Due to additional coal processing storage capacity at Bevins #1 and Bevins #2 Preparation Plants, McCoy Elkhorn processes, stores, and loads coal for other regional coal producers for an agreed-to fee.

Additional Permits:

In addition to the above mines, McCoy Elkhorn holds 11 additional coal mining permits that are idled operations or in various stages of reclamation. For the idled coal mining operations, McCoy Elkhorn will determine which coal mines to bring back into production, if any, as the coal market changes, and there are currently no other idled mines within McCoy Elkhorn that are slated to go into production in the foreseeable future. Any idled mines that are brought into production would require significant upfront capital investment.

Knott County Coal LLC

General:

Located primarily within Knott County, Kentucky (but with additional idled permits in Leslie County, Perry County, and Breathitt County, Kentucky), Knott County Coal is comprised of one active mine (the Wayland Surface Mine) and 22 idled mining permits (or permits in reclamation), including the permits associated with the idled Supreme Energy Preparation Plant. The idled mining permits are either in various stages of planning, idle status or reclamation. The idled mines at Knott County Coal are primarily underground mines that utilize room-and-pillar mining.

Mines:

The Wayland Surface Mine is a surface waste-rock reprocessing mine in a variety of coal seams (primarily the Upper Elkhorn 1 coal seam) located near Wayland, Kentucky. The Wayland Surface Mine is mined via area mining through the reprocessing of previously processed coal, and the coal is trucked approximately 22 miles to the Mill Creek Preparation Plant at Deane Mining, where it is processed and sold. The Wayland Surface Mine is currently a “company run” mine, whereby the Company manages the workforce at the mine and pays all expenses of the mine.

During June 2018, production at the Wayland Surface Mine commenced under Quest Energy’s ownership. The associated permit was purchased during May 2018.

Other potential customers of Knott County Coal include industrial customers, specialty customers and utilities for electricity generation, although no definitive sales have been identified yet.

Processing & Transportation:

The idled Supreme Energy Preparation Plant is a 400 ton-per-hour coal preparation facility with a fine coal circuit located in Kite, Kentucky. The Bates Branch rail loadout associated with the Supreme Energy Preparation Plant is a batch-weigh rail loadout with 220 rail car storage capacity and serviced by CSX Transportation in their Big Sandy rate district. The coarse refuse is trucked to the Kings Branch impoundment, which is approximately one mile from the Supreme Energy facility. The slurry from coal processing is piped from the Supreme Energy facility to the Kings Branch impoundment.

The Supreme Energy Preparation Plant is owned by Knott County Coal, subject to certain restrictions present in the agreement between Knott County Coal and the surface land owner, Land Resources & Royalties LLC.

Additional Permits:

In addition to the above mines, Knott County Coal holds 20 additional coal mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment.

Deane Mining LLC

General:

Located within Letcher County and Knott County, Kentucky, Deane Mining LLC is comprised of one active underground coal mine (the Access Energy Mine), one active surface mine (Razorblade Surface) and one active coal preparation facility called Mill Creek Preparation Plant, along with 12 additional idled mining permits (or permits in reclamation). The idled mining permits are either in various stages of development, reclamation or being maintained as idled, pending any changes to the coal market that may warrant re-starting production.

Mines:

Access Energy is a deep mine in the Elkhorn 3 coal seam and located in Deane, Kentucky. Access Energy is mined via room-and-pillar mining methods using continuous miners, and the coal is belted directly from the mine to the raw coal stockpile at the Mill Creek Preparation Plant across the road from Access Energy. Similar to McCoy Elkhorn’s Carnegie 1 Mine, Access Energy is currently run as a modified contractor mine, whereby Deane Mining provides the mining infrastructure and equipment for the operations and pays the contractor a fixed per-ton fee for managing the workforce, procuring the supplies, and maintaining the equipment and infrastructure in proper working order.

Razorblade Surface is a surface mine currently mining the Hazard 4 and Hazard 4 Rider coal seams and located in Deane, Kentucky. Razorblade Surface is mined via contour, auger, and highwall mining methods, and the coal is stockpiled on site where it trucked to the Mill Creek Preparation Plant approximately one mile away for processing. Razorblade Surface is run as both a contractor mine and as a “company run” mine for coal extraction and began extracting coal in spring of 2018. Coal produced from Razorblade Surface will be trucked approximately one mile to the Mill Creek Preparation Plant.

The coal production from Deane Mining LLC is currently sold a utility located in southeast United States under a contract that expires December 2018, along with coal sold in the spot market. Deane Mining is in discussions with various customers to sell additional production from Access Energy, Razorblade, and Wayland Surface mines, combined with other potential regional coal production, as pulverized coal injection (PCI) to steel mills, industrial coal, and thermal coal to other utilities for electricity generation.

Processing & Transportation:

The Mill Creek Preparation Plant is an 800 ton-per-hour coal preparation facility located in Deane, Kentucky. The associated RapidLoader rail loadout is a batch-weight rail loadout with 110 car storage capacity and services by CSX Transportation in their Big Sandy and Elkhorn rate districts. The Mill Creek Preparation Plant is owned by Deane Mining, subject to certain restrictions present in the agreement between Deane Mining and the surface land owner, Land Resources & Royalties LLC.

Additional Permits:

In addition to the above mines and preparation facility, Deane Mining holds 12 additional coal mining permits that are in development, idled or in various stages of reclamation. Any idled mines that are brought into production would require significant upfront capital investment.

Quest Processing LLC

Quest Energy’s wholly-owned subsidiary, Quest Processing LLC, manages the assets, operations, and personnel of the certain coal processing and transportation facilities of Quest Energy’s various other subsidiaries, namely the Supreme Energy Preparation Facility (of Knott County Coal LLC), the Raven Preparation Facility (of Knott County Coal LLC), and the Mill Creek Preparation Facility (of Deane Mining LLC). Quest Processing LLC was the recipient of a New Markets Tax Credit loan that allowed for the payment of certain expenses of these preparation facilities. As part of that financing transaction, Quest Energy loaned Quest MGMT LLC, an entity owned by members of Quest Energy, Inc.’s management, $4,120,000 to facilitate the New Markets Tax Credit loan, of which is all outstanding as of December 31, 2017.

ERC Mining Indiana Corporation (the Gold Star Mine)

General:

Quest Energy, through its wholly-owned subsidiary, ERC Mining Indiana Corporation (“ERC”), has a management agreement with an unrelated entity, LC Energy Operations LLC, to manage an underground coal mine, clean coal processing facility and rail loadout located in Greene County, Indiana (referred to as the “Gold Star Mine”) for a monthly cash and per-ton fee. As part of that management agreement, ERC manages the operations of the Gold Star Mine, is the holder of the mining permit, provides the reclamation bonding, is the owner of some of the equipment located at the Gold Star Mine, and provides the employment for the personnel located at the Gold Star Mine. LC Energy Operations LLC owns the remaining equipment and infrastructure, is the lessee of the mineral (and the owner of some of the mineral and surface), and provides funding for the operations. Currently the coal mining operations at the Gold Star Mine are idled. Any cash flow from the operations of the Gold Star Mine for the foreseeable future will go to LC Energy Operations LLC to satisfy prior debt advanced to the Gold Star Mine.

Mine:

The Gold Star Mine, which is currently the only coal mining operation within ERC Mining Indiana Corporation (a wholly-owned subsidiary of Quest Energy Inc.). The Gold Star Mine is an underground mine located in the Indiana IV (aka Survant) coal seam, which is a low sulfur coal relative to other coal mining operations in the region. With a sulfur ranging from 1.0% to 1.5%, the coal has historically been sold to local power generating facilities that lack more advanced sulfur capture technologies, as well as to other regional coal producers to blend their sulfur lower to sell their coal at a premium.

Processing & Transportation:

Coal extracted from the Gold Star Mine is belted directly to the preparation facility on site. The coal can either be loaded to rail or transported via truck. The rail spur at Gold Star is serviced by the Indiana Rail Road Company and holds up to 116 rail cars.

The Gold Star Mine is currently idled and ARC management is pursuing potential sales orders for the coal. Any re-initiation of coal mining operations at the Gold Star Mine would require capital investment.

In addition to the current owned permits and reserves described within the above operating subsidiaries, ARC may, from time to time, and frequently, acquire additional coal mining permits or reserves, or dispose of coal mining permits or reserves currently held by ARC, as management of the Company deems appropriate.

Mineral and Surface Leases

Coal mining and processing involves the extraction of coal (mineral) and the use of surface property incidental to such extraction and processing. All of the mineral and surface related to the Company’s coal mining operations is leased from various mineral and surface owners (the “Leases”). The Company’s operating subsidiaries, collectively, are parties to approximately 200 various Leases and other agreements required for the Company’s coal mining and processing operations. The Leases are with a variety of Lessors, from individuals to professional land management firms such as the Elk Horn Coal Company LLC and Alma Land Company. In some instances, the Company has leases with Land Resources & Royalties LLC (LRR), a professional leasing firm that is an entity wholly owned by Quest MGMT LLC, an entity owned by members of Quest Energy Inc.’s management. LRR is considered a variable interest entity and is consolidated into Quest Energy’s financial statements.

Production Plans

We expect to fund our projected capital expenditures primarily with our current cash and investments, cash flow from operations and the net proceeds from this offering. However, if needed, we may seek additional sources of financing, including revolving credit arrangements. The majority of our capital expenditure budget through 2018 is focused on the development of our current projects with a goal to have the projects fully developed by 2020. We are currently in production at McCoy Elkhorn Coal’s Mine #15, McCoy Elkhorn Coal’s Carnegie 1 Mine, Deane Mining’s Access Energy mine, Deane Mining’s Razorblade Surface mine, and Knott County Coal’s Wayland Surface mine. We are currently rehabbing or developing new mines at our McCoy Elkhorn’s Carnegie 2 Mine, McCoy Elkhorn’s PointRock mine, Deane Mining’s Love Branch mine, and Knott County Coal’s Topper mine, and we expect to have these projects fully developed and/or producing by the first half of 2019, pending successful sales efforts and additional capital investment.

Permitting

From our various acquisitions from 2015 to 2018, we are the holder of 58 coal mining permits issued by Kentucky Department of Natural Resources and one coal mining permit issued by Indiana Department of Natural Resources. The coal mining permits we hold are primarily located in eastern Kentucky, in the counties of Pike, Knott, Letcher, Perry, Floyd, Breathitt, and Leslie.

Marketing, Sales and Customers

Coal prices differ substantially by region and are impacted by many factors including the overall economy, demand for steel, demand for electricity, location, market, quality and type of coal, mine operation costs and the cost of customer alternatives. The major factors influencing our business are the global economy, the demand for steel, and the amount of coal being consumed for electricity generation.

Our initial marketing strategy is to focus on U.S.- and internationally-based blast furnace still mills and coke plants, and other customers where our coal is in demand. Our current sales are primarily conducted through the use of intermediaries and brokers who have established relationships with our potential end-customers, although we may develop and employ an in-house marketing team in the future.

The Company sells its coal to domestic and international customers, some which blend the Company’s coal at east coast ports with other qualities of coal for export. Coal sales currently come from the Company’s McCoy Elkhorn’s Mine #15, McCoy Elkhorn’s Carnegie 1 mine, Deane Mining’s Access Energy mine, Deane Mining’s Razorblade Surface mine, and Knott County Coal’s Wayland Surface mine. The Company may, at times, purchase coal from other regional producers to sell on its contracts.

Coal sales at the Company is primarily outsource to third party intermediaries who act on the Company’s behalf to source potential coal sales and contracts. The third-party intermediaries have no ability to bind the Company to any contracts, and all coal sales are approved by management of the Company.

Development Activities

McCoy Elkhorn Coal LLC:

We are currently producing at Mine #15 and Carnegie 1 Mine at McCoy Elkhorn Coal and both of our preparation plants (Bevins 1 and Bevins 2) are operational, as is the rail loadout facility. Our PointRock surface mine is currently idled as we interview contractors for future production. We continue to develop our Carnegie 2 deep mine in the Alma coal seam and are working on other permit acquisition and/or development activities in the area of McCoy Elkhorn.

Knott County Coal LLC:

We are currently producing at our Wayland Surface mine. The coal from this mine processed and loaded to rail at the Mill Creek Preparation Plant and RapidLoader loadout of Deane Mining LLC. We continue permitting and development work on several other permits, including the Topper mine.

While Knott County Coal owns the Supreme Energy Preparation Plant and Bates Branch rail loadout, those facilities are currently idled and would require capital to rehabilitate to operational condition.

Deane Mining LLC:

We are currently producing at the Access Energy Mine, underground room and pillar operations, the Razorblade Surface mine, and our Mill Creek Preparation Plant is operational, as is the rail loadout facility. We continue to analyze additional coal mines that could be brought into production, assuming we achieve coal sales for such operations.

ERC Mining Indiana Corporation:

We have completed the rehabilitation of the Gold Star underground mine at ERC Mining Indiana Corp. and are working to obtain sales for this mine, although no time frame for production is currently anticipated. The coal will be belted directly to the on-site processing facility for coal processing and then anticipated to be loaded to rail or truck, depending on the customer’s requirements. ERC Mining Indiana Corp. has a management agreement with an unrelated entity, LC Energy Operations LLC to manage an underground coal mine, clean coal processing facility and rail loadout for a monthly cash and per-ton fee. As part of that management agreement, LC Energy Operations LLC is required to provide funding for the operations at the Gold Star mine, and any cash flow from the operations of the Gold Star Mine for the foreseeable future will go to LC Energy Operations LLC to satisfy prior debt advanced to the Gold Star Mine.

Trade Names, Trademarks and Patents

We do not have any registered trademarks or trade names for our products, services or subsidiaries, and we do not believe that any trademark or trade name is material to our business. However, the names of the seams in which we have coal reserves, and attributes thereof, are widely recognized in the coal markets.

Competition

The coal industry is intensely competitive. The most important factors on which the Company competes are coal quality, delivered costs to the customer and reliability of supply. Our principal domestic competitors will include Alpha Natural Resources, Ramaco Resources, Blackhawk Mining, Coronado Coal, Arch Coal, Contura Energy, Warrior Met Coal, Alliance Resource Partners, and ERP Compliance Fuels. Many of these coal producers may have greater financial resources and larger reserve bases than we do. We also compete in international markets directly with domestic companies and with companies that produce coal from one or more foreign countries, such as Australia, Colombia, Indonesia and South Africa.

Suppliers

Supplies used in our business include petroleum-based fuels, explosives, tires, conveyance structure, roof support supplies, ventilation supplies, lubricants and other raw materials as well as spare parts and other consumables used in the mining process. We use third-party suppliers for a significant portion of our equipment rebuilds and repairs, drilling services and construction. We also may utilize contract miners at our various operations. We believe adequate substitute suppliers and contractors are available and we are not dependent on any one supplier or contractor. We continually seek to develop relationships with suppliers and contractors that focus on reducing our costs while improving quality and service.

Environmental and Other Regulatory Matters

Our operations are subject to federal, state, and local laws and regulations, such as those relating to matters such as permitting and licensing, employee health and safety, reclamation and restoration of mining properties, water discharges, air emissions, plant and wildlife protection, the storage, treatment and disposal of wastes, remediation of contaminants, surface subsidence from underground mining and the effects of mining on surface water and groundwater conditions. In addition, we may become subject to additional costs for benefits for current and retired coal miners. These environmental laws and regulations include, but are not limited to, SMCRA with respect to coal mining activities and ancillary activities; the CAA with respect to air emissions; the CWA with respect to water discharges and the permitting of key operational infrastructure such as impoundments; RCRA with respect to solid and hazardous waste management and disposal, as well as the regulation of underground storage tanks; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”) with respect to releases, threatened releases and remediation of hazardous substances; the Endangered Species Act of 1973 (“ESA”) with respect to threatened and endangered species; and the National Environmental Policy Act of 1969 (“NEPA”) with respect to the evaluation of environmental impacts related to any federally issued permit or license. Many of these federal laws have state and local counterparts which also impose requirements and potential liability on our operations.

Compliance with these laws and regulations may be costly and time-consuming and may delay commencement, continuation or expansion of exploration or production at our facilities. They may also depress demand for our products by imposing more stringent requirements and limits on our customers’ operations. Moreover, these laws are constantly evolving and are becoming increasingly complex and stringent over time. These laws and regulations, particularly new legislative or administrative proposals, or judicial interpretations of existing laws and regulations related to the protection of the environment could result in substantially increased capital, operating and compliance costs. Individually and collectively, these developments could have a material adverse effect on our operations directly and/or indirectly, through our customers’ inability to use our products.

Certain implementing regulations for these environmental laws are undergoing revision or have not yet been promulgated. As a result, we cannot always determine the ultimate impact of complying with existing laws and regulations.

Due in part to these extensive and comprehensive regulatory requirements and ever- changing interpretations of these requirements, violations of these laws can occur from time to time in our industry and also in our operations. Expenditures relating to environmental compliance are a major cost consideration for our operations and safety and compliance is a significant factor in mine design, both to meet regulatory requirements and to minimize long-term environmental liabilities. To the extent that these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, operating results will be reduced.

In addition, our customers are subject to extensive regulation regarding the environmental impacts associated with the combustion or other use of coal, which may affect demand for our coal. Changes in applicable laws or the adoption of new laws relating to energy production, GHG emissions and other emissions from use of coal products may cause coal to become a less attractive source of energy, which may adversely affect our mining operations, the cost structure and, the demand for coal. For example, if the emissions rates or caps adopted under the CPP on GHGs are upheld or a tax on carbon is imposed, the market share of coal as fuel used to generate electricity would be expected to decrease.

We believe that our competitors with operations in the United States are confronted by substantially similar conditions. However, foreign producers and operators may not be subject to similar requirements and may not be required to undertake equivalent costs in or be subject to similar limitations on their operations. As a result, the costs and operating restrictions necessary for compliance with United States environmental laws and regulations may have an adverse effect on our competitive position with regard to those foreign competitors. The specific impact on each competitor may vary depending on a number of factors, including the age and location of its operating facilities, applicable legislation and its production methods.

Surface Mining Control and Reclamation Act

SMCRA establishes operational, reclamation and closure standards for our mining operations and requires that comprehensive environmental protection and reclamation standards be met during the course of and following completion of mining activities. SMCRA also stipulates compliance with many other major environmental statutes, including the CAA, the CWA, the ESA, RCRA and CERCLA. Permits for all mining operations must be obtained from the United States Office of Surface Mining (“OSM”) or, where state regulatory agencies have adopted federally approved state programs under SMCRA, the appropriate state regulatory authority. Our operations are located in states which have achieved primary jurisdiction for enforcement of SMCRA through approved state programs.

SMCRA imposes a complex set of requirements covering all facets of coal mining. SMCRA regulations govern, among other things, coal prospecting, mine plan development, topsoil or growth medium removal and replacement, disposal of excess spoil and coal refuse, protection of the hydrologic balance, and suitable post mining land uses.

From time to time, OSM will also update its mining regulations under SMCRA. For example, in December 2016, OSM finalized a new version of the Stream Protection Rule which will become effective in January 2017. The rule will impact both surface and underground mining operations, as it will impose stricter guidelines on conducting coal mining operations, and will require more extensive baseline data on hydrology, geology and aquatic biology in permit applications. The rule will also require the collection of increased pre-mining data about the site of the proposed mining operation and adjacent areas to establish a baseline for evaluation of the impacts of mining and the effectiveness of reclamation associated with returning streams to pre-mining conditions. If the final rule survives judicial review or further legislative action and takes effect, our mining operations could face significant operating restrictions, as well as increased monitoring and restoration costs. Other potential restrictions apply to mining activities on properties that are within the designated boundary of federally protected lands or national forests, or in the vicinity of public roads. These existing and proposed rules, or other new SMCRA regulations, could result in additional material costs, obligations and restrictions upon our operations.

Abandoned Mine Lands Fund

SMCRA also imposes a reclamation fee on all current mining operations, the proceeds of which are deposited in the AML Fund, which is used to restore unreclaimed and abandoned mine lands mined before 1977. The current per ton fee is $0.280 per ton for surface mined coal and $0.120 per ton for underground mined coal. These fees are currently scheduled to be in effect until September 30, 2021.

Mining Permits and Approvals

Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state, and local authorities data detailing the effect or impact that any proposed exploration project for production of coal may have upon the environment, the public and our employees. The permitting rules, and the interpretations of these rules, are complex, change frequently, and may be subject to discretionary interpretations by regulators. The requirements imposed by these permits and associated regulations can be costly and time-consuming and may delay commencement or continuation of exploration, production or expansion at our operations. The governing laws, rules, and regulations authorize substantial fines and penalties, including revocation or suspension of mining permits under some circumstances. Monetary sanctions and, in certain circumstances, even criminal sanctions may be imposed for failure to comply with these laws.

Applications for permits and permit renewals at our mining operations are also subject to public comment and potential legal challenges from third parties seeking to prevent a permit from being issued, or to overturn the applicable agency’s grant of the permit. Should our permitting efforts become subject to such challenges, they could delay commencement, continuation or expansion of our mining operations. If such comments lead to a formal challenge to the issuance of these permits, the permits may not be issued in a timely fashion, may involve requirements which restrict our ability to conduct our mining operations or to do so profitably, or may not be issued at all. Any delays, denials, or revocation of these or other similar permits we need to operate could reduce our production and materially adversely impact our cash flow and results of our operations.

In order to obtain mining permits and approvals from state regulatory authorities, mine operators must also submit a reclamation plan for restoring the mined property to its prior condition, productive use or other permitted condition. The conditions of certain permits also require that we obtain surface owner consent if the surface estate has been split from the mineral estate. This requires us to negotiate with third parties for surface access that overlies coal we acquired or intend to acquire. These negotiations can be costly and time-consuming, lasting years in some instances, which can create additional delays in the permitting process. If we cannot successfully negotiate for land access, we could be denied a permit to mine coal we already own.

Finally, we typically submit necessary mining permit applications several months, or even years, before we anticipate mining a new area. However, we cannot control the pace at which the government issues permits needed for new or ongoing operations. For example, the process of obtaining CWA permits can be particularly time-consuming and subject to delays and denials. The EPA also has the authority to veto permits issued by the Corps under the CWA’s Section 404 program that prohibits the discharge of dredged or fill material into regulated waters without a permit. Even after we obtain the permits that we need to operate, many of the permits must be periodically renewed, or may require modification. There is some risk that not all existing permits will be approved for renewal, or that existing permits will be approved for renewal only upon terms that restrict or limit our operations in ways that may be material.

Financial Assurance

Federal and state laws require a mine operator to secure the performance of its reclamation and lease obligations under SMCRA through the use of surety bonds or other approved forms of financial security for payment of certain long-term obligations, including mine closure or reclamation costs. The changesin the market for coal used to generate electricity in recent years have led to bankruptcies involving prominent coal producers. Several of these companies relied on self-bonding to guarantee their responsibilities under the SMCRA permits including for reclamation. In response to these bankruptcies, OSMRE issued a Policy Advisory in August 2016 to state agencies that are authorized under the SMCRA to implement the act in their states. Certain states, including Virginia, had previously announced that it would no longer accept self-bonding to secure reclamation obligations under the state mining laws. This Policy Advisory is intended to discourage authorized states from approving self-bonding arrangements and may lead to increased demand for other forms of financial assurance, which may strain capacity for those instruments and increase our costs of obtaining and maintaining the amounts of financial assurance needed for our operations. In addition, OSMRE announced in August 2016 that it would initiate a rulemaking under SMCRA to revise the requirements for self-bonding. Individually and collectively, these revised various financial assurance requirements may increase the amount of financial assurance needed and limit the types of acceptable instruments, straining the capacity of the surety markets to meet demand. This may delay the timing for and increase the costs of obtaining the required financial assurance.

We may use surety bonds, trusts and letters of credit to provide financial assurance for certain transactions and business activities. Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs and other miscellaneous obligations. The bonds are renewable on a yearly basis. Surety bond rates have increased in recent years and the market terms of such bonds have generally become less favorable. Sureties typically require coal producers to post collateral, often having a value equal to 40% or more of the face amount of the bond. As a result, we may be required to provide collateral, letters of credit or other assurances of payment in order to obtain the necessary types and amounts of financial assurance. Under our surety bonding program, we are not currently required to post any letters of credit or other collateral to secure the surety bonds; obtaining letters of credit in lieu of surety bonds could result in a significant cost increase. Moreover, the need to obtain letters of credit may also reduce amounts that we can borrow under any senior secured credit facility for other purposes. If, in the future, we are unable to secure surety bonds for these obligations, and are forced to secure letters of credit indefinitely or obtain some other form of financial assurance at too high of a cost, our profitability may be negatively affected.

Although our current bonding capacity approved by our surety, Lexon Insurance Company, is substantial and enough to cover our current and anticipated future bonding needs, this amount may increase or decrease over time. As of December 31, 2017 and March 31, 2018, we had outstanding surety bonds at all of our mining operations totaling approximately $25.38 million. While we anticipate reducing the outstanding surety bonds through continued reclamation of many of our permits, that number may increase should we acquire additional mining permits, acquire additional mining operations, expand our mining operations that result in additional reclamation bonds, or if any of our sites encounters additional environmental liability that may require additional reclamation bonding. While we intend to maintain a credit profile that eliminates the need to post collateral for our surety bonds, our surety has the right to demand additional collateral at its discretion.

Mine Safety and Health

The Mine Act and the MINER Act, and regulations issued under these federal statutes, impose stringent health and safety standards on mining operations. The regulations that have been adopted under the Mine Act and the MINER Act are comprehensive and affect numerous aspects of mining operations, including training of mine personnel, mining procedures, roof control, ventilation, blasting, use and maintenance of mining equipment, dust and noise control, communications, emergency response procedures, and other matters. MSHA regularly inspects mines to ensure compliance with regulations promulgated under the Mine Act and MINER Act.

From time to time MSHA will also publish new regulations imposing additional requirements and costs on our operations. For example, MSHA implemented a rule in August 2014 to lower miners’ exposure to respirable coal mine dust. The rule requires shift dust to be monitored and reduces the respirable dust standard for designated occupants and miners. MSHA also finalized a new rule in January 2015 on proximity detection systems for continuous mining machines, which requires underground coal mine operators to equip continuous mining machines, except full-face continuous mining machines, with proximity detection systems.

Kentucky, West Virginia, and Virginia all have similar programs for mine safety and health regulation and enforcement. The various requirements mandated by federal and state statutes, rules, and regulations place restrictions on our methods of operation and result in fees and civil penalties for violations of such requirements or criminal liability for the knowing violation of such standards, significantly impacting operating costs and productivity. The regulations enacted under the Mine Act and MINER Act as well as under similar state acts are routinely expanded or made more stringent, raising compliance costs and increasing potential liability. Our compliance with current or future mine health and safety regulations could increase our mining costs. At this time, it is not possible to predict the full effect that new or proposed statutes, regulations and policies will have on our operating costs, but any expansion of existing regulations, or making such regulations more stringent may have a negative impact on the profitability of our operations. If we were to be found in violation of mine safety and health regulations, we could face penalties or restrictions that may materially and adversely impact our operations, financial results and liquidity.

In addition, government inspectors have the authority to issue orders to shut down our operations based on safety considerations under certain circumstances, such as imminent dangers, accidents, failures to abate violations, and unwarrantable failures to comply with mandatory safety standards. If an incident were to occur at one of our operations, it could be shut down for an extended period of time, and our reputation with prospective customers could be materially damaged. Moreover, if one of our operations is issued a notice of pattern of violations, then MSHA can issue an order withdrawing the miners from the area affected by any enforcement action during each subsequent significant and substantial (“S&S”) citation until the S&S citation or order is abated. In 2013 MSHA modified the pattern of violations regulation, allowing, among other things, the use of non-final citations and orders in determining whether a pattern of violations exists at a mine.

Workers’ Compensation and Black Lung

We are insured for workers’ compensation benefits for work related injuries that occur within our United States operations. We retain exposure for the first $10,000 per accident for all of our subsidiaries and are insured above the deductible for statutory limits. Workers’ compensation liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments using historical data of the operating subsidiary or combined insurance industry data when historical data is limited. State workers’ compensation acts typically provide for an exception to an employer’s immunity from civil lawsuits for workplace injuries in the case of intentional torts. However, Kentucky’s workers’ compensation act provides a much broader exception to workers’ compensation immunity. The exception allows an injured employee to recover against his or her employer where he or she can show damages caused by an unsafe working condition of which the employer was aware that was a violation of a statute, regulation, rule or consensus industry standard. These types of lawsuits are not uncommon and could have a significant impact on our operating costs.

The Patient Protection and Affordable Care Act includes significant changes to the federal black lung program including an automatic survivor benefit paid upon the death of a miner with an awarded black lung claim and the establishment of a rebuttable presumption with regard to pneumoconiosis among miners with 15 or more years of coal mine employment that are totally disabled by a respiratory condition. These changes could have a material impact on our costs expended in association with the federal black lung program. In addition to possibly incurring liability under federal statutes, we may also be liable under state laws for black lung claims.

Clean Air Act

The CAA and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations include CAA permitting requirements and emission control requirements relating to air pollutants, including particulate matter such as fugitive dust. The CAA indirectly affects coal mining operations by extensively regulating the emissions of particulate matter,sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired power plants. In addition to the GHG issues discussed below, the air emissions programs that may materially and adversely affect our operations, financial results, liquidity, and demand for our coal, directly or indirectly, include, but are not limited to, the following:

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Clean Air Interstate Rule and Cross-State Air Pollution Rule. the Clean Air Interstate Rule (“CAIR”) calls for power plants in 28 states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrogen oxide pursuant to a cap-and-trade program similar to the system now in effect for acid rain. In June 2011, the EPA finalized the Cross-State Air Pollution Rule (“CSAPR”), a replacement rule to CAIR, which requires 28 states in the Midwest and eastern seaboard of the U.S. to reduce power plant emissions that cross state lines and contribute to ozone and/or fine particle pollution in other states. Following litigation over the rule, the EPA issued an interim final rule reconciling the CSAPR rule with a court order, which calls for Phase 1 implementation of CSAPR in 2015 and Phase 2 implementation in 2017. In September 2016, the EPA finalized an update to CSAPR for the 2008 ozone NAAQS by issuing the final CSAPR Update. Beginning in May 2017, this rule will reduce summertime (May—September) nitrogen oxide emissions from power plants in 22 states in the eastern United States. For states to meet their requirements under CSAPR, a number of coal-fired electric generating units will likely need to be retired, rather than retrofitted with the necessary emission control technologies, reducing demand for thermal coal. However, the practical impact of CSAPR may be limited because utilities in the U.S. have continued to take steps to comply with CAIR, which requires similar power plant emissions reductions, and because utilities are preparing to comply with the Mercury and Air Toxics Standards (“MATS”) regulations, which require overlapping power plant emissions reductions.

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Acid Rain. Title IV of the CAA requires reductions of sulfur dioxide emissions by electric utilities and applies to all coal-fired power plants generating greater than 25 Megawatts of power. Affected power plants have sought to reduce sulfur dioxide emissions by switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing or trading sulfur dioxide emission allowances. These reductions could impact our customers in the electric generation industry. These requirements are not supplanted by CSAPR.

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NAAQS for Criterion Pollutants. The CAA requires the EPA to set standards, referred to as NAAQS, for six common air pollutants: carbon monoxide, nitrogen dioxide, lead, ozone, particulate matter and sulfur dioxide. Areas that are not in compliance (referred to as non-attainment areas) with these standards must take steps to reduce emissions levels. The EPA has adopted more stringent NAAQS for nitrogen oxide, sulfur dioxide, particulate matter and ozone. As a result, some states will be required to amend their existing individual state implementation plans (“SIPs”) to achieve compliance with the new air quality standards. Other states will be required to develop new plans for areas that were previously in “attainment,” but do not meet the revised standards. For example, in October 2015, the EPA finalized the NAAQS for ozone pollution and reduced the limit to parts per billion (ppb) from the previous 75 ppb standard. Under the revised ozone NAAQS, significant additional emissions control expenditures may be required at coal-fired power plants. The final rules and new standards may impose additional emissions control requirements on our customers in the electric generation, steelmaking, and coke industries. Because coal mining operations emit particulate matter and sulfur dioxide, our mining operations could be affected when the new standards are implemented by the states.

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Nitrogen Oxide SIP Call. The nitrogen oxide SIP Call program was established by the EPA in October 1998 to reduce the transport of nitrogen oxide and ozone on prevailing winds from the Midwest and South to states in the Northeast, which alleged that they could not meet federal air quality standards because of migrating pollution. The program is designed to reduce nitrogen oxide emissions by one million tons per year in 22 eastern states and the District of Columbia. As a result of the program, many power plants have been or will be required to install additional emission control measures, such as selective catalytic reduction devices. Installation of additional emission control measures will make it costlier to operate coal-fired power plants, potentially making coal a less attractive fuel.

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Mercury and Hazardous Air Pollutants. In February 2012, the EPA formally adopted the MATS rule to regulate emissions of mercury and other metals, fine particulates, and acid gases such as hydrogen chloride from coal- and oil-fired power plants. Following a legal challenge to MATS, the EPA issued a new determination in April 2016 that it is appropriate and necessary to regulate these pollutants from power plants. Like CSAPR, MATS and other similar future regulations could accelerate the retirement of a significant number of coal-fired power plants. Such retirements would likely adversely impact our business.

Global Climate Change

Climate change continues to attract considerable public and scientific attention. There is widespread concern about the contributions of human activity to such changes, especially through the emission of GHGs. There are three primary sources of GHGs associated with the coal industry. First, the end use of our coal by our customers in electricity generation, coke plants, and steelmaking is a source of GHGs. Second, combustion of fuel by equipment used in coal production and to transport our coal to our customers is a source of GHGs. Third, coal mining itself can release methane, which is considered to be a more potent GHG than CO2, directly into the atmosphere. These emissions from coal consumption, transportation and production are subject to pending and proposed regulation as part of initiatives to address global climate change.

As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs. Collectively, these initiatives could result in higher electric costs to our customers or lower the demand for coal used in electric generation, which could in turn adversely impact our business.

At present, we are principally focused on metallurgical coal production, which is not used in connection with the production of power generation. However, we may seek to sell greater amounts of our coal into the power-generation market in the future. The market for our coal may be adversely impacted if comprehensive legislation or regulations focusing on GHG emission reductions are adopted, or if our customers are unable to obtain financing for their operations. At the international level, the United Nations Framework Convention on Climate Change released an international climate agreement in December 2015. The agreement has been ratified by more than 70 countries, and entered into force in November 2016.Although this agreement does not create any binding obligations for nations to limit their GHG emissions, it does include pledges to voluntarily limit or reduce future emissions. In addition, in November 2014, President Obama announced that the United States would seek to cut net GHG emissions 26-28 percent below 2005 levels by 2025 in return for China’s commitment to seek to peak emissions around 2030, with concurrent increases in renewable energy.

At the federal level, no comprehensive climate change legislation has been implemented to date. The EPA has, however, has determined that emissions of GHGs present an endangerment to public health and the environment, because emissions of GHGs are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of GHGs under existing provisions of the CAA. For example, in August 2015, EPA finalized the CPP to cut carbon emissions from existing power plants. The CPP creates individualized emission guidelines for states to follow, and requires each state to develop an implementation plan to meet the individual state’s specific targets for reducing GHG emissions. The EPA also proposed a federal compliance plan to implement the CPP in the event that a state does not submit an approvable plan to the EPA. In February 2016, the U.S. Supreme Court granted a stay of the implementation of the CPP. This stay suspends the rule and will remain in effect until the completion of the appeals process. The Supreme Court’s stay only applies to EPA’s regulations for CO2 emissions from existing power plants and will not affect EPA’s standards for new power plants. If the CPP is ultimately upheld, and depending on how it is implemented by the states, it could have an adverse impact on the demand for coal for electric generation.

At the state level, several states have already adopted measures requiring GHG emissions to be reduced within state boundaries, including cap-and-trade programs and the imposition of renewable energy portfolio standards. Various states and regions have also adopted GHG initiatives and certain governmental bodies, have imposed, or are considering the imposition of, fees or taxes based on the emission of GHGs by certain facilities. A number of states have also enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power.

The uncertainty over the outcome of litigation challenging the CPP and the extent of future regulation of GHG emissions may inhibit utilities from investing in the building of new coal-fired plants to replace older plants or investing in the upgrading of existing coal-fired plants. Any reduction in the amount of coal consumed by electric power generators as a result of actual or potential regulation of GHG emissions could decrease demand for our coal, thereby reducing our revenues and materially and adversely affecting our business and results of operations. We or prospective customers may also have to invest in CO2 capture and storage technologies in order to burn coal and comply with future GHG emission standards.

Finally, there have been attempts to encourage greater regulation of coalbed methane because methane has a greater GHG effect than CO2. Methane from coal mines can give rise to safety concerns, and may require that various measures be taken to mitigate those risks. If new laws or regulations were introduced to reduce coalbed methane emissions, those rules could adversely affect our costs of operations by requiring installation of air pollution controls, higher taxes, or costs incurred to purchase credits that permit us to continue operations.

Clean Water Act

The CWA and corresponding state laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the United States. Likewise, permits are required under the CWA to construct impoundments, fills or other structure in areas that are designated as waters of the United States. The CWA provisions and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. Recent court decisions, regulatory actions and proposed legislation have created uncertainty over CWA jurisdiction and permitting requirements.

Prior to discharging any pollutants into waters of the United States, coal mining companies must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit from the appropriate state or federal permitting authority. NPDES permits include effluent limitations for discharged pollutants and other terms and conditions, including required monitoring of discharges. Failure to comply with the CWA or NPDES permits can lead to the imposition of significant penalties, litigation, compliance costs and delays in coal production. Changes and proposed changes in state and federally recommended water quality standards may result in the issuance or modification of permits with new or more stringent effluent limits or terms and conditions.

For instance, waters that states have designated as impaired (i.e., as not meeting present water quality standards) are subject to Total Maximum Daily Load regulations, which may lead to the adoption of more stringent discharge standards for our coal mines and could require more costly treatment. Likewise, the water quality of certain receiving streams requires an anti-degradation review before approving any discharge permits. TMDL regulations and anti-degradation policies may increase the cost, time and difficulty associated with obtaining and complying with NPDES permits.

In addition, in certain circumstances private citizens may challenge alleged violations of NPDES permit limits in court. While it is difficult to predict the outcome of any potential or future suits, such litigation could result in increased compliance costs following the completion of mining at our operations.

Finally, in June 2015, the EPA and the Corps published a new definition of “waters of the United States” (“WOTUS”) that became effective on August 28, 2015. Many groups have filed suit to challenge the validity of this rule. The U.S. Court of Appeals for the Sixth Circuit stayed the rule nationwide pending the outcome of this litigation. We anticipate that the WOTUS rules, if upheld in litigation, will expand areas requiring NPDES or Corps Section 404 permits. If so, the CWA permits we need may not be issued, may not be issued in a timely fashion, or may be issued with new requirements which restrict our ability to conduct our mining operations or to do so profitably.

Resource Conservation and Recovery Act

RCRA and corresponding state laws establish standards for the management of solid and hazardous wastes generated at our various facilities. Besides affecting current waste disposal practices, RCRA also addresses the environmental effects of certain past hazardous waste treatment, storage and disposal practices. In addition, RCRA requires certain of our facilities to evaluate and respond to any past release, or threatened release, of a hazardous substance that may pose a risk to human health or the environment.

RCRA may affect coal mining operations by establishing requirements for the proper management, handling, transportation and disposal of solid and hazardous wastes. Currently, certain coal mine wastes, such as earth and rock covering a mineral deposit (commonly referred to as overburden) and coal cleaning wastes, are exempted from hazardous waste management under RCRA. Any change or reclassification of this exemption could significantly increase our coal mining costs.

EPA began regulating coal ash as a solid waste under Subtitle D of RCRA in 2015. The EPA’s rule requires closure of sites that fail to meet prescribed engineering standards, regular inspections of impoundments, and immediate remediation and closure of unlined ponds that are polluting ground water. The rule also establishes limits for the location of new sites. However, the rule does not regulate closed coal ash impoundments unless they are located at active power plants. These requirements, as well as any future changes in the management of coal combustion residues, could increase our customers’ operating costs and potentially reduce their ability or need to purchase coal. In addition, contamination caused by the past disposal of coal combustion residues, including coal ash, could lead to material liability for our customers under RCRA or other federal or state laws and potentially further reduce the demand for coal.

Comprehensive Environmental Response, Compensation and Liability Act

CERCLA and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances into the environment. Under CERCLA and similar state laws, joint and several liability may be imposed on hazardous substance generators, site owners, transporters, lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA excludes most wastes generated by coal mining and processing operations from the primary hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could trigger the liability provisions of CERCLA or similar state laws. Thus, we may be subject to liability under CERCLA and similar state laws for coal mines that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. These liabilities could be significant and materially and adversely impact our financial results and liquidity.

Endangered Species and Bald and Golden Eagle Protection Acts

The ESA and similar state legislation protect species designated as threatened, endangered or other special status. The U.S. Fish and Wildlife Service (the “USFWS”) works closely with the OSM and state regulatory agencies to ensure that species subject to the ESA are protected from mining-related impacts. Several species indigenous to the areas in which we operate area protected under the ESA. Other species in the vicinity of our operations may have their listing status reviewed in the future and could also become protected under the ESA. In addition, the USFWS has identified bald eagle habitat in some of the counties were we operate.The Bald and Golden Eagle Protection Act prohibits taking certain actions that would harm bald or golden eagles without obtaining a permit from the USFWS. Compliance with the requirements of the ESA and the Bald and Golden Eagle Protection Act could have the effect of prohibiting or delaying us from obtaining mining permits. These requirements may also include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats.

Use of Explosives

Our surface mining operations are subject to numerous regulations relating to blasting activities. Due to these regulations, we will incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring, either directly or through the costs of a contractor we may employ. In addition, the storage of explosives is subject to various regulatory requirements. For example, pursuant to a rule issued by the Department of Homeland Security in 2007, facilities in possession of chemicals of interest (including ammonium nitrate at certain threshold levels) are required to complete a screening review. Our mines are low risk, Tier 4 facilities which are not subject to additional security plans. In 2008, the Department of Homeland Security proposed regulation of ammonium nitrate under the ammonium nitrate security rule. Additional requirements may include tracking and verifications for each transaction related to ammonium nitrate, though a final rule has yet to be issued. Finally, in December 2014, the OSM announced its decision to pursue a rulemaking to revise regulations under SMCRA which will address all blast generated fumes and toxic gases. OSM has not yet issued a proposed rule to address these blasts. The outcome of these rulemakings could materially adversely impact our cost or ability to conduct our mining operations.

National Environmental Policy Act

NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment, such as issuing a permit or other approval. In the course of such evaluations, an agency will typically prepare an environmental assessment to determine the potential direct, indirect and cumulative impacts of a proposed project. Where the activities in question have significant impacts to the environment, the agency must prepare an environmental impact statement. Compliance with NEPA can be time-consuming and may result in the imposition of mitigation measures that could affect the amount of coal that we are able to produce from mines on federal lands, and may require public comment. Furthermore, whether agencies have complied with NEPA is subject to protest, appeal or litigation, which can delay or halt projects. The NEPA review process, including potential disputes regarding the level of evaluation required for climate change impacts, may extend the time and/or increase the costs and difficulty of obtaining necessary governmental approvals, and may lead to litigation regarding the adequacy of the NEPA analysis, which could delay or potentially preclude the issuance of approvals or grant of leases.

The Council on Environmental Quality recently released guidance discussing how federal agencies should consider the effects of GHG emissions and climate change in their NEPA evaluations. The guidance encourages agencies to provide more detailed discussion of the direct, indirect, and cumulative impacts of a proposed action’s reasonably foreseeable emissions and effects. This guidance could create additional delays and costs in the NEPA review process or in our operations, or even an inability to obtain necessary federal approvals for our operations due to the increased risk of legal challenges from environmental groups seeking additional analysis of climate impacts.

Other Environmental Laws

We are required to comply with numerous other federal, state, and local environmental laws and regulations in addition to those previously discussed. These additional laws include but are not limited to the Safe Drinking Water Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act. Each of these laws can impact permitting or planned operations and can result in additional costs or operational delays.

Seasonality

Our primary business is not materially impacted by seasonal fluctuations. Demand for metallurgical coal, thermal coal, and the other coals we intend to produce is generally more heavily influenced by other factors such as the general economy, interest rates and commodity prices.

Employees

The Company, through its operating subsidiaries, employs a combination of company employees and contract labor to mine coal, process coal, and related functions. The Company is continually evaluating the use of company employees and contract labor to determine the optimal mix of each, given the needs of the Company. Currently, McCoy Elkhorn’s Mine #15, Carnegie 1 Mine, and Deane Mining’s Access Energy mine are primarily run by company employees, while Deane Mining’s Razorblade Surface mine, Knott County Coals’ Wayland Surface mine, and McCoy Elkhorn’s PointRock mine are primarily run (or expected to be run) by contract labor, and the Company’s various coal preparation facilities are run by company employees.

The Company currently has approximately 204 employees, with a substantial majority based in eastern Kentucky. The Company is headquartered in Fishers, Indiana with six members of the Company’s executive team based at this location.

Results of Operations For The Three Month Period Ended March 31, 2018

Our consolidated operations had operating revenues of $7,325,376 for the three-months ended March 31, 2018 and $6,612,081 operating revenue for the three-months ended March 31, 2017. We have incurred net loss attributable to American Resources shareholders in the amount of $2,739,683 and a net loss of $3,217,588 respectively for the same periods.

The primary driver for increased revenue and decreased net loss was the commencement of underground mining operations in September 2017 at our Access Energy Mine.

From our inception to-date our activities have been primarily financed from the proceeds of our acquisitions, series B equity investments and loans.

For the three months ended March 31, 2018 and 2017, coal sales and processing expenses were $5,473,428 and $4,563,561 respectively, development costs, including loss on settlement of ARO were $1,687,173 and $1,951,127, respectively, and production taxes and royalties $949,793 and $1,672,240, respectively. Depreciation expense for the three months ended March 31, 2018 and 2017 were $479,571 and $459,644 respectively.

Liquidity and Capital Resources

For the three months ending March 31, 2018 our net cash flow used in operating activities was $1,059,285 and for the period ending March 31, 2017 the net cash flow used in operating activities was $29,981.

For the three months ending March 31, 2018 and 2017 net cash provided by investing activities were $72,219 and $213 respectively.

For the three months ending March 31, 2018 and 2017 net cash proceeds from financing activities were $696,193 and $79,903 respectively.

As a public company, we will be subject to certain reporting and other compliance requirements of a publicly reporting company. We will be subject to certain costs for such compliance which private companies may not choose to make. We have identified such costs as being primarily for audits, legal services, filing expenses, financial and reporting controls and shareholder communications and estimate the cost to be approximately $10,000 monthly if the activities of our Company remain somewhat the same for the next few months. We have included such costs in our monthly cash flow needs and expect to pay such costs from a combination of cash from operations.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Results of Operations for the years ended December 31, 2017 and December 31, 2016.

Revenues.

Revenues for the period ended December 31, 2017 was $20,820,998 and 2016 was $7,601,194, respectively. The primary drivers for revenue growth was a full year of production from the Mine #15 of McCoy Elkhorn and the beginning of production at the Access Energy mine of Deane Mining in September 2017.

Expenses.

Total Operating Expenses for the period ended December 31, 2017 was $34,839,884 and 2016 was $29,452,263, respectively. The primary drivers for increase in operating expenses was a full year of production from the Mine #15 of McCoy Elkhorn and the beginning of production at the Access Energy mine of Deane Mining in September 2017.

Total Other Expenses for the period ended December 31, 2017 was $6,580 and 2016 was $238,213, respectively. The primary driver for decrease in other expenses was an increase in royalty and interest income from consolidated subsidiaries.

Financial Condition.

Total Assets as of December 31, 2017 amounted to $18,263,385 and 2016 amounted to $20,273,829, respectively. The primary drivers for lower asset balance is current year depreciation and lower accounts receivable balance.

Total Liabilities as of December 31, 2017 amounted to $58,356,449 and 2016 amounted to $47,781,427, respectively. The primary drivers for the increase in liability balance is an increase in accounts payable and equipment and term debt.

Liquidity and Capital Resources.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business.

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

Capital Resources.

We had no material commitments for capital expenditures as of December 31, 2017.

Off-Balance Sheet Arrangements

We have made no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information regarding our directors and executive officers.

Name	Age	Positions

Mark C. Jensen	38	Chief Executive Officer, Chairman of the Board of Directors

Thomas M. Sauve	39	President, Director

Kirk P. Taylor	39	Chief Financial Officer

Mark C. Jensen - Chairman & Chief Executive Officer: Mark has been an operator, investor and consultant in various natural resources and energy businesses. He has been highly involved in the navigation of numerous growth businesses to mature businesses, working as a managing member at T Squared Capital LLC, an investment firm focused on private equity styled investing in start-up businesses. Mark has significant experience with major Wall Street firms such as Citigroup and graduated from the Kelley School of Business at Indiana University with a BS in Finance and International Studies with a focus on Business. Mark also studied in Sydney Australia through Boston University completing his International Studies degree with a focus on East Asian culture and business.

Thomas M. Sauve - President & Director: Tom has been involved a number of energy related businesses. Prior he had been an investor and partner in various natural resources assets over the last seven years including coal mining operations and various oil and gas wells throughout Texas and the Appalachia region. Tom also worked as a managing member at T Squared Capital LLC, an investment firm focused on private equity styled investing in start-up businesses Tom received his Bachelors degree in Economics, magna cum laude, from the University of Rochester, New York, with additional studies at the Simon Graduate School of Business.

Kirk P. Taylor, CPA - Chief Financial Officer: Kirk conducts all tax and financial accounting roles of the organization, and has substantial experience in tax credit analysis and financial structure. Kirk’s main focus over his 13 years in public accounting had been the auditing, tax compliance, financial modeling and reporting on complex real estate and business transactions utilizing numerous federal and state tax credit and incentive programs. Prior to joining American Resources Corporation, Kirk was Chief Financial Officer of Quest Energy, Inc., ARC’s wholly-owned subsidiary. Prior to joining Quest Energy in 2015, he was a Manager at K.B. Parrish & Co. LLP. In addition, Kirk is an instructor for the CPA examination and has spoken at several training and industry conferences. He received a BS in Accounting and a BS in Finance from the Kelley School of Business at Indiana University, Bloomington Indiana and is currently completing his Masters of Business Administration from the University of Saint Francis at Fort Wayne, Indiana. Kirk serves his community in various ways including as the board treasurer for a community development corporation in Indianapolis, Indiana.

None of the officers and directors have been involved in any legal proceedings that would require a disclosure under Item 401 of Regulation SK.

Board of Directors

Our board of directors currently consists of two members, including our Chairman and Chief Executive Officer and our President.

In evaluating director candidates, we will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the board of directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the board of directors to fulfill their duties. Our directors hold office until the earlier of their death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified.

Director Compensation

We currently have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board will be determined from time to time by our board of directors based upon the amount of time expended by each of the directors on our behalf. Currently, executive officers of our company who are also members of the board of directors do not receive any compensation specifically for their services as directors.

Director Independence

Currently our board of directors consist of Mark C. Jensen, our Chief Executive Officer, and Thomas M. Sauve, our President, neither of which are considered independent in accordance under the requirements of the NASDAQ, NYSE and SEC. Shortly after the conclusion of this offering, we intend to have our board of directors consist of five members, including, two of which include our Chief Executive Officer and our President, and three of which are expected to be independent directors in accordance under the requirements of the NASDAQ, NYSE and SEC.

Committees of the Board of Directors

Shortly after the conclusion of this offering, we intend to have an audit committee of our board of directors and may have such other committees as the board of directors shall determine from time to time. We anticipate that each of the standing committees of the board of directors will have the composition and responsibilities described below.

Audit Committee

Shortly after the conclusion of this offering we intend to establish an audit committee. As required by the rules of the SEC, the audit committee will consist solely of independent directors, subject to the phase-in exceptions. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules.

This committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We expect to adopt an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition to the Code of Business Conduct and Ethics, our principal executive officer, principal financial officer and principal accounting officer are also subject to written policies and standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to the SEC and in other public communications made by us; compliance with applicable government laws, rules and regulations; the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and accountability for adherence to the code. We have posted the text of our Code of Business Conduct and Ethics on our internal network. We intend to disclose future amendments to, or waivers from, certain provisions of our Code of Business Conduct and Ethics as applicable.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our executive officers for services rendered in all capacities to us during the last two completed fiscal years. The listed individuals shall hereinafter be referred to as the “Named Executive Officers.” We also have included below a table regarding compensation paid to our directors who served during the last completed fiscal year. The address for all individuals identified in the following tables is 9002 Technology Lane, Fishers, IN 46038.

Summary Compensation Table - Officers
							Nonqualified
						Non-equity	deferred
				Stock	Option	Incentive plan	compensation	All other
		Salary	Bonus	Awards	Awards	Compensation	earnings	Compensation	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
I. Andrew Weeraratne,	2017	5,000	-0-	-0-	-0-	-0-	-0-	-0-	5,000
(1) CEO, CFO	2016	22,800	-0-	-0-	-0-	-0-	-0-	-0-	22,800

Mark C. Jensen, (2) CEO	2017	156,000	-0-	-0-	-0-	-0-	-0-		156,000
								-0-

Thomas M. Sauve, (3) President	2017	156,000	-0-	-0-	-0-	-0-	-0-	-0-	156,000

Kirk P. Taylor, (4) CFO	2017	156,000	-0-	-0-	-0-	-0-	-0-	-0-	156,000
_______________
(1)
The amount of value for the services of Mr. Weeraratne was determined by agreement for shares in which he received as a founder for (1) control, (2) willingness to serve on the Board of Directors and (3) participation in the foundational days of the corporation. Mr. Weeraratne submitted his resignation to the Company on February 7, 2017 in connection with a change of control of the Company.

(2)
Of the salary amount listed in this table, $32,000 was accrued and unpaid in 2017. The employment agreement for fiscal year 2017 also allows for payment of a bonus that has not yet been calculated. On January 2, 2018, the Company entered into an employment agreement with Mr. Jensen, at an annual salary rate of $156,000. The Company also has provided for a discretionary quarterly performance bonus of up to $.64 per clean ton of coal mined. The payment of such bonus shall be in the sole discretion of the Company’s management and/or applicable Board of Directors.

(3)
Of the salary amount listed in this table, $32,000 was accrued and unpaid in 2017. The employment agreement for fiscal year 2017 also allows for payment of a bonus that has not yet been calculated. On January 2, 2018, the Company entered into an employment agreement with Mr. Sauve, at an annual salary rate of $156,000. The Company also has provided for a discretionary quarterly performance bonus of up to $.54 per clean ton of coal mined. The payment of such bonus shall be in the sole discretion of the Company’s management and/or applicable Board of Directors.

(4)
Of the salary amount listed in this table, $26,293 was accrued and unpaid in 2017. The employment agreement for fiscal year 2017 also allows for payment of a bonus that has not yet been calculated. On January 2, 2018, the Company entered into an employment agreement with Mr. Taylor, at an annual rate of $156,000. The Company also has provided for a discretionary quarterly performance bonus of up to $.20 per clean ton of coal mined. The payment of such bonus shall be in the sole discretion of the Company’s management and/or applicable Board of Directors.

Director Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our current and past directors.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified deferred compensation earnings	All Other Compensation	Total
Name and principal position	($)	($)	($)	($)	($)	($)	($)
James C. New (1)	-0-	1,500	-0-	-0-	-0-	-0-	1,500
I. Andrew Weeraratne (2)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Eugene Nichols (3)	-0-	15,000	-0-	-0-	-0-	-0-	15,000
Bo G. Engberg (4)	-0-	1,500	-0-	-0-	-0-	-0-	1,500
William D. Bishop (5)	-0-	-0-	50,000	-0-	-0-	-0-	50,000
Mark C. Jensen (6)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Thomas M. Sauve (7)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
__________
(1)	Mr. New submitted his resignation to the Company on February 7, 2017 in connection with a change of control of the Company.

(2)	Mr. Weeraratne submitted his resignation to the Company on February 7, 2017 in connection with a change of control of the Company.

(3)	Mr. Nichols submitted his resignation to the Company on February 7, 2017 in connection with a change of control of the Company.

(4)	Mr. Engberg submitted his resignation to the Company on February 7, 2017 in connection with a change of control of the Company.

(5)
Mr. Bishop was appointed as director on May 10, 2017 and as compensation to Bill Bishop for his service on the Board of Directors, the Company issued Mr. Bishop a three-year option to purchase up to 8,334 common shares of our company at an exercise price of $3.60 per share, subject to certain price adjustments and other provisions found within the option issued to Mr. Bishop. Effective November 8, 2017, Mr. Bishop resigned as a director of the Company and Mr. Bishop’s resignation from the Board of Directors did not result from any disagreement with the Company.

(6)
Mr. Jensen was appointed as a director on February 7, 2017. On January 2, 2018, the Company entered into an employment agreement with Mr. Jensen, at an annual salary rate of $156,000. The Company also has provided for a discretionary quarterly performance bonus of up to $.64 per clean ton of coal mined. The payment of such bonus shall be in the sole discretion of the Company’s management and/or applicable Board of Directors. Mr. Jensen is not paid separately for his services as a director for the Company.

(7)
Mr. Sauve was appointed as a director on February 7, 2017. On January 2, 2018, the Company entered into an employment agreement with Mr. Sauve, at an annual salary rate of $156,000. The Company also has provided for a discretionary quarterly performance bonus of up to $.54 per clean ton of coal mined. The payment of such bonus shall be in the sole discretion of the Company’s management and/or applicable Board of Directors. Mr. Sauve is not paid separately for his services as a director for the Company.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be included in this table, or otherwise.

Employment Agreements

We have employment agreements with the Named Executive Officers that provide for the base salaries and a discretionary annual performance bonus of up to three times their annual base salary, plus potential participation in the Company’s Employee Incentive Stock Option Plan. The payment of such bonus and/or incentive stock options shall be in the sole discretion of the Company’s Board of Directors.

Outstanding Equity Awards

None of our current executive officers received any equity awards, including, options, restricted stock or other equity incentives from the Company as of the date hereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of the date of this Prospectus, the number of shares of our Common Stock and Series A Convertible Preferred Stock that are beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each executive officer and director of our company; and (iii) all executive officers and directors as a group. Information relating to beneficial ownership of Common Stock and our Convertible Preferred Stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days under any contract, option or warrant. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. Unless otherwise specified, the address of each beneficial owner listed in the tables is c/o American Resources Corporation, 9002 Technology Lane, Fishers, IN 46038.

Name and Address of Shareholder	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Owned (2)
Golden Properties, Ltd. (3)	1,688,350	9.99%
________________
(1)
A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised;

(2)
Based on 18,875,811 shares of Common Stock deemed to be outstanding as if one or more warrants were exercised up to the maximum amount of 9.99% (or 1,688,350 shares) of the issued and outstanding number of shares at December 31, 2017, including the common shares issuable from the conversion of the Series A Preferred to common and the conversion of the Series B Preferred to common (exclusive of any shares due to Series B Preferred holders from accrued interest). This percentage has been rounded for convenience;

(3)
Golden Properties, Ltd. is the owner of several Company common stock warrants for the purchase of shares of our Common Stock, which warrants are exercisable at such company’s discretion, subject to the following limitation on amount. The warrant agreements provide that at no time may Golden Properties, Ltd. or its affiliates exercise any warrant that would result in their ownership of more than 9.99% of the issued and outstanding shares of our Common Stock on the date of exercise. Additionally, a principal of Golden Properties and a beneficial owner through Golden Properties, is a holder of 59,133 Series A Preferred shares. Accordingly, Golden Properties, Ltd. is presently deemed the beneficial owner of 1,885,460 shares of our Common Stock pursuant to Securities and Exchange Commission Rule 13d-3, promulgated under the Securities Exchange Act of 1934.

Name	Number of Shares of Series A Preferred Stock Beneficially Owned (4)	Percent of Series A Preferred Stock Owned (5)

Officers and Directors

Mark C. Jensen (6) Chief Executive Officer, Director	1,541,693	32.00%

Thomas M. Sauve (7) President, Director	1,300,803	27.00%

Kirk P. Taylor Chief Financial Officer	486,115	10.09%

All Directors and Officers as a Group (3 persons) (8)	3,328,611	69.09%

5% Holders

Gregory Q. Jensen	486,115	10.09%

Adam B. Jensen	486,115	10.09%

All Directors, Officers and 5% Holders as a Group (5 persons)	4,300,841	89.27%
___________
(4)
A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from December 31, 2017, upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised;

(5)	Based on 4,794,425 shares of Series A Convertible Preferred Stock outstanding as of December 31, 2017. These percentages have been rounded for convenience;

(6)	Mr. Jensen beneficially owns 58,933 shares of our Series A Convertible Preferred Stock through his equity ownership in T Squared Partners, LP, which shares are included in the table above;

(7)	Mr. Sauve beneficially owns 38,417 shares of our Series A Convertible Preferred Stock through his equity ownership in T Squared Partners, LP, which shares are included in the table above;

(8)
Our officers and directors do not own any shares of our Class A Common Stock (892,044 shares outstanding) or any shares of our Series B Convertible Preferred Stock (850,000 shares outstanding, exclusive of any shares due from accrued interest).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE

Transactions with Related Persons, Promoters and Certain Control Persons

On June 12, 2015, the Company executed a consulting agreement with an entity with common ownership. During 2017 and 2016, the Company incurred fees totaling $0 and $12,340,615 relating to services rendered under this agreement. The amount outstanding and payable as of December 31, 2017 and 2016, was $17,840,615 and $17,840,615, respectively. The amount is due on demand and does not accrue interest. On May 25, 2018, the related party agreed to terminate and extinguish the entire $17,840,615 payable.

On January 1, 2016, the Company awarded stock options for 827,862 shares in exchange for consulting efforts to an entity with common ownership. No stock options were awarded to related parties during 2017.

During 2015, equipment purchasing was paid by an affiliate resulting in a note payable. The balance of the note was $74,000 as of December 31, 2017 and 2016, respectively.

On April 30, 2017, the Company purchased $250,000 of secured debt that had been owed to that party, by an operating subsidiary of a related party. As a result of the transaction, the Company is now the creditor on the notes. The first note in the amount of $150,000 is dated March 13, 2013, carries an interest rate of 12% and was due on September 13, 2015. The second note in the amount of $100,000 is dated July 17, 2013, carries an interest rate of 12% and was due January 17, 2016. Both notes are in default and have been fully impaired due to collectability uncertainty.

During July 2017, an officer of the Company advanced $50,000 to the Company. The advance is unsecured, non-interest bearing and due on demand.

Director Independence.

We have not:

●
Established our own definition for determining whether our director or nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current directors would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor,

●
Established any committees of the Board of Directors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549.Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

As a result of this offering, we will become subject to full information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent registered public accounting firm.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Florida law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Limitation on Liability

The Florida Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him or her and liability and expenses incurred by him or her in their capacity as a director, officer, employee or agent,or arising out of her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. Our articles of incorporation have no separate provision for indemnification of directors, officers, or control persons.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

INDEX TO FINANCIAL STATEMENTS

For the Period Ended March 31, 2018

December 31, 2017 and 2016 and for the Years Ended December 31, 2017 and 2016

AMERICAN RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	March 31, 2018	December 31, 2017
ASSETS

CURRENT ASSETS
Cash	$9,006	$186,722
Accounts Receivable	2,269,609	1,870,562
Inventory	317,122	615,096
Prepaid fees	443,482	-
Accounts Receivable - Other	29,259	30,021
Total Current Assets	3,068,478	2,702,401

OTHER ASSETS
Cash - restricted	85,786	198,943
Processing and rail facility	2,914,422	2,914,422
Underground equipment	8,887,045	8,887,045
Surface equipment	4,439,263	3,957,603
Less Accumulated Depreciation	(5,300,140)	(4,820,569)
Land	178,683	178,683
Accounts Receivable - Other	111,003	127,718
Note Receivable	4,117,139	4,117,139
Total Other Assets	15,433,201	15,560,984

TOTAL ASSETS	$18,501,679	$18,263,385

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$6,407,660	$5,360,537
Accrued related party management fee	17,840,615	17,840,615
Accrued interest	461,333	336,570
Accrued dividend on Series B	70,157	-
Funds held for others	12,056	82,828
Due to affiliate	124,000	124,000
Current portion of long term-debt	10,164,219	9,645,154
Current portion of reclamation liability	2,379,352	2,033,862
Total Current Liabilities	37,459,392	35,423,566

OTHER LIABILITIES
Long-term portion of note payable (net of issuance costs of $437,335 and $440,333)	5,782,253	5,081,688
Reclamation liability	17,964,267	17,851,195
Total Other Liabilities	23,746,520	22,932,883
Total Liabilities
	61,205,912	58,356,449

STOCKHOLDERS' DEFICIT
AREC - Class A Common stock: $.0001 par value; 230,000,000 shares
authorized, 892,044 shares issued and outstanding	89	89
AREC - Series A Preferred stock: $.0001 par value; 4,817,792 shares	482	482
authorized, 4,817,792 shares issued and outstanding
AREC - Series B Preferred stock: $.001 par value; 20,000,000 shares	850	850
authorized, 850,000 shares issued and outstanding
Additional paid-in capital	1,527,254	1,527,254
Accumulated deficit	(44,759,278)	(42,019,595)
Total American Resources Corporation's Shareholders' Equity	(43,230,603)	(40,490,920)
Non controlling interest	526,370	397,856
Total Stockholders' Deficit	(42,704,233)	(40,093,064)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$18,501,679	$18,263,385

The accompanying footnotes are integral to the unaudited consolidated financial statements

AMERICAN RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the three months ended	For the three months ended
	March 31, 2018	March 31, 2017

Coal Sales	$7,305,860	$5,718,098
Processing Services Income	19,516	893,983

Total Revenue	7,325,376	6,612,081

Cost of Coal Sales and Processing	(5,473,428)	(4,563,561)
Accretion Expense	(447,762)	(328,061)
Loss of ARO Settlement	-	(155,922)
Depreciation	(479,571)	(459,644)
General and Administrative	(476,589)	(419,196)
Professional Fees	(274,603)	(307,307)
Production Taxes and Royalties	(949,793)	(1,672,240)
Development Costs	(1,687,173)	(1,795,205)

Total Operating expenses	(9,788,919)	(9,701,136)

Net Loss from Operations	(2,463,543)	(3,089,055)

Other Income and (expense)
Other Income	128,514	176,978
Interest Income	41,171	-
Interest expense	(247,154)	(128,533)
Total Other income (expense)	(77,469)	48,445

Net Loss	(2,541,012)	(3,040,610)

Less: Series B dividend requirement	(70,157)	-

Less: Net income attributable to Non Controlling Interest	(128,514)	(176,978)

Net loss attributable to American Resources Corp. Shareholders	$(2,739,683)	$(3,217,588)

Net loss per common share - basic and diluted	$(2.93)	$(3.60)

Weighted average common shares outstanding- basic and diluted	892,044	845,427

The accompanying footnotes are integral to the unaudited consolidated financial statements

AMERICAN RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the three months ended	For the three months ended
	March 31, 2018	March 31, 2017
Cash Flows from Operating activities:
Net loss	$(2,541,012)	$(3,040,610)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	479,571	459,644
Accretion expense	447,762	328,061
Loss on reclamation settlements	-	155,922
Assumption of note payable in reverse merger	-	50,000
Amortization of issuance costs and debt discount	37,841	52,841
Recovery of previously impaired receivable	(50,806)	-
Change in current assets and liabilities:

Accounts receivable	(399,047)	1,325,463
Prepaid expenses and other assets	(443,482)	40,000
Inventory	297,974	-
Accounts payable	1,057,923	925,483
Funds held for others	(70,772)	-
Accrued interest	124,763	30,000
Reclamation liability settlements	-	(355,785)
Cash used in operating activities	(1,059,285)	(28,981)

Cash Flows from Investing activities:

Advances made in connection with management agreement	(7,000)	(40,000)
Advance repayment in connection with management agreement	79,219	75,000
Cash paid for PPE, net	-	(34,787)
Cash provided by investing activities	72,219	213

Cash Flows from Financing activities:

Principal payments on long term debt	(191,517)	(4,893)
Proceeds from long term debt	1,000,000	-
Payments on factoring agreement, net	(112,290)	(415,204)
Proceeds from sale of series B preferred equity	-	500,000
Cash provided by financing activities	696,193	79,903

Increase (decrease) in cash and restricted cash	(290,873)	51,135

Cash and restricted cash, beginning of period	385,665	925,627

Cash and restricted cash, end of period	$94,792	$976,762

Supplemental Information
Non-cash investing and financing activities

Equipment for notes payable	$481,660	$-
Preferred Series B Dividends	$70,157	$-
Conversion of note payable to common stock	$-	$50,000
Beneficial conversion feature on note payable	$-	$50,000

Cash paid for interest	$66,672	$45,692
Cash paid for income taxes	$-	$-

The accompanying footnotes are integral to the unaudited consolidated financial statements

AMERICAN RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2018
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

American Resources Corporation (ARC or the Company) was formed in June 2015 for the purpose of acquiring, rehabilitating and operating various natural resource assets including coal, oil and natural gas.

Basis of Presentation and Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Quest Energy Inc, (QEI), Deane Mining, LLC (Deane), Quest Processing LLC (Quest Processing), ERC Mining Indiana Corp (ERC), McCoy Elkhorn Coal LLC (McCoy) and Knott County Coal LLC (KCC). All significant intercompany accounts and transactions have been eliminated.

The accompanying Consolidated Financial Statements are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Interim Financial Information

Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been omitted. In the opinion of management, these interim unaudited Consolidated Financial Statements reflect all normal and recurring adjustments necessary for a fair presentation of the results for the periods presented. Results of operations for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for the year ending December 31, 2018 or any other period. These financial statements should be read in conjunction with the Company’s 2017 audited financial statements and notes thereto which were filed on form 10K on April 23, 2018.

Going Concern: The Company has suffered recurring losses from operations and currently a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. We plan to generate profits by expanding current coal operations as well as developing new coal operations. However, we will need to raise the funds required to do so through sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Convertible Preferred Securities: We account for hybrid contracts that feature conversion options in accordance with generally accepted accounting principles in the United States. ASC 815, Derivatives and Hedging Activities (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. We also follow ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception (b) variations in something other than the fair value of the issuer’s equity shares or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in interest expense in the accompanying Consolidated Statements of Operations.

Cash is maintained in bank deposit accounts which, at times, may exceed federally insured limits. To date, there have been no losses in such accounts.

Restricted cash: As part of the Kentucky New Markets Development Program (See Note 3) an asset management fee reserve was set up in the amount of $116,115. The funds are held to pay annual asset management fees to an unrelated party through 2021. The balance as of March 31, 2018 and December 31, 2017 was $85,786 and $198,943, respectively. The total balance of restricted cash also includes amounts held under the management agreement. See note 6.

The following table sets forth a reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheet that agrees to the total of those amounts as presented in the consolidated statement of cash flows for the three months ended March 31, 2018 and March 31, 2017.

	March 31, 2018	March 31, 2017
Cash	$9,006	$756,160
Restricted Cash	85,786	220,602
Total cash and restricted cash presented
in the consolidated statement of cash flows	$94,792	$976,762

Asset Retirement Obligations (ARO) – Reclamation: At the time they are incurred, legal obligations associated with the retirement of long-lived assets are reflected at their estimated fair value, with a corresponding charge to mine development. Obligations are typically incurred when we commence development of underground and surface mines, and include reclamation of support facilities, refuse areas and slurry ponds or through acquisitions.

Obligations are reflected at the present value of their future cash flows. We reflect accretion of the obligations for the period from the date they incurred through the date they are extinguished. The asset retirement obligation assets are amortized using the units-of-production method over estimated recoverable (proved and probable) reserves. We are using a discount rate of 10%. Federal and State laws require that mines be reclaimed in accordance with specific standards and approved reclamation plans, as outlined in mining permits. Activities include reclamation of pit and support acreage at surface mines, sealing portals at underground mines, and reclamation of refuse areas and slurry ponds.

We assess our ARO at least annually and reflect revisions for permit changes, change in our estimated reclamation costs and changes in the estimated timing of such costs. During the period ending March 31, 2018 and 2017, $- and $155,922 were incurred for loss on settlement on ARO, respectively.

The table below reflects the changes to our ARO:

Balance at December 31, 2017	$19,885,057
Accretion – 3 months March 31, 2018	447,762
Reclamation work – 3 months March 31, 2018	-
Balance at March 31, 2018	$20,343,619

Allowance For Doubtful Accounts: The Company recognizes an allowance for losses on trade and other accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging and expected future write-offs, as well as an assessment of specific identifiable amounts considered at risk or uncollectible.

Allowance for trade receivables as of March 31, 2018 and December 31, 2017 amounted to $0, for both periods. Allowance for other accounts receivables as of March 31, 2018 and December 31, 2017 amounted to $0 and $92,573, respectively.

Trade and loan receivables are carried at amortized cost, net of allowance for losses. Amortized cost approximated book value as of March 31, 2018 and December 31, 2017.

Reclassifications: Reclassifications have been made to conform with current year presentation.

New Accounting Pronouncements: Management has determined that the impact of the following recent FASB pronouncements will not have a material impact on the financial statements.

-	Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, effective for years beginning after December 15, 2017
-
ASU 2015-11, Simplifying the Measurement of Inventory, effective for years beginning after December 15, 2016. Adoption of ASU 2015-11 did not have a material effect on the consolidated financial statements.

-
ASU 2015-17, Balance Sheet Classification of Deferred Taxes, effective for years beginning after December 15, 2016. Adoption of ASU 2015-17 did not have a material effect on the consolidated financial statements or related disclosures.

-	ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, effective for years beginning after December 15, 2017
-
ASU 2016-02, Leases, effective for years beginning after December 15, 2019. We expect to adopt ASU 2016-02 beginning January 1, 2019 and are in the process of assessing the impact that this new guidance is expected to have on our consolidated financial statements and related disclosures.

-	ASU 2016-18, Statement of Cash Flows: Restricted Cash, effective beginning after December 15, 2017
-	ASU 2017-01, Business Combinations, effective beginning after December 15, 2017
-	ASU 2017-09, Compensation – Stock Compensation, effective beginning after December 31, 2017
-	ASU 2017-11, Earnings Per Share, effective beginning after December 15, 2018
-
ASU 2018-05, Income Taxes, effective beginning after December 15, 2017. We expect to adopt ASU 2018-05 beginning January 1, 2018 and are in the process of assessing the impact that this new guidance is expected to have on our consolidated financial statements and related disclosures.

Management has elected to early adopt ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business effective at inception.

ASU 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). Topic 230 addressed how restricted cash was presented in the statement of cash flows. We adopted Topic 230 as of January 1, 2018 resulting modifications as to the manner in which restricted cash transactions are presented in the statement of cash flows.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in Topic 605 and requires entities to recognize revenues when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company’s primary source of revenue is from the sale of coal through both short-term and long-term contracts with utilities, industrial customers and steel producers whereby revenue is currently recognized when risk of loss has passed to the customer. During the fourth quarter of 2017, the Company finalized its assessment related to the new standard by analyzing certain contracts representative of the majority of the Company’s coal sales and determined that the timing of revenue recognition related to the Company’s coal sales will remain consistent between the new standard and the previous standard. The Company also reviewed other sources of revenue, and concluded the current basis of accounting for these items is in accordance with the new standard. The Company adopted ASU 2014-09 effective January 1, 2018 using the modified retrospective method, and there was no cumulative adjustment to retained earnings.

NOTE 2 - PROPERTY AND EQUIPMENT

At March 31, 2018 and December 31, 2017, property and equipment were comprised of the following:

	March 31, 2018	December 31, 2017
Processing and rail facility	$2,914,422	$2,914,422
Underground equipment	8,887,045	8,887,045
Surface equipment	4,439,263	3,957,603
Land	178,683	178,683
Less: Accumulated depreciation	(5,300,140)	(4,820,569)

Total Property and Equipment, Net	$11,119,273	$11,117,184

Depreciation expense amounted to $479,571 and $459,644 for the periods March 31, 2018 and March 31, 2017, respectively.

The estimated useful lives are as follows:

Processing and Rail Facilities	20 years
Surface Equipment	7 years
Underground Equipment	5 years

NOTE 3 - NOTES PAYABLE

During the three month period ended March 31, 2018 and 2017, principal payments on long term debt totaled $191,517 and $4,893, respectively. During the three-month period ended March 31, 2018 and 2017, increases to long term debt totaled $1,481,660 and $0, respectively, primarily $1,000,000 from the ARC business loan and $481,660 from equipment financings. The ARC business loan carries annual interest at 7%, is due within two months of advancement and is secure by all company assets. The equipment loan totaling $346,660 carries annual interest at 9%, is due in 24 months and is secured by the equipment. The equipment loan totaling $135,000 carries annual interest at 0%, was due one month after advancement, has been paid in full on May 2, 2018 and was secured by the equipment.

During the three-month period ended March 31, 2018 and 2017, proceeds from the factoring agreement totaled $6,714,836 and $2,039,226, respectively and repayments according to the factoring agreement totaled $6,827,126 and $2,454,430, respectively.

NOTE 4 - RELATED PARTY TRANSACTIONS

On June 12, 2015, the Company executed a consulting agreement with an entity with common ownership. During the three months ended March 31, 2018 and March 31, 2017, the Company incurred fees totaling $0 relating to services rendered under this agreement, respectively. The amount outstanding and payable as of March 31, 2018 and December 31, 2017, was $17,840,615 and $17,840,615, respectively. The amount is due on demand and does not accrue interest.

NOTE 5 – MANAGEMENT AGREEMENT

On April 13, 2015, ERC entered into a mining and management agreement with an unrelated entity, to operate a coal mining and processing facility in Jasonville, Indiana. Under the management agreement funds advanced for the three-month period ended March 31, 2018 and 2017are $7,000 and $40,000, respectively and the amounts repaid totaled $79,219 and $75,000, respectively.

NOTE 6 – EQUITY TRANSACTIONS

There were no common or other series A preferred transactions for the three-month period ending 2018.

Total preferred dividend requirement for the three month period ending March 31, 2018 and 2017 amounted to $70,157 and $0, respectively.

NOTE 7 - CONTINGENCIES

In the course of normal operations, the Company is involved in various claims and litigation that management intends to defend. The range of loss, if any, from potential claims cannot be reasonably estimated. However, management believes the ultimate resolution of matters will not have a material adverse impact on the Company’s business or financial position.

NOTE 8 - SUBSEQUENT EVENTS

Loans

During April 2018, the company drew an additional $300,000 on the ARC business loan.

During May 2018, the company drew an additional $300,000 on the ARC business loan. This advance was repaid during June 2018.

During May 2018, the company entered into a sale leaseback arrangement with an unrelated party to acquire new equipment. The transaction was accounted for as a financing transaction resulting in a note payable of $1,000,000 being recorded with a maturity date of September 24, 2018.

During May 2018, the company entered into a financing arrangement with two unrelated parties. The notes totaled $2,150,000, carried an original issue discount of $43,000, interest rate of 33% and have a maturity date of January 2019 and is secured by future receivables as well as personal guarantees.

Payables

During June 2018, payables totaling $17,840,615 related to the consulting arrangement described in note 4 with a related party were forgiven.

Acquisitions

On April 21, 2018, McCoy acquired two permits and entered into a surface lease and a mineral sub-lease from unrelated entities. Consideration for the acquired permits was the assumption of reclamation bonds totaling $989,600and vendor payables totaling $53,771. The transaction is accounted for as an asset purchase under ASU 2017-01. Management is still gathering the information needed to complete the allocation of the purchase price to the assets acquired and liabilities assumed.

On May 10, 2018, Knott County acquired a mining permit from an unrelated party. Consideration for the acquired permits was the assumption of reclamation bonds totaling $75,000 and the payment of $1.50 per ton royalty of coal sold. The transaction is accounted for as an asset purchase under ASU 2017-01. Management is still gathering the information needed to complete the allocation of the purchase price to the assets acquired and liabilities assumed.

Commitments

Concurrently with the acquisition McCoy Elkhorn made on April 21, 2018, McCoy entered into a 5-year mineral lease. The lease requires minimum annual payments of $60,000 beginning on January 1, 2019. Royalties based upon production include 10.5% of sales price of coal sold and $2 per ton of coal sold until a total of $4,000,000 has been paid.

Report of Independent Registered Public Accounting Firm

To the shareholders and board of directors of
American Resources Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Resources Corporation and its subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2017
Houston, Texas
April 20, 2018

AMERICAN RESOURCES CORPORATION
 CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016

ASSETS
CURRENT ASSETS
Cash	$186,722	$784,525
Accounts Receivable	1,870,562	2,753,199
Inventory	615,096	-
Intercompany	-	-
Accounts Receivable - Other	30,021	199,701
Total Current Assets	2,702,401	3,737,425

OTHER ASSETS
Cash - restricted	198,943	141,102
Processing and rail facility	2,914,422	2,914,422
Underground equipment	8,887,045	7,500,512
Surface equipment	3,957,603	3,751,054
Less Accumulated Depreciation	(4,820,569)	(2,262,855)
Land	178,683	178,683
Accounts Receivable - Other	127,718	196,347
Note Receivable	4,117,139	4,117,139
Total Other Assets	15,560,984	16,536,404

TOTAL ASSETS	$18,263,385	$20,273,829

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$5,360,537	$2,196,060
Accrued management fee	17,840,615	17,840,615
Accrued interest	336,570	122,945
Funds held for others	82,828	24,987
Due to affiliate	124,000	74,000
Current portion of long term-debt (net of unamortized discount of $35,000 and $0)	9,645,154	4,431,006
Current portion of reclamation liability	2,033,862	519,489
Total Current Liabilities	35,423,566	25,209,102

OTHER LIABILITIES
Long-term portion of note payable (net of issuance costs $440,333 and $451,389)	5,081,688	4,964,941
Reclamation liability	17,851,195	17,607,384
Total Other Liabilities	22,932,883	22,572,325

Total Liabilities	58,356,449	47,781,427

STOCKHOLDERS' DEFICIT
AREC - Class A Common stock: $.0001 par value; 230,000,000 shares authorized, 892,044 and 0 shares issued and outstanding for the period end	89	-
AREC - Series A Preferred stock: $.0001 par value; 4,817,792 shares authorized, 4,817,792 shares issued and outstanding	482	482
AREC - Series B Preferred stock: $.001 par value; 20,000,000 shares authorized, 850,000 shares issued and outstanding	850	-
Additional paid-in capital	1,527,254	88,193
Accumulated deficit	(42,019,595)	(27,651,030)
Total American Resources Corporation Shareholders' Equity	(40,490,920)	(27,562,355)
Non controlling interest	397,856	54,757
Total Stockholders' Deficit	(40,093,064)	(27,507,598)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$18,263,385	$20,273,829

The accompanying footnotes are integral to the consolidated financial statements

AMERICAN RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2017	2016

Coal Sales	$19,231,249	$5,345,145
Processing Services Income	1,589,749	2,256,049

Total Revenue	20,820,998	7,601,194

Cost of Coal Sales and Processing	(16,344,567)	(8,961,653)
Accretion Expense	(1,791,051)	(1,664,774)
Loss on reclamation settlement	-	(71,245)
Depreciation	(2,557,714)	(2,262,855)
General and Administrative	(1,378,111)	(237,601)
Professional Fees	(694,366)	(391,659)
Consulting Fees - Related Party	-	(12,340,615)
Production Taxes and Royalties	(4,974,013)	(1,250,365)
Impairment Loss from notes receivable from related party	(250,000)	(510,902)
Development Costs	(6,850,062)	(1,760,594)

Total Expenses from Operations	(34,839,884)	(29,452,263)

Net Loss from Operations	(14,018,886)	(21,851,069)

Other Income	343,100	54,757
Amortization of debt discount and debt issuance costs	(477,056)	(9,406)
Interest Income	298,721	-
Receipt of previously impaired receivables	387,427	-

Interest	(558,772)	(283,564)

Net Loss	(14,025,466)	(22,089,282)

Less: Preferred dividend requirement	(53,157)	-

Less: Net income attributable to Non Controlling Interest	(343,099)	(54,757)

Net loss attributable to American Resources Corporation Shareholders	$(14,421,722)	$(22,144,039)

Net loss per share - basic and diluted	$(18.20)	$-

Weighted average shares outstanding	792,391	-

The accompanying footnotes are integral to the consolidated financial statements

AMERICAN RESOURCES CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS OF EQUITY

							Additional		Non-
	Common	Common	Preferred	Preferred	Preferred	Preferred	Paid-In	Retained	Controlling
	Shares	Stock	A Shares	A Stock	B Shares	B Stock	Capital	Earnings	Interest	Total
Balance January 1, 2016	-	$-	2,550,430	$-	-	$-	$-	$(5,506,991)	$-	$(5,506,991)

Stock-based compensation	-	-	2,267,362	482	-	-	88,193	-	-	88,675

New issuances	-	-	-	-	-	-	-	-	-	-

Net loss	-	-	-	-	-	-	-	(22,144,039)	54,757	(22,089,282)

Balance December 31, 2016	-	$-	4,817,792	$482	-	$-	$88,193	$(27,651,030)	$54,757	$(27,507,598)

							Additional		Non-
	Common	Common	Preferred	Preferred	Preferred	Preferred	Paid-In	Retained	Controlling
	Shares	Stock	A Shares	A Stock	B Shares	B Stock	Capital	Earnings	Interest	Total
Balance January 1, 2017	-	$-	4,817,792	$482	-	$-	88,193	(27,651,030)	54,757	(27,507,598)

Recapitalization	845,377	85	-	-	-	-	(85)	-	-	-

Sale of Preferred Series B Stock	-	-	-	-	850,000	850	849,150	-	-	850,000

Conversion of Debt	33,334	3	-	-	-	-	49,997	-	-	50,000

Beneficial conversion feature	-	-	-	-	-	-	50,000	-	-	50,000

Issuance of shares to consultant	13,333	1					9,999			10,000

Stock-based compensation	-	-	-	-	-	-	40,000	-	-	40,000

Relative fair value debt discount
on warrants issued	-	-	-	-	-	-	440,000	-	-	440,000

Net loss	-	-	-	-	-	-	-	(14,358,565)	343,099	(14,025,466)

Balance December 31, 2017	892,044	$89	4,817,792	$482	850,000	$850	1,527,254	(42,019,595)	397,856	(40,093,064)

The accompanying footnotes are integral to the consolidated financial statements

AMERICAN RESOURCES CORPORATION
  CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2017	2016
Cash Flows from Operating activities:
Net loss	$(14,025,466)	$(22,089,282)
Adjustments to reconcile net income (loss) to net cash
Depreciation	2,557,714	2,262,855
Accretion expense	1,791,051	1,664,774
Loss on reclamation settlements	-	71,245
Assumption of note payable in reverse merger	50,000	-
Amortization of debt discount and debt issuance costs	477,056	9,406
Impairment (recovery) of advances receivable	(387,427)	510,902
Impairment of related party note receivable	250,000	-
Stock compensation expense	50,000	88,675
Change in current assets and liabilities:

Accounts receivable	882,637	(2,753,199)
Prepaid expenses and other assets	-	920
Inventory	(615,096)	-
Restricted cash used to pay interest expense	14,981	13,984
Accounts payable	3,096,351	2,196,060
Accrued expenses	-	12,340,615
Accrued interest	213,625	122,945
Reclamation liability settlements	-	(256,892)
Cash used in operating activities	(5,644,574)	(5,816,992)

Cash Flows from Investing activities:

Note receivable	-	(4,117,139)
Increase in restricted cash	(57,841)	(116,115)
Restricted cash used to pay down debt	65,604	54,421
Advances made in connection with management agreement	(77,800)	(1,845,902)
Advance repayment in connection with management agreement	625,227	1,175,000
Cash paid for PPE, net	(173,432)	(34,200)
Cash received from acquisitions, net of $0 and $100 cash paid	-	5,315,700
Cash provided by investing activities	381,758	431,765

Cash Flows from Financing activities:

Principal payments on long term debt	(392,002)	(303,706)
Proceeds from long term debt (net of issuance costs $0 and $460,795)	4,440,000	4,857,391
Proceeds from related party	50,000
Net (payments) proceeds from factoring agreement	(32,985)	1,616,067
Proceeds from private placements	600,000	-
Cash provided by financing activities	4,665,013	6,169,752

Increase(decrease) in cash	(597,803)	784,525

Cash, beginning of year	784,525	-

Cash, end of year	$186,722	$784,525

Supplemental Information

Assumption of net assets and liabilities for asset acquisitions	$-	$2,745,582
Equipment for notes payable	$1,419,650	$904,425
Purchase of related party note receivable in exchange for Series B Equity	$250,000	$-
Affiliate note for equipment	$-	$63,000
Conversion of note payable to common stock	$50,000	$-
Beneficial conversion feature on note payable	$50,000	$-
Relative fair value debt discount on warrant issue	$440,000	$-

Cash paid for interest	$345,147	$160,619

The accompanying footnotes are integral to the consolidated financial statements

AMERICAN RESOURCES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017 and 2016

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

American Resources Corporation (ARC or the Company) operates through subsidiaries that were acquired in 2016 and 2015 for the purpose of acquiring, rehabilitating and operating various natural resource assets including coal, oil and natural gas.

Basis of Presentation and Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Quest Energy Inc (QEI), Deane Mining, LLC (Deane), Quest Processing LLC (Quest Processing), ERC Mining Indiana Corp (ERC), McCoy Elkhorn Coal LLC (McCoy) and Knott County Coal LLC (KCC). All significant intercompany accounts and transactions have been eliminated.

On January 5, 2017, QEI entered into a share exchange agreement with NGFC Equities, Inc (NGFC). Under the agreement, the shareholders of QEI exchanged 100% of its common stock to NGFC for 4,817,792 newly created Series A Preferred shares that is convertible into approximately 95% of outstanding common stock of NGFC. The previous NGFC shareholders retained 845,377 common shares as part of the agreement. The conditions to the agreement were fully satisfied on February 7, 2017, at which time the Company took full control of NGFC. NGFC has been renamed to American Resources Corporation (ARC). The transaction was accounted for as a recapitalization. QEI was the accounting acquirer and ARC will continue the business operations of QEI, therefore, the historical financial statements presented are those of QEI and its subsidiaries. The equity and share information reflect the results of the recapitalization. On May 15, 2017 ARC initiated a one-for-thirty reverse stock split. The financial statements have been retrospectively restated to give effect to this split.

Entities for which ownership is less than 100% a determination is made whether there is a requirement to apply the variable interest entity (VIE) model to the entity. Where the company holds current or potential rights that give it the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, combined with a variable interest that gives the Company the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, the Company would be deemed to have a controlling interest.

The company is the primary beneficiary of ERC Mining, LLC, which qualifies as a variable interest entity. Accordingly, the assets, liabilities, revenue and expenses of ERC Mining, LLC have been included in the accompanying consolidated financial statements.

The company is the primary beneficiary of Land Resources & Royalties LLC (LRR) which qualifies as a variable interest entity. Accordingly, the assets, liabilities, revenue and expenses of Land Resources & Royalties have been included in the accompanying consolidated financial statements.

Deane was formed in November 2007 for the purpose of operating underground coal mines and coal processing facilities. Deane was acquired on December 31, 2015 and as such no operations are presented prior to the acquisition date.

Quest Processing was formed in November 2014 for the purpose of operating coal processing facilities and had no operations before March 8, 2016.

ERC was formed in April 2015 for the purpose managing an underground coal mine and coal processing facility. Operations commenced in June 2015.

McCoy was formed in February 2016 for the purpose of operating underground coal mines and coal processing facilities. The assets of McCoy were acquired on February 17, 2016 and as such no operations are presented prior to the acquisition date.

KCC was formed in September 2004 for the purpose of operating underground coal mines and coal processing facilities. KCC was acquired on April 14, 2016 and as such no operations are presented prior to the acquisition date.

On February 17, 2016, McCoy Elkhorn Coal LLC (McCoy) acquired certain assets in exchange for $100 and for assuming certain liabilities of Fortress Resources, LLC. The fair values of the asset retirement obligation liabilities assumed were determined to be $3,561,848 respectively. The liabilities assumed do not require fair value readjustments.

The assets acquired of McCoy do not represent a business as defined in FASB AS 805-10-20. McCoy does not have an integrated set of activities and assets that that is capable of being conducted and managed for the purpose of providing a return or other economic benefit to their investors, members or participants. Accordingly, the assets acquired are initially recognized at the consideration paid, which was the liabilities assumed, including direct acquisition costs, of which there were none. The cost is allocated to the group of assets acquired based on their relative fair value. The assets acquired and liabilities assumed of McCoy were as follows at the purchase date:

Assets
Cash	$2,935,800
Underground Mining Equipment	531,249
Surface Mining Equipment	36,218
Coal Preparation and Loading Facilities	58,681
Liabilities
Asset Retirement Obligation	$3,561,848

On April 14, 2016, the Company acquired 100% of the membership interests of ICG Knott County, LLC, subsequently renamed Knott County Coal LLC. The fair values of the asset retirement obligation liabilities assumed were determined to be $4,499,434 respectively. The liabilities assumed do not require fair value readjustments.

The assets acquired of ICG Knott County do not represent a business as defined in FASB AS 805-10-20. IGC Knott County does not have an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return or other economic benefit to their investors, members or participants. Accordingly, the assets acquired and liabilities assumed are initially recognized at the consideration paid, including direct acquisition costs. The cost is allocated to the group of assets acquired and liabilities assumed based on their relative fair value. The assets and liabilities assumed of ICG Knott County were as follows on the purchase date:

Assets
Cash	$2,380,000
Underground Mining Equipment	1,533,937
Surface Mining Equipment	206,578
Land	178,683
Coal Preparation and Loading Facilities	200,236
Liabilities
Asset Retirement Obligation	$4,499,434

As a result of the KCC and McCoy acquisitions during 2016, $8,061,282 of ARO was assumed for net cash of $5,315,700 and property, equipment and land of $2,745,582.

Going Concern: The Company has suffered recurring losses from operations and currently a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. We plan to generate profits by expanding current coal operations as well as developing new coal operations. However, we will need to raise the funds required to do so through sale of our securities or through loans from third parties. We do not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, we may need to cease operations. We may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Estimates: Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results could vary from those estimates.

Convertible Preferred Securities: We account for hybrid contracts that feature conversion options in accordance with generally accepted accounting principles in the United States. ASC 815, Derivatives and Hedging Activities (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

We also follow ASC 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives, and are carried as a liability at fair value at each balance sheet date with remeasurements reported in interest expense in the accompanying Consolidated Statements of Operations.

Related Party Policies: In accordance with FASB ASC 850 related parties are defined as either an executive, director or nominee, greater than 10% beneficial owner, or an immediate family member of any of the proceeding. Transactions with related parties are reviewed and approved by the directors of the Company, as per internal policies.

Advance Royalties: Coal leases that require minimum annual or advance payments and are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced.

Cash is maintained in bank deposit accounts which, at times, may exceed federally insured limits. To date, there have been no losses in such accounts.

As of December 31, 2017 and 2016 total cash, including restricted cash, amounted to $385,665 and $925,627, respectively. Restricted cash as of December 31, 2017 and 2016 amounted to $198,943 and $141,102, respectively.

Restrictions to cash include funds held for the benefit other parties in the amount of $82,828 and $24,987 as of December 31, 2017 and 2016, respectively. The use of these funds are in conjunction with the management of the property owned by this party and the duration of the restrictions matches the duration of the management agreement. (See Note 7)

As part of the Kentucky New Markets Development Program (See Note 3) an asset management fee reserve was set up in the amount of $116,115. The funds are held to pay annual asset management fees to an unrelated party through 2021. (See Note 6)

Concentration: As of December 31, 2017 and 2016 63% and 78% of revenue and 99% and 97% of outstanding accounts receivable came from three and two customers, respectively.

Coal Property and Equipment are recorded at cost. Coal properties are depreciated using the units-of-production method over the estimated recoverable reserves. For equipment, depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to seven years. Amortization of the equipment under capital lease is included with depreciation expense.

Property and equipment and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future net undiscounted cash flows expected to be generated by the related assets. If these assets are determined to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the assets.

Costs related to maintenance and repairs which do not prolong the asset’s useful life are expensed as incurred.

Mine Development: Costs of developing new coal mines, including asset retirement obligation assets, or significantly expanding the capacity of existing mines, are capitalized and amortized using the units-of-production method over estimated recoverable reserves. Costs not incurred for development of existing reserves are expensed as incurred.

Asset Retirement Obligations (ARO) – Reclamation: At the time they are incurred, legal obligations associated with the retirement of long-lived assets are reflected at their estimated fair value, with a corresponding charge to mine development. Obligations are typically incurred when we commence development of underground and surface mines, and include reclamation of support facilities, refuse areas and slurry ponds or through acquisitions.

Obligations are reflected at the present value of their future cash flows. We reflect accretion of the obligations for the period from the date they incurred through the date they are extinguished. The asset retirement obligation assets are amortized using the units-of-production method over estimated recoverable (proved and probable) reserves. We are using a discount rate of 10%. Federal and State laws require that mines be reclaimed in accordance with specific standards and approved reclamation plans, as outlined in mining permits. Activities include reclamation of pit and support acreage at surface mines, sealing portals at underground mines, and reclamation of refuse areas and slurry ponds.

We assess our ARO at least annually and reflect revisions for permit changes, change in our estimated reclamation costs and changes in the estimated timing of such costs. During 2017 and 2016, $0 and $71,245 were incurred for loss on settlement on ARO.

The table below reflects the changes to our ARO:

	2017	2016
Beginning Balance	$18,126,873	$8,586,464
Accretion	1,791,051	1,664,774
Reclamation work	(32,867)	(185,647)
McCoy Acquisition	-	3,561,848
KCC Acquisition	-	4,499,434
Ending balance	$19,885,057	$18,126,873
Current portion of reclamation liability	$2,033,862	$519,489
Long-term portion of reclamation liability	$17,851,195	$17,607,384

Income Taxes include U.S. federal and state income taxes currently payable and deferred income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of enactment. Deferred income tax expense represents the change during the year in the deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company filed an initial tax return in 2015. Management believes that the Company’s income tax filing positions will be sustained on audit and does not anticipate any adjustments that will result in a material change. Therefore, no reserve for uncertain income tax positions has been recorded. The Company’s policy for recording interest and penalties, if any, associated with income tax examinations will be to record such items as a component of income taxes.

Revenue Recognition: The Company recognizes revenue in accordance with ASC 605 when the terms of the contract have been satisfied; generally, this occurs when delivery has been rendered, the fee is fixed or determinable, and collectability is reasonably assured. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods or providing services.

Our revenue is comprised of sales of mined coal and services for processing coal. All of the activity is undertaken in eastern Kentucky.

We recognize revenue from coal sales at the time risk of loss passes to the customer at contracted amounts and amounts are deemed collectible. Revenue from coal processing and loading are recognized when services have been performed according to the contract in place.

Leases: Leases are reviewed by management based on the provisions of ASC 840 and examined to see if they are required to be categorized as an operating lease, a capital lease or a financing transaction.

The Company leases certain equipment and other assets under noncancelable operating leases, typically with initial terms of 3 to 7 years. Minimum rent on operating leases is expensed on a straight-line basis over the term of the lease. In addition to minimum rental payments, certain leases require additional payments based on sales volume, as well as reimbursement of real estate taxes, which are expensed when incurred. Capital leases are recorded at the present value of the future minimum lease payments at the inception of the lease.

Loan Issuance Costs and Discounts are amortized using the effective interest method. Amortization expense amounted to $477,056 and $9,406 as of December 31, 2017 and 2016, respectively. Amortization expense for the next five years is expected to be $11,520, annually.

Allowance For Doubtful Accounts: The Company recognizes an allowance for losses on trade and other accounts receivable in an amount equal to the estimated probable losses net of recoveries. The allowance is based on an analysis of historical bad debt experience, current receivables aging and expected future write-offs, as well as an assessment of specific identifiable amounts considered at risk or uncollectible.

Allowance for trade receivables as of December 31, 2017 and 2016 amounted to $0 and $0, respectively. Allowance for other accounts receivables as of December 31, 2017 and 2016 amounted to $92,573 and $640,000, respectively.

Trade and loan receivables are carried at amortized cost, net of allowance for losses. Amortized cost approximated book value as of December 31, 2017 and 2016.

Inventory: Inventory consisting of mined coal is stated at the lower of cost (first in, first out method) or net realizable value.

Stock-based Compensation: Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally 0 to 5 years) using the straight-line method. Stock compensation to employees is accounted for under ASC 718 and stock compensation to non-employees is accounted for under ASC 505.

Earnings Per Share: The Company’s basic earnings per share (EPS) amounts have been computed based on the average number of shares of common stock outstanding for the period and include the effect of any participating securities as appropriate. Diluted EPS includes the effect of the Company’s outstanding stock options, restricted stock awards, restricted stock units and performance-based stock awards if the inclusion of these items is dilutive.

For the years ended December 31, 2017 and 2016, the Company had 5,364,230 and 0 outstanding stock warrants, respectively. For the years ended December 31, 2017 and 2016, the Company did not have any restrictive stock awards, restricted stock units, or performance-based awards.

Reclassifications: Reclassifications have been made to conform with current year presentation.

New Accounting Pronouncements: Management has determined that the impact of the following recent FASB pronouncements will not have a material impact on the financial statements.

·	Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, effective for years beginning after December 15, 2017
·
ASU 2015-11, Simplifying the Measurement of Inventory, effective for years beginning after December 15, 2016. Adoption of ASU 2015-11 did not have a material effect on the consolidated financial statements.

·
ASU 2015-17, Balance Sheet Classification of Deferred Taxes, effective for years beginning after December 15, 2016. Adoption of ASU 2015-17 did not have a material effect on the consolidated financial statements or related disclosures.

·	ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, effective for years beginning after December 15, 2017
·
ASU 2016-02, Leases, effective for years beginning after December 15, 2019. We expect to adopt ASU 2016-02 beginning January 1, 2019 and are in the process of assessing the impact that this new guidance is expected to have on our consolidated financial statements and related disclosures.

·	ASU 2016-18, Statement of Cash Flows: Restricted Cash, effective beginning after December 15, 2017
·	ASU 2017-01, Business Combinations, effective beginning after December 15, 2017
·	AUS 2017-09, Compensation – Stock Compensation, effective beginning after December 31, 2017
·	ASU 2017-11, Earnings Per Share, effective beginning after December 15, 2018
·
ASU 2018-05, Income Taxes, effective beginning after December 15, 2017. We expect to adopt ASU 2018-05 beginning January 1, 2018 and are in the process of assessing the impact that this new guidance is expected to have on our consolidated financial statements and related disclosures.

Management has elected to early adopt ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business effective at inception. See above in Note 1.

ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in Topic 605 and requires entities to recognize revenues when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. We adopted Topic 606 as of January 1, 2018 using the modified retrospective method of adoption. Implementation of Topic 606 caused no change in previously recognized revenue.

NOTE 2 – PROPERTY AND EQUIPMENT

At December 31, 2017 and 2016, property and equipment were comprised of the following:

	2017	2016
Processing and rail facility	$2,914,422	$2,914,422
Underground equipment	8,887,045	7,500,512
Surface equipment	3,957,603	3,751,054
Land	178,683	178,683
Less: Accumulated depreciation	(4,820,569)	(2,262,855)

Total Property and Equipment, Net	$11,117,184	$12,081,816

Depreciation expense amounted to $2,557,714 and $2,262,855 for the years of December 31, 2017 and 2016, respectively.

The estimated useful lives are as follows:

Processing and Rail Facilities	20 years
Surface Equipment	7 years
Underground Equipment	5 years

NOTE 3 – NOTES PAYABLE

During the year ended December 31, 2017 and 2016, principal payments on long term debt totaled $392,002 and $303,706, respectively. During the year ended December 31, 2017 and 2016, new debt issuances totaled $5,909,650 and $5,824,816, respectively, primarily from $4,490,000 of working capital loans and $1,419,650 of equipment loans in 2017 and $4,688,152 from the Kentucky New Markets Development program and $967,425 in equipment loans in 2016. (See Note 5). During the year ended December 31, 2017 and 2016, net proceeds from our factoring agreement totaled $32,985 and $1,616,067, respectively.

During the year ended December 31, 2017 and 2016, discounts on debt issued amounted to $490,000 and $-, respectively related to the ARC business loan discussed below and the note payable discussed in note 9. During 2017 and 2016, $455,000 and $- was amortized into expense with $35,000 and $- remaining as unamortized discount.

Long-term debt consisted of the following at December 31, 2017 and 2016:

	2017	2016

Equipment Loans - QEI

Note payable to an unrelated company in monthly installments of $2,064, with interest at 8.75%, through maturity in March 2019, when the note is due in full. The note is secured by equipment and a personal guarantee by an officer of the Company.	$30,962	$50,235

Note payable to an unrelated company in monthly installments of $1,468, With interest at 6.95%, through maturity in March 2021, when the note is due in full. The note is secured by equipment and a personal guarantee by an officer of the Company	57,290	64,175

On September 8, 2017, Quest entered into an equipment purchase agreement with an unaffiliated entity, to purchase certain underground mining equipment for $600,000. The agreement provided for $80,000 paid upon execution, $30,000 monthly payments until the balance is paid in full.	460,000	0

On October 19, 2017, Quest entered into an equipment financing agreement with an unaffiliated entity, to purchase certain surface equipment for $90,400. The agreement calls for monthly payments until maturity of October 19, 2019 and interest of 9.95%.	88,297	0

On October 20, 2017, Quest entered into an equipment financing agreement with an unaffiliated entity, to purchase certain surface equipment for $50,250. The agreement calls for monthly payments until maturity of October 20, 2019 and interest of 10.60%.	51,320	0

On December 4, 2017, Quest entered into an equipment financing agreement with an unaffiliated entity, to purchase certain surface equipment for $56,900. The agreement calls for monthly payments until maturity of January 7, 2021.	56,900	0

Business Loan - ARC

On October 4, 2017, ARC entered into a consolidated loan agreement with an unaffiliated entity. $5,444,632 has been advanced under the note. $1,300,000 of the note was advanced after December 31, 2017. The agreement calls for interest of 7% and with all outstanding amounts due on demand. The note is secured by all assets of Quest and subsidiaries. In conjunction with the loan, a warrants for up to 5,017,006 common shares were issued at an exercise price ranging from $.01 to $11.44 per share and with an expiration date of October 2, 2020. The loan consolidation was treated as a loan modification for accounting purposes giving rise to a discount of $140,000. The discount was amortized over the life of the loan with $105,000 included as interest expense and $35,000 included as a note discount as of December 31, 2017.
	4,444,632	175,000

Equipment Loans – ERC

Equipment lease payable to an unrelated company in 48 equal payments of $771 with an interest rate of 5.25% with a balloon payment at maturity of June 30, 2019. The note is secured by equipment and a corporate guarantee from Quest Energy Inc. The equipment is being utilized as part of the management agreement referred to in Note 7. Therefore, the title of the assets are not held with ERC and there is a corresponding receivable due for the payment of this note.	27,288	35,644

Equipment lease payable to an unrelated company in 48 equal payments of $3,304 with an interest rate of 5.25% with a balloon payment at maturity of June 30, 2019. The note is secured by equipment and a corporate guarantee from Quest Energy Inc. The equipment is being utilized as part of the management agreement referred to in Note 7. Therefore, the title of the assets are not held with ERC and there is a corresponding receivable due for the payment of this note.	128,254	161,738

Equipment lease payable to an unrelated company in 48 equal payments of $2,031 with an interest rate of 5.25% with a balloon payment at maturity of August 13, 2019. The note is secured by equipment and a corporate guarantee from Quest Energy Inc. The equipment is being utilized as part of the management agreement referred to in Note 7. Therefore, the title of the assets are not held with ERC and there is a corresponding receivable due for the payment of this note.	36,890	60,541

Equipment Loans - McCoy

Equipment note payable to an unrelated company, with monthly payments of $150,000 in September 2016, October 2016, November 2016 and a final payment of $315,000 due in December 2016. No extensions have been entered into subsequent to December 31, 2017 resulting in the note being in default.	540,000	540,000

On May 2, 2017, Quest entered into an equipment purchase agreement with an unaffiliated entity, Inc. to purchase certain underground mining equipment for $250,000. Full payment was due September 12, 2017.	135,000	0

On June 12, 2017, Quest entered into an equipment purchase agreement with an unaffiliated entity, Inc. to purchase certain underground mining equipment for $22,500. Full payment was due September 12, 2017.	22,500	0

On September 25, 2017, Quest entered into an equipment purchase agreement with an unaffiliated entity, Inc. to purchase certain underground mining equipment for $350,000. The agreement provided for $20,000 monthly payments until the balance is paid in full.	330,000	0

Business Loans - McCoy

Business loan agreement with Crestmark Bank in the amount of $200,000, with monthly payments of 23,000, with an interest rate of 12%, through maturity in January 1, 2018. The note is secured by a corporate guaranty by the Company and a personal guaranty.	66,667	0

Seller Note - Deane

Deane Mining - promissory note payable to an unrelated company, with monthly interest payments of $10,000, at an interest rate of 6%, beginning June 30, 2016. The note is due December 31, 2017. No payments have been made on the note and no extensions have been entered into subsequent to December 31, 2017, resulting in the note being in default.	2,000,000	2,000,000

Accounts Receivable Factoring Agreement

McCoy, Deane and Knott County secured accounts receivable note payable to a bank. The agreement calls for interest of .30% for each 10 days of outstanding balances. The advance is secured by the accounts receivable, corporate guaranty by the Company and personal guarantees by two officers of the Company. The agreement ends in October 2018	1,582,989	1,616,167

Kentucky New Markets Development Program

Quest Processing - loan payable to Community Venture Investment XV, LLC, with interest only payments due quarterly until March 2023, at which time quarterly principal and interest payments are due. The note bears interest at 3.698554% and is due March 7, 2046. The loan is secured by all equipment and accounts of Quest Processing. See Note	4,117,139	4,117,139

Quest Processing - loan payable to Community Venture Investment XV, LLC, with interest only payments due quarterly until March 2023, at which time quarterly principal and interest payments are due. The note bears interest at 3.698554% and is due March 7, 2046. The loan is secured by all equipment and accounts of Quest Processing. See Note	1,026,047	1,026,047

Less: Debt Discounts and Loan Issuance Costs	(475,333)	(451,389)

Affiliate Notes

Notes payable to affiliate, due on demand with no interest and is uncollateralized. Equipment purchasing was paid by an affiliate resulting in the note payable.	$74,000	$74,000

During July 2017, an officer of the Company advanced $50,000 to Quest. The advance is unsecured, non interest bearing and due on demand.	$50,000	$0

	14,850,842	9,469,947
Less: Current maturities	9,769,154	4,505,006

Total Long-term Debt	$5,081,688	$4,964,941

Total interest expense was $558,772 in 2017 and $283,564 in 2016.

Future minimum principal payments, interest payments and payments on capital leases are as follows:

Payable In	Loan Principal	Lease Principal	Total Loan and Lease Principal	Lease Interest

2018	9,704,444	64,710	9,769,154	8,560
2019	312,707	125,798	438,505	3,722
2020	37,283	-	37,283	-
2021	10,491	-	10,491	-
2022	-	-	-	-
Thereafter	4,595,409		4,595,409

NOTE 4 – RELATED PARTY TRANSACTIONS

On June 12, 2015, the Company executed a consulting agreement with an entity with common ownership. During 2017 and 2016, the Company incurred fees totaling $0 and $12,340,615, respectively, relating to services rendered under this agreement. The amount outstanding and payable as of December 31, 2017 and 2016, was $17,840,615 and $17,840,615, respectively. The amount is due on demand and does not accrue interest.

On January 1, 2016, the Company awarded stock options for 857,464 shares that were cashlessly exercised into 290,513 shares of Series A preferred stock or consulting efforts to an entity with common ownership. No stock options were awarded to related parties during 2017.

During 2015, equipment purchasing was paid by an affiliate resulting in a note payable. The balance of the note was $74,000 as of December 31, 2017 and 2016, respectively.

On April 30, 2017, the Company purchased $250,000 of secured debt that had been owed to that party, by an operating subsidiary of a related party. As a result of the transaction, the Company is now the creditor on the notes. The first note in the amount of $150,000 is dated March 13, 2013, carries an interest rate of 12% and was due on September 13, 2015. The second note in the amount of $100,000 is dated July 17, 2013, carries an interest rate of 12% and was due January 17, 2016. Both notes are in default and have been fully impaired due to collectability uncertainty. (see Note 9)

During July 2017, an officer of the Company advanced $50,000 to Quest. The advance is unsecured, non interest bearing and due on demand. (see Note 3)

On June 12, 2015, the Company executed a consulting agreement with an entity with common ownership. During 2017 and 2016, the Company incurred fees totaling $0 and $12,340,615, respectively, relating to services rendered under this agreement. The amount outstanding and payable as of December 31, 2017 and 2016, was $17,840,615 and $17,840,615, respectively. The amount is due on demand and does not accrue interest.

NOTE 5 – VARIABLE INTEREST ENTITY

On October 24, 2016, the Company sold certain mineral and land interests to a subsidiary of an entity, LRR, owned by members of the Company’s management. LRR leases various parcels of land to QEI and engages in other activities creating miscellaneous income. The consideration for the transaction was a note in the amount of $178,683. The note bears no interest and is due in 2026. The balance as of December 31, 2016 was $130,145. As of January 28, 2017, the note was paid in full. This transaction was eliminated upon consolidation as a variable interest entity.

NOTE 6 – KENTUCKY NEW MARKETS DEVELOPMENT PROGRAM

On March 18, 2016, Quest Processing entered into two loans under the Kentucky New Markets Development Program for a total of $5,143,186. Quest Processing paid $460,795 of debt issuance costs resulting in net proceeds of $4,682,391. See note 3. The Company retains the right to call $5,143,186 of the loans in March 2023. State of Kentucky income tax credits were generated for the lender which the Company has guaranteed over their statutory life of seven years in the event the credits are recaptured or reduced. At the time of the transaction, the income tax credits were valued at $2,005,843. The Company has not established a liability in connection with the guarantee because it believes the likelihood of recapture or reduction is remote.

On March 18, 2016, ERC Mining LLC, an entity consolidated as a VIE, lent $4,117,139 to an unaffiliated entity, as part of the Kentucky New Markets Development Program loans. The note bears interest at 4% and is due March 7, 2046. The balance as of December 31, 2017 and 2016 was $4,117,139 and $4,117,139, respectively. Payments of interest only are due quarterly until March 18, 2023 at which time quarterly principal and interest are due. The note is collateralized by the equity interests of the borrower.

NOTE 7 – MANAGEMENT AGREEMENT

On April 13, 2015, ERC entered into a mining and management agreement with an unrelated entity, to operate a coal mining and processing facility in Jasonville, Indiana. The agreement called for a monthly base fee of $20,000 in addition to certain per ton fees based on performance to be paid to ERC. During 2017 and 2016 no fee had been paid and due to the uncertainty of collection, no fee has been recorded. Fees earned totaled $240,000 and $240,000 for 2017 and 2016, respectively, which have been fully reserved. The agreement called for equipment payments to be made by the entity. As of December 31, 2017 and 2016 amounts owed from the entity to ERC for equipment payments amounted to $192,432 and $258,096, respectively.

During 2017, ERC had advances of $77,800 and repayments of $625,227 of amounts previously advanced. During 2016, ERC had advances of $1,975,000 which is unsecured, non-interest bearing and due upon demand and repayments of previously advanced amounts of $1,175,000. Of the amounts received in 2017, $387,427 was the collection of a previously impaired amount.

As part of the agreement, ERC retained the administrative rights to the underlying mining permit and reclamation liability. The entity has the right within the agreement to take the mining permits and reclamation liability at any time. In addition, all operational activity that takes place on the facility is the responsibility of the entity. ERC acts as a fiduciary and as such has recorded cash held for the entity’s benefit as both an asset and an offsetting liability amounting to $82,828 and $24,987 respectively as of December 31, 2017 and 2016.

NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary temporary differences that give rise to the deferred tax assets and liabilities are as follows: accrued expenses.

Deferred tax assets consisted of $4,152,800 at December 31, 2017, which was fully reserved. Deferred tax assets consist of net operating loss carryforwards in the amount of $4,152,800 at December 31, 2017, which was fully reserved. The net operating loss carryforwards for years 2015, 2016 and 2017 begin to expire in 2035. The application of net operating loss carryforwards are subject to certain limitations as provided for in the tax code. The Tax Cuts and Jobs Act was signed into law on December 22, 2017 and reduced the corporate income tax rate from 34% to 21%. The Company’s deferred tax assets, liabilities, and valuation allowance have been adjusted to reflect the impact of the new tax law.

The Company’s effective income tax rate is lower than what would be expected if the U.S. federal statutory rate (34%) were applied to income before income taxes primarily due to certain expenses being deductible for tax purposes but not for financial reporting purposes. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. All years are open to examination as of December 31, 2017.

NOTE 9 – EQUITY TRANSACTIONS

A new 2016 Stock Incentive Plan (2016 Plan) was approved by the Board during January 2016. The Company may grant up to 6,363,225 shares of Series A Preferred stock under the 2016 Plan. The 2016 Plan is administered by the Board of Directors, which has substantial discretion to determine persons, amounts, time, price, exercise terms, and restrictions of the grants, if any. The options issued under the 2016 Plan vest upon issuance.

During 2016, the Company issued options amounting to 6,363,225 shares (which includes shares disclosed above) under an adopted stock option plan that were cashlessly exercised into 2,267,362 shares of Series A preferred stock resulting in an expense of $88,675.

On May 10, 2017, the Company issued warrants amounting to 8,334 common shares to a board member. The options expire May 9, 2020 and have an exercise price of $3.60. An expense in the amount of $40,000 was recognized for this issuance.

The Company had a note payable in the amount of $50,000 which was assumed as part of the share exchange agreement and accounted for as an expense in the recapitalization transaction. On February 22, 2017, the Company modified the note to add a conversion option with a price of $1.50. The conversion option was beneficial, therefore, the Company recognized $50,000 as a discount to the assumed note payable. The note was immediately converted, resulting in the issuance of 33,334 shares and the full amortization of the discount.

On March 7, 2017, ARC closed a private placement whereby it issued an aggregate of 500,000 shares of ARC’s Series B Preferred Stock at a purchase price of $1.00 per Series B Preferred share and warrants to purchase an aggregate of 208,334 shares of the ARC’s common stock (subject to certain adjustments), for proceeds to ARC of $500,000 (the “March 2017 Private Placement”). After deducting for fees and expenses, the aggregate net proceeds from the sale of the preferred series B shares and the warrants in the March 2017 Private Placement were approximately $500,000. The ‘A’ warrants totaling 138,889 shares expire March 6, 2020 and hold an exercise price of $7.60 per share. The ‘A-1’ warrants totaling 69,445 shares expire March 6, 2020 and hold an exercise price of $.003 per share.

On April 2, 2017, American Resources Corporation closed a private placement whereby it issued an aggregate of 100,000 shares of the ARC’s Series B Preferred Stock at a purchase price of $1.00 per Series B Preferred share, and warrants to purchase an aggregate of 27,778 shares of the ARC’s common stock (subject to certain adjustments), for proceeds to ARC of $100,000 (the “April 2017 Private Placement”). After deducting for fees and expenses, the aggregate net proceeds from the sale of the series B preferred shares and the warrants in the April 2017 Private Placement were approximately $100,000. The ‘A’ warrants totaling 27,778 shares expire April 2, 2019 and hold an exercise price of $7.20 per share.

On April 30, 2017, American Resources Corporation closed on a private placement agreement whereby it issued an aggregate of 250,000 shares of the ARC’s Series B Preferred Stock and A warrants amounting to 69,445 to an unrelated party for the purchase of $250,000 of secured debt that had been owed to that party, by an operating subsidiary of a related party. As a result of the transaction, the Company is now the creditor on the notes. The first note in the amount of $150,000 is dated March 13, 2013, carries an interest rate of 12% and was due on September 13, 2015. The second note in the amount of $100,000 is dated July 17, 2013, carries an interest rate of 12% and was due January 17, 2016. Both notes are in default and were impaired. The A warrants totaling 69,445 shares expire April 29, 2019 and hold an exercise price of $7.20 per share.

The Series B Preferred Stock converts into common stock of the Company at the holder’s discretion at a conversion price of $3.60 per common share (one share of Series B Preferred converts to common at a ratio of 0.27778). Furthermore, the Series B Preferred share purchase agreement provides for certain adjustments to the conversion value of the Series B Preferred to common shares of the Company that are based on the EBITDA (earnings before interest, taxes, depreciation, and amortization) for the Company for the 12 months ended March 31, 2018. Those adjustments provide for a decrease in the conversion value based on the proportional miss of the Company’s EBITDA, up to a maximum of 30.0% decrease in the conversion value of the Series B Preferred to common shares.

The Series B Preferred share purchase agreement provides for an option for the investor to put the Series B Preferred investment to the Company at a premium to the Series B Preferred purchase price should the Company achieve certain hurdles, such as a secondary offering and an up-listing to a national stock exchange. Such put option expires after 20 days from notification of the Company to the Series B Preferred investor of the fulfillment of such qualifications.

Total preferred dividend requirement for 2017 and 2016 amounted to $53,157 and $0, respectively.

Total stock-based compensation expense incurred for awards to employees during 2017 and 2016 was $0 and $88,675, respectively. Fair value was determined using the total enterprise value approach.

On July 5, 2017, the Company issued 13,333 common shares and warrants to purchase 33,333 shares to an unrelated consulting company. The warrants had an exercise price of $3.60 with a three-year term. The total compensation expense related to this warrant was $10,000 which was determined using the closing stock price at the date of the grant and the Black-Sholes Option Pricing Model.

In conjunction with the ARC business loan, warrants of 5,996,609 common shares were issued and 979,603 were subsequently canceled at an exercise price ranging from $.01 to $11.44 per share and with an expiration date of October 2, 2020.

2017
Expected Dividend Yield	0%
Expected volatility	13.73%
Risk-free rate	1.62%
Expected life of warrants	2-3 years

	Number of Warrants	Weighted Average Price	Weighted Average Contractual Life in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2015	-	-	-	-
Exercisable - December 31, 2015	-	-	-	-
Granted	-	-	-	-
Forfeited or Expired	-	-	-	-
Outstanding - December 31, 2016	-	-	-	-
Exercisable - December 31, 2016	-	-	-	-
Granted	6,343,833	$2.317	2.706	$174,253
Forfeited or Expired	979,603	$0.560	1.997	$36,184
Exercised	-	-	-	-
Outstanding - December 31, 2017	5,364,230	$2.638	2.835	$138,069
Exercisable - December 31, 2017	5,364,230	$2.638	2.835	$138,069

NOTE 10 – CONTINGENCIES

In the course of normal operations, the Company is involved in various claims and litigation that management intends to defend. The range of loss, if any, from potential claims cannot be reasonably estimated. However, management believes the ultimate resolution of matters will not have a material adverse impact on the Company’s business or financial position.

The company leases various office space some from an entity which we consolidate as a variable interest entity. (see note 5). The future annual rent is $6,000 through 2021. Rent expense for 2017 and 2016 amounted to $26,000 each year, respectively.

NOTE 11 – SUBSEQUENT EVENTS

On January 25, 2018, Quest entered into an equipment financing agreement with an unaffiliated entity, to purchase certain surface equipment for $346,660. The agreement calls for monthly payments until maturity of December 25, 2020.

During 2018, the company drew an additional $1,300,000 on the ARC business loan. (see note 3)

On March 29, 2018, Quest entered into an equipment financing agreement with an affiliated entity, to purchase certain surface mining equipment for $135,000. Payments of $75,000 and $60,000 are due on April 6, 2018 and April 13, 2018, respectively.

PART II:
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses paid or payable by the registrant in connection with the issuance and distribution of securities in this offering. All amounts are estimates.

Various filing fees	$9,000
Accounting fees and expenses	$6,000
Legal fees and expenses	$6,000
Miscellaneous expenses	$9,000
Total	$30,000

Item 14. Indemnification of Directors and Officers.

The Florida Business Corporation Act permits, but does not require, corporations to indemnify a director, officer or control person of the corporation for any liability asserted against her and liability and expenses incurred by her in her capacity as a director, officer, employee or agent, or arising out of her status as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, unless the articles of incorporation provide otherwise, whether or not the corporation has provided for indemnification in its articles of incorporation. Our articles of incorporation have no separate provision for indemnification of directors, officers, or control persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

COMMON STOCK

During the periods ending December 31, 2015, December 31, 2016 and December 31, 2017, the Company engaged in the sale of its unregistered securities as described below. The shares of our common stock were issued pursuant to an exemption from registration in Section 4(a)(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(a)(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(a)(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had necessary investment intent as required by Section 4(a)(2) since they agreed to receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” All shareholders are “sophisticated investors” and are family members, friends or business acquaintances of our officers and directors. Based on an analysis of the above factors, we believe we have met the requirements to qualify for exemption under section 4(a)(2) of the Securities Act of 1933 for this transaction.

On February 22, 2017, Tarpon Bay Partners LLC converted its $50,000 promissory note and accrued interest held in the Company into 33,334 common shares, representing the full value of the promissory note held by Tarpon Bay Partners LLC.

During the twelve months ended December 31, 2017 the Company issued shares to a non-related party for services, recorded at the fair market value of the share price, in the amount of 13,333 common shares. Additional shares of our common stock were issued at fair market value of the share price as set forth in the table below.

Date	Name	Shares	Fair Market Value	Dollar Amount

7/5/2017	Oscaleta Partners LLC	13,333	$.75/share	$10,000

During the twelve months ended December 31, 2016 the Company issued shares to a non-related party for services, recorded at the fair market value of the share price, in the amount of 3,805 common shares. Additional shares of our common stock were issued at fair market value of the share price as set forth in the table below. These items were transacted before the merger with the predecessor company (NGFC).

Date	Name	Shares	Fair Market Value	Dollar Amount

8/15/2016	Stockvest	3,334	$ 12.00/share	$40,000
9/30/2016	Clifford Hunt	221	$12.00/share	$2,650
9/30/2016	Lynx Management	250	$12.00/share	$3,000

SERIES A PREFERRED STOCK

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time our Series A Preferred stock, par value $0.0001 per share, covering up to an aggregate of 5,000,000 shares of Series A Preferred stock. The Series A Preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. As of April 20, 2018, 4,817,792 shares of Series A Preferred stock are outstanding.

Pursuant to the Series A Preferred Stock Designation, the holders of the Series A Preferred stock are entitled to thirty-three and one-third votes, on an “as-converted” basis, per each Series A Preferred share held of record on all matters to be voted upon by the stockholders. The holders of the Series A Preferred stock are not entitled to receive dividends.

The holders of the Series A Preferred stock are entitled to convert into common shares, at the holder’s discretion, at a rate of one Series A Preferred share for three and one-third common shares. Any fractional common shares created by the conversion is rounded to the nearest whole common share.

Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of the Series A Preferred stock shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to $1.65 per share.

SERIES B PREFERRED STOCK

Our certificate of incorporation authorizes our Board of Directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time our Series B Preferred stock, par value $0.001 per share, covering up to an aggregate of 20,000,000 shares of Series B Preferred stock. The Series B Preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the Board of Directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders. As of April 20, 2018, 921,221 shares of Series B Preferred stock are outstanding, which includes 850,000 shares of Series B Preferred stock issued to investors and 71,221 shares of Series B Preferred stock issued as part of the 8.0% annual dividend that is accrued and paid in-kind, as described below.

The holders of Series B Preferred shares are entitled to no voting rights until the holder converts any or all of their Series B Preferred shares to common shares. The holders of the Series B Preferred shall accrue and pay-in-kind with additional Series B Preferred stock a dividend based on an 8.0% annual percentage rate, compounded quarterly in arrears, for any Series B Preferred stock that is outstanding at the end of such prior quarter.

The holders of the Series B Preferred stock are entitled to convert into common shares, at the holder’s discretion, at a conversion price of Three Dollars Sixty Cents ($3.60) per share of common stock, subject to certain price adjustments found in the Series B Preferred stock purchase agreements.

Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Series B Preferred shares shall have a liquidation preference to the common shares and Series A Preferred shares outstanding in the amount equal to the amount initially invested by the Series B Preferred holder in the Series B Preferred stock at the time of such investment minus the pro rata amount that has been converted into common stock or redeemed.

“BLANK CHECK” PREFERRED STOCK

Our certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time up to an aggregate of 70,000,000 shares of preferred stock that is considered “blank check”. The blank check preferred stock shall be designed by the Board of Directors at the time of classification

OPTIONS AND WARRANTS

Pursuant to our Series B Preferred stock offering, investors in the Series B Preferred stock received warrants to purchase additional common shares at exercise prices stated within such warrant. The warrants have an expiration date of two or three years post the date of the investment in the Series B Preferred stock by the investor.

Should all Series B Preferred stock warrant holders fully exercise their right to purchase shares, for cash, the Company will receive $1,702,090 proceeds from such exercises and will increase the common shares outstanding by 305,557 shares.

On June 27, 2017 we entered into a settlement agreement with Oscaleta Partners LLC, a company we engaged on February 20, 2017 to perform consulting services to the Company, and as part of that settlement, we issued to Oscaleta Partners LLC the amount of 13,333 restricted shares, of the Company’s common stock, and a three-year warrant to purchase up to 33,333 common shares of stock of the Company at an exercise price of $3.60 per share. Should Oscaleta Partners LLC exercise all of its shares under the warrant, the company will receive $119,999 cash proceeds.

As compensation to Bill Bishop for his service on the Board of Directors of the Company, we issued Mr. Bishop a three-year warrant to purchase up to 8,334 common shares of our company at an exercise price of $3.60 per share, subject to certain price adjustments and other provisions found within the warrant issued to Mr. Bishop. Should Mr. Bishop exercise the option through a cash payment to the Company, the Company will receive up to $30,002 from Mr. Bishop and he will receive up to 8,334 restricted common shares of the Company. There are no registration rights associated with this warrant that require the Company to register the shares.

On October 4, 2017, we entered into a financing transaction with Golden Properties Ltd., a British Columbia company based in Vancouver, Canada (“Golden Properties”) that involved a series of loans made by Golden Properties to the Company. As part of that financing, we issued to Golden Properties the following warrants:

●
Warrant B-4, for the purchase of 3,417,006 shares of common stock at $0.01 per share, as adjusted from time to time, expiring on October 4, 2020, and providing the Company with up to $34,170 in cash proceeds should all the warrants be exercised;

●
Warrant C-1, for the purchase of 400,000 shares of common stock at $3.55 per share, as adjusted from time to time, expiring on October 4, 2019, and providing the Company with up to $1,420,000 in cash proceeds should all the warrants be exercised;

●
Warrant C-2, for the purchase of 400,000 shares of common stock at $7.09 per share, as adjusted from time to time, expiring on October 4, 2019, and providing the Company with up to $2,836,000 in cash proceeds should all the warrants be exercised;

●
Warrant C-3, for the purchase of 400,000 shares of common stock at $8.58 per share, as adjusted from time to time, expiring October 2, 2020, and providing the Company with up to $3,432,000 in cash proceeds should all the warrants be exercised; and

●
Warrant C-4, for the purchase of 400,000 shares of common stock at $11.44 per share, as adjusted from time to time, expiring October 2, 2020, and providing the Company with up to $4,576,000 in cash proceeds should all the warrants be exercised.

None of the warrants resulting from the agreement with Golden Properties have been exercised as of the date of this annual report.

During the period the options are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the options upon the exercise of the options. No fractional shares will be issued upon the exercise of the options. The options are not listed on any securities exchange. Except as otherwise provided within the option, the option holders have no rights or privileges as members of the Company until they exercise their options.

EXHIBITS

Item 16. Exhibits and Financial Statement Schedules.

(A) Exhibits:

Exhibit Number	Description	Location Reference

3.1	Articles of Incorporation of Natural Gas Fueling and Conversion Inc.	filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013
3.2	Amended and Restated Articles of Incorporation of NGFC Equities Inc.	filed as Exhibit 3.1 to the Company’s 8k filed on February 25, 2015.
3.3	Articles of Amendment to Articles of Incorporation of NGFC Equities, Inc.	filed as Exhibit 10.2 to the Company’s Form 8-K on February 21, 2017.
3.4	Articles of Amendment to Articles of Incorporation of American Resources Corporation dated March 24, 2017.	filed as Exhibit 3.4 to the Company’s Form 10-Q, filed with the SEC on May 15, 2018.
3.5	Bylaws of Natural Gas Fueling and Conversion Inc.	filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013.
3.6	By-Laws, of NGFC Equities Inc., as amended and restated.	filed as Exhibit 3.2 to the Company’s 8k filed on February 25, 2015.
5.1	Opinion of Law Office of Clifford J. Hunt, P.A. as to legality	Filed Herewith
14.1	Code of Business Conduct and Ethics.	filed as Exhibit 14.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on November 27, 2013.
23.1	Consent of MaloneBailey LLP	File Herewith
23.2	Consent of Law office of Clifford J. Hunt, P.A. included in Exhibit 5.1	File Herewith
95.1	Mine Safety Disclosure pursuant to Regulation S-K, Item 104 filed herewith.	filed as Exhibit 95.1 to the Company’s Form 10-Q, filed with the SEC on May 15, 2018.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fishers, State of Indiana on July 3, 2018.

American Resources Corporation

By:	/s/ Mark C. Jensen
Name: Mark C. Jensen
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark C. Jensen, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark C. Jensen	Chairman of the Board of Directors,	July 3, 2018
Mark C. Jensen	Chief Executive Officer

/s/ Thomas M. Sauve	Director, President	July 3, 2018
Thomas M. Sauve

/s/ Kirk P. Taylor	Chief Financial Officer	July 3, 2018
Kirk P. Taylor	(Principal Accounting Officer)